As filed with the Securities and Exchange Commission on January 25, 2006

Registration No. 333-130302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

United Community Bancorp

and

United Community Bank 401(k) Profit Sharing Plan and Trust

(Exact name of registrant as specified in its charter)

United States	6035	To Be Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

92 Walnut Street

Lawrenceburg, Indiana 47025

(812) 537-4822

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

William F. Ritzmann

President and Chief Executive Officer

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

(812) 537-4822

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esquire Victor L. Cangelosi, Esquire Edward G. Olifer, Esquire Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, NW Washington, DC 20016 (202) 362-0840	Thomas M. Maxwell, Esquire Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 236-1313

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $.01 par value	3,808,800 Shares(1)	$10.00	$38,088,000	(3)
Participation Interests	(4)	—	$2,409,930	(5)

(1)	Includes shares of common stock to be issued to United Community Bank Charitable Foundation, a private foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The registration fee of $4,076 was previously paid upon the initial filing of the Form S-1 on December 14, 2005.

(4)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(5)	The securities of United Community Bancorp to be purchased by the United Community Bank 401(k) Profit Sharing Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

FORM OF

Prospectus Supplement

INTERESTS IN

UNITED COMMUNITY BANK

401(K) PROFIT SHARING PLAN

AND

OFFERING OF 249,696 SHARES OF

UNITED COMMUNITY BANCORP

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the United Community Bank 401(k) Profit Sharing Plan of participation interests and shares of common stock of United Community Bancorp, Inc.

401(k) Plan participants may direct the trustee, as appointed by the Plan, to use their current account balances to subscribe for and purchase shares of United Community Bancorp common stock to be held in the United Community Bancorp Stock Fund. Based upon the value of the 401(k) Plan assets as of December 31, 2005, 401(k) Plan participants may purchase up to 249,696 shares of United Community Bancorp common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to invest all or a portion of their 401(k) Plan accounts in United Community Bancorp, Inc. common stock.

The prospectus dated __________________, 2006 of United Community Bancorp, which accompanies this prospectus supplement, includes detailed information regarding the reorganization of United Community Bank into the mutual holding company form of ownership and the offering of United Community Bancorp common stock, and the financial condition, results of operations and business of United Community Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement, together with the prospectus, and keep both for future reference.

Please refer to “Risk Factors” beginning on page __ of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by United Community Bancorp of interests or shares of common stock under the 401(k) Plan to employees of United Community Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. United Community Bancorp, United Community Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of United Community Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is ______________, 2006.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, participants may acquire up to 249,696 shares of United Community Bancorp common stock for the new United Community Bancorp Stock Fund. The participation interests offered under this prospectus supplement are conditioned on the completion of the reorganization and stock offering of United Community Bank. Your investment in the United Community Bancorp Stock Fund in connection with the reorganization of United Community Bank is also governed by the purchase priorities contained in the plan of reorganization. See the “Reorganization and Stock Offering - Subscription Rights” and “Limitations on Purchases of Shares” sections of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of reorganization.

This prospectus supplement contains information regarding the Plan. The attached prospectus contains information regarding the reorganization of United Community Bank and the financial condition, results of operations and business of United Community Bank. The address of the principal executive office of United Community Bank is 92 Walnut Street, Lawrenceburg, Indiana 47025. The telephone number of United Community Bank is (812) 537-4822.

Election to Purchase United Community Bancorp Common Stock in the Reorganization

In connection with the reorganization of United Community Bank, the 401(k) Plan will permit you to direct the transfer of all or part of the funds which represent your current beneficial interest in the assets of the 401(k) Plan to the United Community Bancorp Stock Fund. The trustee of the Stock Fund will subscribe for United Community Bancorp common stock offered for sale in connection with the reorganization. However, please note that, in order to maintain a cash buffer within the United Community Bancorp Stock Fund, approximately five percent (5%) of your investment direction will be held in cash. Approximately ninety-five percent (95%) of the total amount that you transfer will be used to purchase common stock in the offering, rounded down to the nearest $10.00 increment, with any remainder also held in cash within the Stock Fund. Prior to the completion of the reorganization and stock offering, the funds you elect to transfer to the Stock Fund will be transferred to the Plan’s Delaware Cash Reserve Fund. If there is not enough common stock in the reorganization to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, all or a portion of the funds you elected to transfer will not be used to purchase common stock, and will instead remain in the Delaware Cash Reserve Fund. After the close of the offering, you may reinvest in the funds held in the Delaware Cash Reserve Fund among the Plan’s other investment funds, including the Stock Fund. Please note that open market purchases may be made at prices higher or lower than the initial public offering price of $10.00 per share.

Plan participants may direct a transfer of funds to the United Community Bancorp Stock Fund. However, as mentioned above, your transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the stock offering will be filled based on your purchase priority in the offering. United Community Bank has granted subscription rights to the following persons in the following order of priority: (1) depositors with $50.00 or more on deposit at United Community Bank as of August 31, 2004; (2) the United Community Bank Employee Stock Ownership Plan; (3) depositors with $50.00 or more on deposit at United Community Bank as of December 31, 2005; and (4) depositors of United

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Community Bank as of January 31, 2006. No individual or group of individuals may purchase more than $150,000 of United Community Bancorp common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights in the offering and you may use funds in your 401(k) Plan account to purchase shares of United Community Bancorp common stock in the offering.

In addition to using funds allocated to your 401(k) Plan accounts, you may also purchase United Community Bancorp common stock in the offering using other funds. You have received or will soon receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.

Value of Participation Interests

As of December 31, 2005, the market value of the assets of the 401(k) Plan equaled approximately $2,496,963. United Community Bank has informed each participant of the value of his or her beneficial interest in the Plan as of December 31, 2005. The value of 401(k) Plan assets represents past contributions to the Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

The last two pages of this prospectus supplement contain a form for you to direct a transfer to the United Community Bancorp Stock Fund (the “Investment Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the Plan to the United Community Bancorp Stock Fund, you should complete the Investment Form. If you do not wish to invest in the Stock Fund through the 401(k) Plan, you do not need to take any action. The minimum investment in the United Community Bancorp Stock Fund during the initial public offering is $250.

Time for Directing Transfer

The deadline for submitting the Investment Form with your directions to transfer amounts from your other investment funds to the United Community Bancorp Stock Fund in connection with the reorganization is Monday, March 6, 2006. You must submit the Investment Form to Ms. Barbara McCormack at United Community Bank by 4:00 p.m. on [March 6, 2006].

Irrevocability of Transfer Direction

Once you submit your Investment Form to transfer amounts credited to your account in the 401(k) Plan to the United Community Bancorp Stock Fund, you cannot change your investment direction prior to the completion of the reorganization and stock offering. You may be able to change your investments in other investment funds under the 401(k) Plan, subject, however, to the terms of the Plan and any “blackout” notices to the contrary that you receive from the Plan Administrator. Following the closing of the stock offering and your initial purchase of units in the United Community Bancorp Stock Fund, and subject to the terms and requirements of the 401(k) Plan, including any “blackout” notices, you may direct the investment of additional funds into the Stock Fund, which will continue to be an investment option under the 401(k) Plan.

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Purchase Price of United Community Bancorp Common Stock

The trustee will use the funds transferred to the United Community Bancorp Stock Fund to purchase shares of United Community Bancorp common stock in the reorganization. As discussed above, the United Community Bancorp Stock Fund will be comprised of stock units and a cash buffer. The trustee will pay the same price for shares of United Community Bancorp common stock in the offering, $10.00 per share, as all other persons who purchase shares of United Community Bancorp common stock in the offering.

Nature of a Participant’s Interest in United Community Bancorp Common Stock

The 401(k) Plan trustee will hold United Community Bancorp common stock in the name of the 401(k) Plan. Units of the United Community Bancorp Stock Fund acquired at your investment direction will be credited to your account under the 401(k) Plan.

Voting and Tender Rights of United Community Bancorp Common Stock

The 401(k) Plan trustee (based on instructions received) generally will exercise voting and tender rights attributable to all United Community Bancorp common stock held by the United Community Bancorp Stock Fund as directed by participants with interests in the Stock Fund. With respect to each matter as to which holders of United Community Bancorp common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Stock Fund. The number of shares of United Community Bancorp common stock held in the United Community Bancorp Stock Fund that are voted for and against each matter will be proportionate to the number of voting instruction rights exercised by participants. If there is a tender offer for United Community Bancorp common stock, the Plan provides that each participant will be allotted a number of tender instruction rights reflecting the participant’s proportionate interest in the United Community Bancorp Stock Fund. The percentage of shares of United Community Bancorp common stock held in the Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of United Community Bancorp common stock held in the United Community Bancorp Stock Fund will not be tendered. The 401(k) Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE PLAN

Introduction

Effective January 1, 2006, United Community Bank amended and restated the United Community Bank 401(k) Profit Sharing Plan, originally effective as of April 1, 1997, in its entirety. United Community Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” United Community Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. United Community Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan governed by ERISA, federal law provides you with various rights and protections as a plan participant. Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

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Reference to Full Text of the Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan. United Community Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document by contacting Barbara McCormack at United Community Bank. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the plan.

Eligibility and Participation

Eligible employees of United Community Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the eligibility requirements. Generally, employees who are at least 18 years of age may participate in the 401(k) Plan upon their completion of one month of service.

As of December 31, 2005, 64 of the 76 employees of United Community Bank elected to participate in the 401(k) Plan.

Contributions Under the 401(k) Plan

Plan Participant Contributions. Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits each participant to contribute up to 100% of their annual compensation to the 401(k) Plan (See “Limitations on Contributions” below.). Participants may change their rate of contribution with respect to pre-tax deferrals upon providing thirty (30) days’ notice to the Bank.

United Community Bank Contributions. The 401(k) Plan provides that United Community Bank may make matching contributions. United Community Bank currently matches 50% of each participant’s salary deferrals, up to a maximum of 10% of annual compensation. United Community Bank may also make discretionary contributions on behalf of 401(k) Plan participants. Employer contributions (matching and discretionary) are allocated to each participant who has completed 500 hours of service during the Plan Year (i.e., the calendar year) or who terminated employment during the Plan Year due to disability, retirement or death.

Limitations on Contributions

Limitations on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,000 for 2006. Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,000 for 2006. (The Internal Revenue Service will periodically increase these annual limitations.) Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made. Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

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Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of United Community Bank (including the 401(k) Plan and the proposed United Community Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation or $44,000 for 2006.

Limitations on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If contributions exceed these limitations, the 401(k) Plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. These dollar amounts may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the 401(k) Plan is a “Top-Heavy Plan” for any calendar year, United Community Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. A Key Employee generally includes any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of United Community Bank whose annual compensation exceeds $140,000;

(2)	a 5% owner, meaning an employee who owns more than 5% of the outstanding stock of United Community Bancorp, or who owns stock that possesses more than 5% of the total combined voting power of all stock of United Community Bancorp; or

(3)	a 1% owner, meaning an employee who owns more than 1% of the outstanding stock of United Community Bancorp or who owns stock that possesses more than 1% of the combined voting power of the total stock of United Community Bancorp and whose annual compensation exceeds $150,000.

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401(k) Plan Investments

Investment of Contributions. Prior to January 1, 2006, contributions under the 401(k) Plan were invested in the funds described below. The annual percentage return on these funds (net of fees) for the prior three years was as follows:

Fund Name	2005*	2004	2003
AllianceBernstein VPS Growth and Income	4.9%	11.43%	32.41%
American Funds Insurance Series Growth	16.1%	12.46%	36.70%
American Funds Insurance Growth-Income	5.8%	10.34%	32.33%
BlackRock Mid-Cap Value Equity	10.0%	23.29%	34.55%
Conservative Balanced	4.8%	8.48%	12.44%
Delaware VIP REIT Series	7.1%	31.29%	33.92%
Delaware VIP Small Cap Value Series	9.4%	21.42%	41.85%
Fidelity VIP Contrafund	16.8%	15.32%	28.30%
Fidelity VIP Equity-Income	5.6%	11.20%	29.94%
Government/Corporate Bond	3.2%	6.85%	9.18%
Short Term	3.3%	1.41%	1.21%
American Century VP Inflation Protection	1.8%	5.96%	N/A
Delaware VIP Capital Reserves	1.8%	N/A	N/A
Delaware VIP Diversified Income	(0.4)%	8.28%	N/A
High Yield Bond	4.8%	13.59%	29.41%
Templeton Global Income Securities	(2.9)%	N/A	N/A
Aggressive Balanced	7.7%	11.84%	25.39%
Balanced	7.0%	9.76%	21.63%
BlackRock Large Cap Value Equity	5.9%	13.34%	35.45%
Conservative Balanced	4.8%	8.48%	12.44%
Core Equity	5.8%	12.10%	30.15%
Delaware Value	5.7%	11.08%	27.63%
Value Equity	6.1%	12.17%	27.20%
AllianceBernstein VPS Large Cap Growth	15.1%	8.59%	23.60%
AllianceBernstein VPS Small/Mid Cap Value	6.9%	19.25%	40.84%
American Funds International	21.4%	19.26%	34.75%
American Funds New Perspective	11.2%	10.69%	23.95%
BlackRock Legacy	6.5%	9.70%	28.89%
Fidelity VIP Growth Portfolio	5.5%	3.11%	32.44%
Fidelity VIP Overseas	18.7%	13.28%	42.91%
International Equity	13.3%	22.05%	43.30%
Janus Aspen Series Large Cap Growth	4.0%	4.19%	31.40%
Large Capitalization Equity	15.2%	3.12%	24.38%
MFS VIT Capital Opportunities	1.7%	12.43%	27.31%
MFS VIT Utilities Series	16.8%	30.11%	35.79%
Neuberger Berman AMT Regency	12.0%	22.33%	35.79%
Scudder VIT Equity 500 Index	4.7%	10.56%	28.07%
Social Awareness Account	12.0%	31.77%	12.67%
Templeton Growth Securities	8.8%	15.98%	32.04%

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Fund Name (cont’d.)	2005*	2004	2003
AllianceBernstein VPS Global Technology	3.9%	5.44%	43.95%
American Funds Global Small Capitalization	25.3%	20.82%	53.37%
BlackRock Aurora	2.9%	14.94%	49.70%
BlackRock Global Resources	56.8%	47.58%	60.06%
Black Rock Small/Mid-Cap Growth	10.3%	2.34%	53.09%
Delaware VIP Emerging Markets	27.4%	33.37%	70.33%
Fidelity VIP Mid Cap	18.2%	N/A	N/A
Franklin Small-Mid Cap Growth	4.8%	11.44%	37.13%
Janus Aspen Series Mid-Cap Growth	12.0%	20.42%	34.66%
Medium Capitalization Equity	10.4%	15.57%	33.28%
MFS VIT Emerging Growth Series	9.2%	12.92%	30.14%
Neuberger Berman Mid-Cap Growth	13.7%	16.29%	28.03%
Scudder VIT Small Cap Index	4.3%	17.73%	46.35%
Small Capitalization Equity	6.1%	13.89%	35.90%

*	Annualized return as of December 30, 2005.

AllianceBernstein VPS Growth and Income. This fund invests primarily in domestic equity securities. Among the principal risks of investing in the portfolio are market risk, interest rate risk, and credit risk. The portfolio(s investments in foreign securities have foreign risk and currency risks.

American Funds Insurance Series Growth. The fund invests primarily in domestic equity securities with approximately 12.5% of funds allocated to international equity securities. The growth-oriented, equity type securities generally purchased by the fund may involve large price swings and potential for loss.

American Funds Insurance Growth-Income. The fund generally invests primarily in growth-oriented, equity-type securities. The prices of equity securities held by the fund may decline in response to certain events or adverse conditions affecting the general economy, overall market declines, world political, social and economic instability, and currency fluctuations.

BlackRock Mid-Cap Value Equity. The fund seeks to invest in mid-capitalization stocks worth more than indicated by current market price. The fund manager initially screens for “value” stocks from the universe of companies with market capitalization between $1 billion and $10 billion.

Conservative Balanced. The Conservative Balanced Account is riskier than a pure bond account, but less risky than a conservative stock account. As a a market-valued account, both the principal value and the performance return may go up or down based on the market prices of the stocks in the account. The account does not offer a guarantee of principal or interest.

Delaware VIP REIT Series. The fund invests primarily in real estate investment trust companies. REIT companies tend to be smaller than average and investments in smaller companies are frequently riskier. However, REITs often have income and value characteristics that help to control volatility. The manager controls risk by investigating both the management of the REIT firms and the underlying real estate.

Delaware VIP Small Cap Value Series. The series invests in smaller companies, which are riskier than larger, more stable companies. The manager controls risk, however, by seeking to select

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companies that represent good value relative to their earnings and by limiting sector bets relative to the benchmark index. The illiquidity of the small cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost.

Fidelity VIP Contrafund. The Fidelity VIP Contrafund Portfolio invests in small- and medium-sized companies, which may rely on limited product lines and markets, financial resources or other factors that may make them more susceptible to setbacks or downturns. Although holdings in small companies involve greater risk than those in larger companies, stocks of small companies also may have increased potential for higher returns.

Fidelity VIP Equity-Income. The VIP Equity-Income fund is a conservative stock investment option. It is not as risky as aggressive stock investment options because it holds stocks of large, well-established companies that are bought at low prices but have strong earnings power. The fund is market-valued, which means both the principal value and the performance will go up or down based on the market prices of its holdings. The VIP Equity-Income fund does not offer a guarantee of principal or interest.

Government/Corporate Bond. The fund invests primarily in investment grade fixed-income securities, although a small allocation in below investment grade may be held. Long-term total return is sought with a combination of current income and capital appreciation.

Short Term. The short term account is a conservative account because holdings are high quality, the maturities are short and the risk level is low. For the same reasons, the account will usually produce lower returns than either bonds or stocks. The account does not offer a guarantee of principal or interest.

American Century VP Inflation Protection. This fund seeks a long-term return using a strategy that seeks to protect against U.S. inflation.

Delaware VIP Capital Reserves. This fund seeks a high, stable level of current income while attempting to minimize fluctuations in principal and provide maximum liquidity. The series invests primarily in short- and intermediate-term securities, including securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, instruments secured by U.S. government securities and debt securities issued by U.S. corporations.

Delaware VIP Diversified Income. This fund seeks maximum long-term total return, consistent with reasonable risk, and invests primarily in domestic fixed income investments.

High Yield Bond Fund. The High Yield Bond Account seeks to buy lower quality bonds, which hold a higher chance that the issuer will be unable to repay the promised interest or principal. It is expected that the higher interest income on the bonds will exceed any default losses. The risk of this account increases during periods of economic recession.

Templeton Global Income Securities. The Templeton Global Income Securities fund seeks high current income, consistent with preservation of capital, and with capital appreciation as a secondary consideration. Under normal market conditions, the fund invests mainly in the debt securities of governments and their political subdivisions and agencies, supranational organizations, and companies located anywhere in the world, including emerging markets.

Aggressive Balanced. The Aggressive Balanced Account is riskier than a pure bond account, but less risky than a conservative stock account. The portfolio manager controls risk by periodically adjusting the fund’s asset mix based on economic conditions.

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Balanced. The Balanced Account is also riskier than a pure bond account, but less risky than a conservative stock account. The portfolio manager controls risk by periodically adjusting the asset mix based on economic conditions.

BlackRock Large Cap Value Equity. This fund normally invests at least 80% of its net assets in equity securities issued by U.S. large capitalization value companies (defined as those with market capitalizations equal to those within the universe of Russell 1000 Value Index Stocks).

Conservative Balanced. The Conservative Balanced Account is riskier than a pure bond account, but less risky than a conservative stock account. The portfolio manager controls risk by periodically adjusting the asset mix based on economic conditions.

Core Equity. The Core Equity Account is a conservative stock investment option. It is not as risky as an aggressive stock investment option because it holds stocks of large, well-established companies.

Delaware Value. The underlying fund invests primarily in investments of large capitalization companies that may have long-term capital appreciation potential.

Value Equity. The Value Equity Account is a conservative equity account. Holdings in this account are not as volatile as holdings in aggressive equity accounts because the account purchases stocks of large, well known companies that are bought at low prices but have strong earnings power.

AllianceBernstein VPS Large Cap Growth. This fund seeks long-term growth of capital by investing predominately in the equity securities of a limited number of large, carefully selected, high quality U.S. companies that are judged likely to achieve superior earnings growth.

AllianceBernstein VPS Small/Mid Cap Value. This fund invests primarily in a diversified portfolio of equity securities of small-to mid-capitalization U.S. companies. The Fund(s investment policies emphasize investment in companies that are determined by Alliance to be undervalued, using Bernstein(s fundamental value approach to identify companies whose long-term earnings power is not reflected in the current market price of their securities.

American Funds International. Approximately 85.7% of the fund (as of June 30, 2005) is invested in international equity securities. The values of equity securities held by the fund may decline in response to certain events, including those directly involving the companies whose securities are owned in the fund, adverse conditions affecting the general economy, overall market declines, world political, social and economic instability and currency fluctuations.

American Funds New Perspective. This fund invests in international equity (64%), domestic equity (30.4%) and cash/other (6.6%) investments (percentages are as of June 30, 2005). This is a market-valued account, which means that both the principal value and the performance will go up or down based on the market prices of its holdings. The fund does not offer a guarantee of principal or interest.

BlackRock Legacy. This fund seeks investment in fundamentally sound companies with strong management, superior earnings growth prospects and attractive relative valuations.

Fidelity VIP Growth Portfolio. The VIP Growth fund(s aggressive, large-cap style may make it suitable for growth-oriented variable product contract holders seeking high total returns over the long-term. Growth investments will be more volatile than value type investments within the large company stock group.

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Fidelity VIP Overseas. The fund invests 97.9% of its assets in international equity securities (as of June 30, 2005). Foreign markets, particularly emerging markets, can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market or economic developments, and can perform differently from the U.S. market.

International Equity. The International Equity Account is an aggressive equity account. Holdings in non-U.S. stocks involve the same types of risk as holdings in domestic aggressive equity stocks. Additional risk factors are also associated with investing on a world-wide basis, including differences in regulation of financial data and reporting, and currency exchange differences, as well as economic and political systems which may differ from the United States.

Janus Aspen Series Large Cap Growth. This fund seeks long-term growth of capital in a manner consistent with the preservation of capital, by investing primarily in common stocks of issuers of any size. This portfolio generally invests in larger, more established issuers.

Large Capitalization Equity. The Large Cap Equity Account is an aggressive equity account. Like a conservative equity account, it holds stocks of well established companies. However, it is considered aggressive because its holdings also include growing companies that may or may not grow as expected.

MFS VIT Capital Opportunities Series. This fund invests primarily in domestic equity securities (93% as of June 30, 2005), including over-the-counter listed companies. The fund(s market risk is that the price of a security held by the series will fade due to changing economic, political or market conditions or disappointing earnings results. OTC-listed companies also have limited product lines, markets or financial resources, and trade less frequently and in small volume than exchange-listed stocks. Therefore, the values of these stocks may be more volatile, and the series may experience difficulty in purchasing or selling these securities at a fair price.

MFS VIT Utilities Series. The fund invests primarily in equity and fixed income investments involving utilities. Overall, the portfolio would be considered a moderately conservative equity choice.

Neuberger Berman AMT Regency. This fund invests in mid-cap companies and, at times, in below investment grade and unrated securities. Mid-cap stocks involve greater risk than large cap stocks, because the stocks of mid-cap companies may experience more sudden fluctuations than large cap stocks.

Scudder VIT Equity 500 Index. The Scudder VIT Equity 500 Index is a conservative equity account similar in makeup and performance to the general stock market. It is less volatile than an aggressive equity account because this account primarily holds stocks in large, well-established companies.

Social Awareness. The Social Awareness Account is a stock investment account similar in both makeup and performance to the general stock market.

Templeton Growth Securities. The fund invests in international equity (60%), domestic equity (28.7%) and cash/other investments (11.3%) (all percentages are as of June 30, 2005). Stock values may fluctuate in response to the activities of an individual company or general market and economic conditions.

AllianceBernstein VPS Global Technology. This fund invests in a global portfolio of securities of U.S. and non-U.S. companies selected for their growth potential. Alliance adjusts the fund’s exposure to particular national economics based on its perception of the most favorable markets and issuers.

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American Funds Global Small Capitalization. The fund invests in growth-oriented, equity-type securities. The prices of equity securities held by the fund may decline in response to certain events or adverse conditions affecting the general economy, overall market declines, world political, social and economic instability, and currency fluctuations.

BlackRock Aurora. This fund invests primarily in small- and mid-capitalization stocks the manager believes are trading below their true worth. The fund looks for companies that appear likely to come back in favor with investors, for reasons that may range from good prospective earnings and strong management teams to the introduction of new products and services.

BlackRock Global Resources. This fund invests primarily in U.S. and international companies engaged in the exploration, production, refinement and distribution of energy and natural resources.

BlackRock Small/Mid-Cap Growth. This fund invests primarily in small- and mid-capitalization companies that are less mature and appear to have the potential for rapid growth. The fund looks for companies that have good current or prospective earnings and strong management teams.

Delaware VIP Emerging Markets. This fund seeks to achieve long-term capital appreciation, and invests at least 65% of total assets (as of June 30, 2005) in equity securities in at least three different countries that are considered to be emerging or developing.

Fidelity VIP MidCap. This fund seeks long-term growth of capital by investing primarily in common stocks. The portfolio invests at least 80% of assets in securities of companies with medium market capitalizations.

Franklin Small-Mid Cap Growth Securities. This fund seeks long term capital growth by investing at least 80% of its net assets in the equity securities of small cap and mid cap companies.

Janus Aspen Series Mid Cap Growth. The portfolio is designed for long-term investors who can accept the risks of investing in a portfolio with significant common stock holdings, which tend to be more volatile than other investment choices.

Medium Capitalization Equity. The Medium Cap Equity Account is an aggressive equity account. Holdings in medium-sized companies involve greater risk those those in larger, established companies. Therefore, money directed to this account is subject to more fluctuation in market value than holdings in conservative stock funds.

MFS VIT Emerging Growth Series. This series invests primarily in small- to medium-sized emerging growth companies. These companies may have just begun their life cycles, but have the potential to become major enterprises. These types of investments involve greater risk than is customarily associated with investments in more established companies. Within the medium- to small-cap stock category, this series would be considered to have above-average risk.

Neuberger Berman AMT Mid-Cap Growth. This fund invests in mid cap stocks, which involve greater risk than large cap stocks, because stocks of small companies may experience more sudden fluctuations than those of larger companies. Contributions to this account experience more fluctuation in market value than those placed in conservative stock investment options.

Scudder VIT Small Cap Index. This fund invests primarily in small cap domestic equity securities. Holdings in small companies involve greater risk than those in large and midsize companies; however, stocks of small companies may also have increased potential for higher returns.

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Small Capitalization Equity. The Small Cap Equity Account is an aggressive equity account. The fund manager controls risk by performing extensive fundamental analysis on purchase candidates. Diversification is also a key factor in controlling risk, as the account typically holds over 70 securities.

Effective January 1, 2006, the 401(k) Plan changed certain investment choices available under the Plan. United Community Bank, as Plan Administrator, has selected the 401(k) Plan and currently offers the investment choices described below. The annual percentage return on these funds (net of fees) for the prior three years was:

	2005	2004	2003
American Funds EuroPacific	28.13%	19.23%	32.37%
American Funds Growth Fund	18.87%	11.60%	32.32%
American Funds Investment Company of America	11.97%	9.34%	25.70%
American Funds New Perspective	19.31%	13.81%	36.21%
American Funds SmallCap World	25.75%	17.25%	49.92%
Delaware Foundation Aggressive Allocation	15.60%	11.54%	27.83%
Delaware Foundation Conservative Allocation	8.46%	6.73%	16.54%
Delaware High-Yield Opportunities	7.42%	13.76%	28.17%
Delaware Foundation Moderate Allocation	11.89%	9.15%	22.96%
Delaware Select Growth	25.71%	7.61%	37.60%
Delaware U.S. Growth	21.01%	2.84%	22.97%
Federated Kaufmann	21.75%	14.29%	45.08%
Franklin Total Return	1.91%	4.91%	7.74%
Gartmore Stable Value	3.30%	3.90%	4.49%
MFS Utilities	36.78%	29.13%	35.68%
Pioneer Small Cap Value	22.08%	21.55%	36.42%
Victory Diversified Stock	12.58%	9.86%	35.07%
Victory Fund for Income	0.93%	2.66%	0.83%
Victory Special Value	31.16%	17.24%	28.96
Delaware Cash Reserve	2.4%	.9%	.7%

American Funds EuroPacific. This investment fund seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of issuers domiciled in Europe and the Pacific Basin. It may also hold cash or money market instruments.

American Funds Growth Fund. This investment fund seeks capital growth. The fund invests primarily in common stocks. Management selects securities that it believes are reasonably priced and represent solid long-term investment opportunities.

American Funds Investment Company of America. The American Funds Investment Company of America fund seeks long-term growth of capital and income. The fund invests primarily in common stocks. When choosing securities, management gives the possibility of appreciation and potential dividends more weight than current yield.

American Funds New Perspective. The American Funds New Perspective fund seeks long-term growth of capital; income is a secondary consideration. The fund primarily invests in common stocks of foreign and U.S. companies.

American Funds SmallCap World. This investment fund seeks long-term growth of capital. Normally, the fund invests at least 80% of its assets in equity securities of companies located around the

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world with small market capitalizations. It may also invest in convertible securities, government obligations, preferred stocks, repurchase agreements, and corporate debt securities.

Delaware Aggressive Allocation. The Delaware Aggressive Allocation portfolio seeks long-term capital growth. The fund primarily invests in various Delaware Investments mutual funds based on four asset classes. The fund may also invest in individual securities that relate to each class; the fund is non-diversified.

Delaware Conservative Allocation. This investment fund seeks current income and capital appreciation. The fund primarily invests in various Delaware Investments mutual funds based on four asset classes. It normally invests in fixed-income funds, U.S. equity funds, international equity funds and money market funds. This fund is non-diversified.

Delaware High-Yield Opportunities. This investment fund seeks total return with current income. The fund normally invests at least 80% of its net assets in fixed income securities. The fund will also invest in unrated bonds judged to be of comparable quality. The fund may invest in U.S. and foreign government securities and corporate bonds of foreign issuers.

Delaware Moderate Allocation. The Delaware Moderate Allocation fund seeks capital appreciation; current income is secondary. The fund primarily invests in various Delaware Investments mutual funds based on four asset classes. It normally invests assets in U.S. equity funds, fixed income funds, international equity funds and money market funds. This fund is non-diversified.

Delaware Select Growth. The Delaware Select Growth fund seeks long-term capital appreciation. The fund ordinarily invests in equities of companies with market capitalizations of at least $300 million. It may invest up to 10% of its assets in foreign securities.

Delaware U.S. Growth. The Delaware U.S. Growth fund seeks long-term capital appreciation. The fund invests in equities issued by companies of all sizes that have low dividend yields, strong balance sheets, high growth rates relative to their industry, potential for accelerated growth rates, and the ability to finance internal growth. It may invest up to 35% of assets in debt, and up to 10% of assets in debt below invest-grade.

Federated Kaufman. This fund seeks long-term capital appreciation. It investments primarily in common stocks of small and medium-size companies. It may invest up to 25% of assets in foreign securities. The fund advisor evaluates a company’s growth prospects, the economic outlook for its industry, new-product development, management, security value and financial characteristics. The fund currently offers Class A, B, C and K shares, all of which differ in fee structure and availability.

Franklin Total Return. The Franklin Total Return fund seeks to provide high current income, consistent with preservation of capital. Its secondary goal is capital appreciation over the long term. The fund normally invests 85% of assets in investment grade debt securities and financial futures contracts, or options on such contracts, or U.S. Treasury securities.

Gartmore Stable Value. This fund is designed to provide preservation of capital and consistent returns regardless of stock and bond market volatility. The fund consists of a diversified portfolio of high quality stable value investment contracts issued by life insurance companies, banks and other financial institutions.

MFS Utilities. The MFS Utilities fund seeks capital growth and current income. The fund normally invests at least 80% of its assets in equity and debt securities of domestic and foreign companies

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in the utilities industry. It may invest in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts. The fund may also invest in junk bonds, mortgage-backed and asset-backed securities, collateralized mortgage obligations, securities issued by foreign markets and emerging markets and may also engage in active and frequent trading. It is a non-diversified fund.

Pioneer Small Cap Value. This investment fund seeks capital growth by investing in a diversified portfolio of securities consisting primarily of common stocks. The fund may also invest in convertible debt, warrants, real estate investment trusts, and preferred stocks. The fund offers multiple share classes, which differ in fee structure and availability.

Victory Diversified Stock. This investment fund seeks capital growth. The fund principally invests in equity securities of large established companies. The fund invests in securities expected to provide above average dividend growth or appreciation.

Victory Fund for Income. The Victory Fund for Income seeks current income. The fund normally invests 65% of its assets in GNMA securities. It may invest the remaining assets in securities issued by the U.S. government or its agencies or instrumentalities, with nominal maturities ranging from two to 30 years.

Victory Special Value. This investment fund seeks to provide long-term capital growth and dividend income. The fund normally invests at least 80% of its total assets in the equity securities of companies with market capitalizations within the range of companies comprising the Russell Mid-Cap Index. The fund advisor seeks equity securities that have low valuations relative to the market.

Delaware Cash Reserve. This is a money market fund that seeks to maximize current income while preserving principal and maintaining liquidity.

The 401(k) Plan now offers the United Community Bancorp Stock Fund as an additional choice to the investment alternatives described above. The Stock Fund invests primarily in the common stock of United Community Bancorp. Participants in the Plan may invest all or a portion of their 401(k) Plan account balances in United Community Bancorp common stock.

The United Community Bancorp Stock Fund consists of investments in the common stock of United Community Bancorp and cash. Each participant’s proportionate undivided beneficial interest in the United Community Bancorp Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the Fund. This total will be divided by the number of units outstanding to determine the unit value of the United Community Bancorp Stock Fund.

Upon payment of a cash dividend, the unit value will be determined prior to distributing the dividend. The dividend will be used, to the extent practicable, to purchase shares of United Community Bancorp common stock. Pending investment in the common stock, assets held in the Stock Fund will be placed in bank deposits and other short-term investments.

As of the date of this prospectus supplement, no shares of United Community Bancorp common stock have been issued or are outstanding and there is no established market for the United Community Bancorp common stock. Accordingly, there is no record of the historical performance of the United Community Bancorp Stock Fund. The performance of the Stock Fund will depend on a number of factors, including the financial condition and profitability of United Community Bancorp and United Community Bank and general market conditions for United Community Bancorp common stock.

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Benefits Under the Plan

Vesting. 401(k) Plan participants are 100% vested in their elective salary deferrals. Employer contributions to the 401(k) Plan vest 100% upon the completion of three years of service; participants are 0% vested prior to their completion of three years of service.

Withdrawals and Distributions From the Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the 401(k) Plan trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. Participants and beneficiaries are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator. You may obtain additional information from Barbara McCormack at United Community Bank.

Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a full lump sum payment or installment payments from the 401(k) Plan equal to the value of your account.

Distribution Upon Death. If you die before your benefits are paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $5,000, the Plan trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balance does not exceed $5,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with United Community Bank. Federal law may also impose an excise tax on withdrawals from the Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with United Community Bank or after your termination of employment.

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Plan Trustee

The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of United Community Bank has appointed MG Trust Company, LLC as directed trustee for the 401(k) Plan. The 401(k) Plan trustee receives, holds and invests the assets of the 401(k) Plan (including the Stock Fund) and provides for their distribution to participants and beneficiaries in accordance with the terms of the 401(k) Plan.

Plan Administrator

The current Plan Administrator is United Community Bank. The Plan Administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, selection of investment funds under the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.

Reports to Plan Participants

United Community Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

United Community Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, United Community Bank may terminate the 401(k) Plan at any time. If United Community Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts. United Community Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that United Community Bank may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the Plan.

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As a “qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan tax advantages, including the following:

(1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) Earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

United Community Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If United Community Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and United Community Bank would be denied certain tax deductions with respect to the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by United Community Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by United Community Bank, if the distribution includes those amounts.

United Community Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes United Community Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to United Community Bancorp common stock; that is, the excess of the value of United Community Bancorp common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of United Community Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of United Community Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of United Community Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the United Community Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of United Community Bancorp common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor

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concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of United Community Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements. An “affiliate” of United Community Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, United Community Bank. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of United Community Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of United Community Bancorp common stock acquired under the 401(k) Plan or other sales of United Community Bancorp common stock.

Persons who are not deemed to be “affiliates” of United Community Bank at the time of resale may resell freely any shares of United Community Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of United Community Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of United Community Bancorp common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when United Community Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as United Community Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by United Community Bancorp of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or any person who beneficially owns more than ten percent of the common stock.

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The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of United Community Bancorp will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C. Muldoon Murphy & Aguggia LLP acted as special counsel for United Community Bank in connection with the reorganization and stock offering of United Community Bank.

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***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

UNITED COMMUNITY BANK

401(k) Profit Sharing Plan

INVESTMENT FORM

Name of Plan Participant:	________________________________________________________
(Please Print)

Social Security Number:	________________________

1. Instructions. In connection with the offering to the public of the common stock of United Community Bancorp (the “Common Stock”), the United Community Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) now permits participants to direct their current 401(k) Plan account balances into a new fund: the United Community Bancorp Stock Fund (the “Stock Fund”). The percentages of your accounts that you direct to be transferred into the Stock Fund will be used to purchase shares of Common Stock in the offering. Please note that approximately five percent (5%) of the total amount that you transfer into the Stock Fund will not be used to purchase shares of Common Stock in the offering, but will instead be held as cash, as discussed on Page 1 of the attached Prospectus Supplement. Approximately ninety-five percent (95%) of the total amount that you transfer will be used to purchase Common Stock in the offering, rounded down to the nearest $10.00 increment, with any remainder also held in cash within the Stock Fund.

To transfer all or part of your 401(k) Plan funds to the Stock Fund, you should complete and file this form with Barbara McCormack at United Community Bank. This form must be received no later than 4:00 p.m. on [March 6, 2006]. If you need any assistance in completing this form, please contact Ms. McCormack at (812)537-4822. If you do not complete and return this form by 4:00 p.m. on [March 6, 2006], your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions. You need not submit this form if you do not wish to purchase Common Stock in the offering with your 401(k) Plan funds. PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.

2. Purchaser Information. Your ability to purchase Common Stock in the offering and to direct your 401(k) Plan funds into the Stock Fund may be based upon your subscription rights. Please indicate only the earliest date that applies to you:

☐	Check here if you had $50.00 or more on deposit with United Community Bank as of August 31, 2004.

☐	Check here if you had $50.00 or more on deposit with United Community Bank as of December 31, 2005.

☐	Check here if you had a deposit with United Community Bank as of January 31, 2006.

3. Investment Directions. I hereby authorize the Plan Administrator to direct the trustee to transfer the following percentages (in whole percentages only) of each of my 401(k) Plan account balances into the Stock Fund:

Investment Funds	Percentage
American Funds EuroPacific	___	%
American Funds Growth Fund	___	%
American Funds Investment Company of America	___	%
American Funds New Perspective	___	%
American Funds SmallCap World	___	%
Delaware Aggressive Allocation	___	%
Delaware Conservative Allocation	___	%
Delaware High-Yield Opportunities	___	%
Delaware Moderate Allocation	___	%
Delaware Select Growth	___	%
Delaware U.S. Growth	___	%
Federated Kaufmann	___	%
Franklin Total Return	___	%

Investment Funds (cont’d.)	Percentage
Gartmore Stable Value	___	%
MFS Utilities	___	%
Pioneer Small Cap Value	___	%
Victory Diversified Stock	___	%
Victory Fund for Income	___	%
Victory Special Value	___	%
Delaware Cash Reserve	___	%

I understand that, if there is not enough Common Stock available in the stock offering to fill my subscription in whole or in part pursuant to the investment directions above, any funds not used to purchase Common Stock will remain in the Delaware Cash Reserve Fund until I provide directions to reinvest the funds in accordance with the terms of the Plan.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Plan Administrator. This Investment Form was received by United Community Bank on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY UNITED COMMUNITY BANCORP, UNITED COMMUNITY MHC OR UNITED COMMUNITY BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PROSPECTUS	[LOGO]
United Community Bancorp
(Proposed Holding Company for United Community Bank) Up to 3,172,160 Shares of Common Stock

This is the initial public offering of shares of common stock of United Community Bancorp, a company to be formed in connection with the reorganization of United Community Bank into the mutual holding company form of organization. The shares we are offering will represent approximately 43.1% of our outstanding common stock. United Community MHC, a mutual holding company to be formed in connection with the reorganization, will own approximately 55.0% of our outstanding common stock. The remaining 1.9% of our common stock will be held by United Community Bank Charitable Foundation, a charitable foundation to be formed in connection with the reorganization. We intend to have our common stock quoted on the Nasdaq National Market.

If you are or were a depositor of United Community Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the United Community Bank 401(k) Profit Sharing Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 3,172,160 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,344,640 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 3,647,984 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at 12:00 noon, Eastern time, on [Expiration Date]. We may extend this termination date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Expiration Date #2].

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date #1]. If the offering is extended beyond [Extension Date #1], subscribers will have their funds promptly returned unless they reconfirm their subscription. Funds received before completion of the offering will be held in an escrow account at United Community Bank or, at our discretion, at another insured financial institution, and will earn interest at our statement savings rate, which is currently         % per annum. In addition, if we do not sell the minimum number of shares or if we terminate the offering for any other reason, we will promptly return your funds with interest at our statement savings rate.

We expect our directors and executive officers, together with their associates, to subscribe for 487,500 shares, which equals 15.4% of the shares offered for sale at the maximum of the offering range.

On                     , 2006, the Office of Thrift Supervision conditionally approved the plan of reorganization and stock issuance. However, such approval does not constitute a recommendation or endorsement of this offering by that agency.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 19.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	2,344,640	3,172,160	3,647,984
Gross offering proceeds	$23,446,400	$31,721,600	$36,479,840
Estimated offering expenses	$1,098,000	$1,154,000	$1,275,000
Estimated net proceeds	$22,348,400	$30,567,600	$35,204,840
Estimated net proceeds per share	$9.53	$9.64	$9.65

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the stock information center at (812) 537-1189.

Keefe, Bruyette & Woods

The date of this prospectus is                     , 2006

Branch Locations

❶ Main Office:
92 Walnut Street
Lawrenceburg, IN 47025

❷ 215 West Eads Parkway
Lawrenceburg, IN 47025

❸ 19710 Stateline Road
Lawrenceburg, IN 47025

❹ 447 Bielby Road
Lawrenceburg, IN 47025

❺ 513 Green Boulevard
Unit #2
Aurora, IN 47001

DEARBORN
COUNTY
3
4
2
1
5
INDIANA

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the reorganization and stock offering more fully, you should read this entire document carefully. For assistance, please contact our stock information center at (812) 537-1189.

The Companies

United Community MHC 92 Walnut Street Lawrenceburg, Indiana 47025 (812) 537-4822	United Community MHC is a federally chartered mutual holding company that we are forming to own 55.0% of the common stock of United Community Bancorp. As a savings and loan holding company, United Community MHC will be examined by, and must comply with the rules and regulations of, the Office of Thrift Supervision. As a mutual holding company, United Community MHC will be a non-stock company whose members are the depositors of United Community Bank. Under federal regulations, so long as United Community MHC exists, it will own a majority of the voting stock of United Community Bancorp, and through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. United Community MHC will not be able to exercise such voting control over a proposal to adopt stock benefit plans for our officers, directors and employees or a proposal for United Community MHC to convert from mutual to stock form in a transaction commonly known as a “second-step conversion.” The same persons who will comprise the board of directors of United Community Bancorp and United Community Bank will also comprise the board of directors of United Community MHC. United Community MHC is not currently an operating company and has not engaged in any business to date. United Community MHC will be formed upon completion of the reorganization. We do not expect that United Community MHC will engage in any business activity other than owning a majority of the common stock of United Community Bancorp.

United Community Bancorp 92 Walnut Street Lawrenceburg, Indiana 47025 (812) 537-4822	This offering is made by United Community Bancorp. United Community Bancorp is a federally chartered mid-tier stock holding company that we are forming. As a savings and loan holding company, United Community Bancorp will be examined by, and must comply with the rules and regulations of, the Office of Thrift Supervision. United Community Bancorp is not currently an operating company and has not engaged in any business to date. After the reorganization, United Community Bancorp will own all of United Community Bank’s capital stock and will direct, plan and coordinate United Community Bank’s business activities. In the future, United Community Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

United Community Bank 92 Walnut Street Lawrenceburg, Indiana 47025 (812) 537-4822	United Community Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area. United Community Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and local municipalities and use such funds to originate primarily one- to four-family residential real estate loans. To a lesser but growing extent, we originate multi-family and nonresidential real estate loans, construction loans, commercial loans and consumer loans. At September 30, 2005, we operated out of our main office and three branch offices in Lawrenceburg, Indiana, and a temporary office in Aurora, Indiana, pending construction of a permanent facility. At September 30, 2005, we had total assets of $321.3 million, deposits of $289.1 million and total equity of $29.8 million.

Our Operating Strategy (page )	Our mission is to operate and grow a profitable community-oriented and independent financial institution serving primarily retail customers and small businesses in our market area. After the reorganization, we plan to continue our strategy of:

• offering a full range of financial services to retail customers and businesses in our market area;

• expanding our branch network into new market areas;

• increasing deposits by continuing to offer exceptional customer service and emphasizing our commercial deposit offerings;

• managing our net interest margin and net interest spread by seeking to increase lending levels and by originating higher-yielding loans;

• pursuing opportunities to increase commercial and multi-family lending in our primary market area;

• applying disciplined underwriting practices to maintain the high quality of our loan portfolio; and

• managing our investment and borrowings portfolios to manage interest rate risk.

Opening new branch offices is an integral part of our growth strategy. In August 2005, we opened a branch office in a temporary facility in Aurora, Indiana. We are in the process of building a permanent full-service facility for the Aurora branch which we anticipate will be completed in June 2006. In addition, we have acquired property and intend to build and open a full-service branch office in both St. Leon, Indiana, and Milan, Indiana. Aurora and St. Leon are located in Dearborn County, Indiana. Milan is located in adjacent Ripley County.

We expect the total cost of the land and construction for the permanent Aurora location to be approximately $1.8 million, of which approximately $1.2 million had been incurred at September 30, 2005. We expect the total cost of the land and construction for the new St. Leon location to be approximately $1.0 million, of which $250,000 had been incurred at September 30, 2005. We purchased the property in Milan for $135,000 and expect the total cost, including improvements, to be approximately $750,000. We have financed and expect to continue to finance the costs of the new offices through funds we generate from operations. Financing for these new offices is not contingent on this offering.

We consider our primary market area to be Dearborn County and the surrounding Indiana counties, as well as the Greater Cincinnati metropolitan area and Northern Kentucky.

The Reorganization

Description of the Reorganization (page )	Currently, we are a federally chartered mutual savings bank with no stockholders. Our depositors currently have the right to vote on certain matters such as the election of directors and this reorganization.

The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company structure, United Community Bank will become a federally chartered stock savings bank to be named United Community Bank and all of its stock will be owned by United Community Bancorp. In addition, 43.1% of United Community Bancorp’s stock will be owned by the public, including our employee stock ownership plan, 1.9% of United Community Bancorp’s stock will be owned by United Community Bank Charitable Foundation and 55.0% of United Community Bancorp’s stock will be owned by United Community MHC. Our depositors will become members of United Community MHC and will have similar voting rights in United Community MHC as they currently have in United Community Bank.

After the reorganization, our ownership structure will be as follows:

Our normal business operations will continue without interruption during the reorganization. The same directors who adopted the plan of reorganization and stock issuance and who continue to be directors of United Community Bank at the time of the reorganization will serve as directors of United Community MHC, United Community Bancorp and United Community Bank after the reorganization. The initial officers of United Community MHC, United Community Bancorp and United Community Bank will be persons who are currently officers of United Community Bank.

The Offering

Purchase Price	The purchase price is $10.00 per share.

Number of Shares to be Sold	We are offering for sale between 2,344,640 and 3,172,160 shares of United Community Bancorp common stock in this reorganization to persons other than United Community MHC and the charitable foundation. With regulatory approval, we may increase the number of shares to be sold to 3,647,984 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page )	We decided to offer between 2,344,640 and 3,172,160 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., an appraisal firm experienced in appraisals of financial institutions. Keller & Company will receive fees totaling $37,000 for its appraisal services, plus $1,000 for each appraisal valuation update and reimbursement of out-of-pocket expenses. Keller & Company estimates that as of November 14, 2005, our pro forma market value on a fully converted basis was between $54.4 million and $73.6 million, with a midpoint of $64.0 million. The term “fully converted” means that Keller & Company assumed that 100.0% of our common stock had been sold to the public or contributed to the charitable foundation, rather than the 45.0% that will be sold or contributed in connection with this offering.

In preparing its appraisal, Keller & Company considered the information in this prospectus, including our financial statements. Keller & Company also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market areas;

•      a comparative evaluation of the operating and financial statistics of United Community Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

• the effect of the capital raised in this offering on our net worth and earnings potential;

• the trading market for securities of comparable institutions and general conditions in the market for such securities; and

• our intention to make a contribution to the United Community Bank Charitable Foundation of 1.9% of United Community Bancorp’s common stock and $250,000 in cash.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 43.1% of the shares of our common stock should be offered for sale to the public in the offering. The following table shows the number of shares that will be sold in the offering, issued to United Community MHC and contributed to the charitable foundation, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	At Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	2,344,640	3,172,160	43.1%
Shares issued to United Community MHC	2,992,000	4,048,000	55.0
Shares contributed to the charitable foundation	103,360	139,480	1.9

Total	5,440,000	7,360,000	100.0%

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. Keller & Company considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, is defined as net earnings after taxes, plus non-recurring expenses and minus non-recurring income, adjusted for income taxes in each case. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings associations and fully converted savings association holding companies that Keller & Company considered as comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us, utilized by Keller & Company in its appraisal. The ratios are presented on a fully-converted basis. Our ratios are based on core earnings for the twelve months ended September 30, 2005 and tangible book value as of September 30, 2005.

	Fully Converted Price to Core Earnings Multiple		Fully Converted Price to Tangible Book Value Ratio
United Community Bancorp (pro forma):
Minimum	16.39	x	68.84%
Maximum	19.66		76.08
Peer group companies as of November 14, 2005:
Average	16.61x		117.35%
Median	13.66		123.52

Compared to the average pricing ratios of the peer group, at the maximum of the offering range, our stock would be priced at a premium of 18.42% to the peer group on a price-to-core earnings basis and a discount of 35.17% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings per share basis and less expensive than the peer group on a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the reorganization.

Mutual Holding Company Data	The following table presents a summary of selected pricing ratios, on a non-fully-converted basis, for publicly traded mutual holding companies and the pricing ratios for us.

	Non-Fully Converted Price to Earnings Multiple		Non-Fully Converted Price to Tangible Book Value Ratio
United Community Bancorp (pro forma):
Minimum	20.83	x	111.11%
Maximum	27.78		131.06
Publicly traded mutual holding companies as of November 14, 2005(1):
Average	35.08	x	171.54%
Median	34.84		160.78
_________________

(1)    The information for publicly traded mutual holding companies may not be meaningful to investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 45.0% that we are offering to the public. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Possible Change in Offering Range (page )	Keller & Company will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 3,647,984 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at the time the appraisal is updated is either below $2,344,640 or above $3,647,984, then, after consulting with the Office of Thrift Supervision, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of United Community Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

After-Market Performance of “First Step” Mutual Holding Company Offerings	The following table provides information regarding the after-market performance of the “first-step” mutual holding company offerings completed from January 1, 2005 through December 31, 2005.
Issuer (Market/Symbol)	State	IPO Date	Total Assets (In thousands)	1 Day % Change	1 Month % Change	% Change Through 12/31/05
Georgetown Bancorp, Inc. (OTCBB: GTWN)	MA	01/06/2005	$162,509	2.00	0.50	(14.00)
BV Financial, Inc. (OTCBB: BVFL)	MD	01/14/2005	130,922	(6.50)	(1.50)	(10.50)
Home Federal Bancorp, Inc. of LA (OTCBB: HFBL)	LA	01/21/2005	110,748	(1.00)	(0.80)	(2.00)
Kearny Financial Corp. (Nasdaq: KRNY)	NJ	02/24/2005	2,075,959	13.90	10.80	22.00
Kentucky First Federal Bancorp (Nasdaq: KFFB)	KY	03/03/2005	271,679	7.90	12.40	4.00
Prudential Bancorp, Inc. of PA (Nasdaq: PBIP)	PA	03/30/2005	446,592	(1.50)	(12.50)	18.50
Brooklyn Federal Bancorp, Inc. (Nasdaq: BFSB)	NY	04/06/2005	340,858	(0.50)	(5.00)	10.60
FedFirst Financial Corporation (Nasdaq: FFCO)	PA	04/07/2005	282,404	(6.60)	(14.50)	(11.10)
Rockville Financial, Inc. (Nasdaq: RCKB)	CT	05/23/2005	1,010,042	4.80	19.60	30.50
North Penn Bancorp, Inc. (OTCBB: NPEN)	PA	06/02/2005	100,472	10.00	1.50	3.00
Colonial Bankshares, Inc. (Nasdaq: COBK)	NJ	06/30/2005	327,535	6.00	7.50	5.50
Heritage Financial Group (Nasdaq: HBOS)	GA	06/30/2005	359,653	7.50	9.30	15.20
United Financial Bancorp (Nasdaq: UNBK)	MA	07/13/2005	898,106	17.50	17.00	15.30
Ottawa Savings Bancorp (OTCBB: OTTW)	IL	07/15/2005	182,693	10.00	7.00	5.00
Wauwatosa Holdings Inc. (Nasdaq: WAUW)	WI	10/05/2005	1,772,757	12.50	9.50	14.40
Investors Bancorp Inc. (Nasdaq: ISBC)	NJ	10/12/2005	5,719,455	0.20	5.20	10.30
Equitable Financial Corp. (OFCBB: EQFC)	NE	11/09/2005	163,709	0.00	(6.00)	(5.00)

Average - all transactions				4.48	3.53	6.57
Median - all transactions				4.80	5.20	5.50

	This table is not intended to be indicative of how our stock price may perform. Furthermore, this table presents only short-term price performance with respect to companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to United Community Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for United Community Bancorp common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other companies. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” beginning on page 19.

You should be aware that, in certain market conditions, stock prices of initial public offerings by thrift institutions have decreased below their initial offering prices. For example, as the above table illustrates, the stocks of 7 companies traded at or below their initial offering price at various times through December 31, 2005. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent first-step mutual holding company offerings. See “Risk Factors—Risks Related to this Offering—Our stock price may decline when trading commences.”

As part of its appraisal of our pro forma market value, Keller & Company considered the after-market performance of mutual-to-stock conversions completed in the 12 months before November 14, 2005, which is the date of its appraisal report. Keller & Company considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Possible Termination of the Offering	We must sell a minimum of 2,344,640 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds with interest at our current statement savings rate.

Conditions to Completing the Reorganization	We are conducting the reorganization under the terms of our plan of reorganization and stock issuance. We cannot complete the reorganization and related offering unless:

• the plan of reorganization and stock issuance is approved by at least a majority of votes eligible to be cast by members of United Community Bank (depositors of United Community Bank);

• we sell at least the minimum number of shares offered; and

• we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

Reasons for the Reorganization (page )	Our primary reasons for the reorganization are to:

• increase the capital of United Community Bank;

• support future lending and operational growth;

• support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets; and

• enhance our ability to attract and retain qualified directors and management through stock-based compensation plans.

While we exceed all of our regulatory capital requirements and are considered “well capitalized” for regulatory purposes, our core capital level of $29.5 million, or 9.2% of adjusted total assets, at September 30, 2005 restricts our ability both to grow and continue to maintain our “well capitalized” status. Accordingly, we require additional capital in order to increase our lending activities and expand our operations.

As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy,” we have branch expansion plans that are already underway. The new branches have been and are expected to continue to be funded by cash generated by our business and we do not expect to borrow funds for these expansion plans. Funding for these branches is also not contingent on this offering. Although we are interested in establishing branches in addition to branch expansion plans that are already underway, we do not have any additional specific plans or arrangements for further expansion. We do not now have any specific acquisition plans.

We chose to conduct a mutual holding company reorganization and minority stock offering rather than a full mutual-to-stock conversion because it permits us, by issuing less than 50.0% of our common stock to the public, to control the amount of capital being raised, which will enable us to deploy the proceeds of the offering more prudently and to provide for the control of United Community Bancorp by United Community MHC through its majority ownership position. We chose to sell 43.1% of our shares to the public, rather than a smaller portion, because we believe that we will be able to deploy the capital raised through an offering of this size.

We also will be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of United Community Bank Charitable Foundation.

We Will Form the United Community Bank Charitable Foundation (page )	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named the United Community Bank Charitable Foundation, as part of the reorganization. Subject to separate approval by at least a majority of votes eligible to be cast by members of United Community Bank, the charitable foundation will be funded with a number of shares of United Community Bancorp common stock that will result in the charitable foundation owning 1.9% of our outstanding shares and $250,000 in cash. At the midpoint of the offering range, we would contribute 121,600 shares of United Community Bancorp common stock. At the midpoint of the offering range, our contribution to the charitable foundation would reduce net earnings by $968,000, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2006. United Community Bank Charitable Foundation will make grants and donations to non-profit and community groups and projects located within our market areas. The amount of common stock that we would offer for sale would be greater if the reorganization were to be completed without the formation of United Community Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of United Community Bancorp, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Reorganization to Management (page )	We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will provide retirement benefits to our employees. The plan will purchase 3.92% of the shares issued in the reorganization, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation, with the proceeds of a loan from United Community Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Equity Incentive Plan. We intend to implement an equity-based incentive plan no earlier than six months after the reorganization. Under Office of Thrift Supervision regulations, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than United Community MHC, unless we obtain a waiver that allows approval by a majority of votes cast, other than by United Community MHC. Under this plan, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 4.9% of the number of shares issued in the offering, including shares issued to United Community MHC and contributed to the charitable foundation, and restricted stock awards in an amount equal to 1.96% of the shares issued in the offering, including shares issued to United Community MHC and contributed to the charitable foundation. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	106,624 Shares Awarded at Minimum of Range	125,440 Shares Awarded at Midpoint of Range	144,256 Shares Awarded at Maximum of Range	165,894 Shares Awarded at 15% Above Maximum of Range
(In thousands)
$8.00	$853	$1,004	$1,154	$1,327
10.00	1,066	1,254	1,443	1,659
12.00	1,279	1,505	1,731	1,991
14.00	1,493	1,756	2,020	2,323

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	266,560 Options Granted at Minimum of Range	313,600 Options Granted at Midpoint of Range	360,640 Options Granted at Maximum of Range	414,736 Options Granted at 15% Above Maximum of Range
(In thousands)
$8.00	$5.09	$1,357	$1,596	$1,836	$2,111
10.00	4.08	1,088	1,279	1,471	1,692
12.00	3.23	674	1,013	1,165	1,340
14.00	2.53	793	861	912	1,049

•      Employment Agreements. United Community Bancorp intends to enter into three-year employment agreements with William F. Ritzmann, our President and Chief Executive Officer and Elmer G. McLaughlin, Executive Vice President and Chief Operating Officer. United Community Bancorp also intends to enter into a two-year employment agreement with Vicki A. March, Senior Vice President, Chief Financial Officer and Treasurer. These agreements will provide for severance benefits if the executives are terminated following a change in control of United Community Bancorp or United Community Bank. Based solely on cash compensation earned for the year ended June 30, 2005 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of United Community Bancorp and United Community Bank occurred, and we terminated these officers, the total payments due under the employment agreements would equal approximately $1.41 million.

•      Supplemental Executive Retirement Plan. This plan will provide benefits to eligible employees if their retirement benefits under the employee stock ownership plan and the 401(k) plan are reduced because of federal tax law limitations. The plan will also provide benefits to eligible employees if they retire or are terminated following a change in control but before the complete allocation of shares under the employee stock ownership plan.

•      Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control. Based solely on compensation levels as of December 31, 2004 and years of service at September 30, 2005, if a change in control of United Community Bancorp and United Community Bank occurred, and we terminated all employees covered by the severance compensation plan, the total payment due under the plan would equal approximately $1.45 million.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the equity incentive plan. At the maximum of the offering range, we will sell 3,172,160 shares and have 7,360,000 shares outstanding.

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding	Total Estimated Value of Grants
		(Dollars in thousands)
Employee stock ownership plan (1)	288,512	9.10%	3.92%	$2,885
Restricted stock awards (1)	144,256	4.55	1.96	1,443
Stock options (2)	360,640	11.37	4.90	1,471

Total	793,408	25.01%	10.78%	$5,799

(1) Assumes the value of United Community Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2) Assumes the value of a stock option is $4.08 per share, which was determined using the Black-Scholes option-pricing formula. See “ Pro Forma Data.”

Tax Consequences (page )	As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued a federal tax opinion to us that, among other items, provides:

• the reorganization will qualify as a tax-free reorganization and no gain or loss will be recognized by us as a result of the reorganization;

• no gain or loss will be recognized by our account holders upon the issuance to them of deposit accounts in United Community Bank immediately after the reorganization;

•      it is more likely than not that the fair market value of the rights to subscribe for shares of our common stock is zero and, accordingly, that no income will be realized by our members upon the issuance or exercise of the subscription rights;

•      it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

• the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have also received an opinion from Clark, Schaefer, Hackett & Co. stating that, assuming the reorganization does not result in any federal income tax liability to us or our account holders, implementation of the plan of reorganization and stock issuance will not result in any Indiana income tax liability to those entities or persons. See “The Reorganization and Stock Offering—Material Income Tax Consequences.”

Persons Who Can Order Stock in the Offering (page )	We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition,
you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

1.      Persons with $50 or more on deposit at United Community Bank as of August 31, 2004.

2.      Our employee stock ownership plan.

3.      Persons with $50 or more on deposit at United Community Bank as of December 31, 2005.

4.      United Community Bank’s depositors as of January 31, 2006 who were not able to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and stock issuance. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 3,172,640, our employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering or through a syndicate of broker-dealers. People and trusts for the benefit of people who are residents of Dearborn County, Indiana will have first preference to purchase shares in the community offering. The community offering and syndicated community offering, if held, may begin at any time during or immediately following the subscription offering.

Subscription Rights Are Not Transferable	You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Ordering Stock (page )	The subscription offering will end at 12:00 noon, Eastern time, on [Expiration Date]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Extension Date #1] or if we intend to sell fewer than 2,344,640 shares or more than 3,172,160, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly, in full and with interest, at our statement savings rate.

Purchase Limitations (page )	Our plan of reorganization and stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

• The minimum purchase is 25 shares.

• No individual (or individuals on a single deposit account) may purchase more than $150,000 of common stock (which equals 15,000 shares) in the subscription offering.

• No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $ 650,000 of common stock (which equals 65,000 shares) in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page )	If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us, together with full payment. You must sign the certification that is on the reverse side of the stock order and certification form. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order and certification form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of reorganization and stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to United Community Bancorp.

•       By authorizing a withdrawal from an account at United Community Bank. To use funds in an existing Individual Retirement Account at United Community Bank, you must transfer your account to an unaffiliated institution or broker, and open a self-directed Individual Retirement Account. Individual Retirement Accounts at United Community Bank are not self- directed and common stock may only be purchased using a self-directed Individual Retirement Account. Please contact your broker or financial institution as quickly as possible to see if you may transfer your Individual Retirement Account from United Community Bank because completing the transfer may take several days.

We will pay interest on your subscription funds at the rate we pay on statement savings accounts, which is currently %, from the date we receive your funds until the reorganization is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our statement savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for common stock.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	2,344,640 Shares at $ 10.00 Per Share	3,172,160 Shares at $ 10.00 Per Share
	(In thousands)
Offering proceeds	$23,446	$31,722
Less: offering expenses	1,098	1,211

Net offering proceeds	22,348	30,511

Less:
Proceeds contributed to United Community Bank	11,174	15,256
Proceeds used for loan to employee stock ownership plan	2,132	2,885
Proceeds contributed to the charitable foundation	250	250
Proceeds contributed to United Community MHC	100	100

Proceeds remaining for United Community Bancorp	$8,692	$12,020

United Community Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to stockholders, repurchase shares of its common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. United Community Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities.

Purchases by Directors and Executive Officers (page )	We expect that our directors and executive officers, together with their associates, will subscribe for 487,500 shares, which equals 15.4% of the shares offered for sale at the maximum of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an over subscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization and stock issuance. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for United Community Bancorp Common Stock (page )	We intend to have our common stock quoted on the Nasdaq National Market.
Keefe, Bruyette & Woods, Inc. currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

United Community Bancorp’s Dividend Policy (page )	We have not yet determined whether we will pay a dividend on the common stock. After the reorganization, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. We anticipate that United Community
MHC will waive receipt of any dividends that we may pay.

Possible Conversion of United Community MHC to Stock Form (page )	In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would sell to the public the shares held by United Community MHC. In a second-step conversion, members of United Community MHC would have subscription rights to purchase common stock of United Community Bancorp or its successor, and the public stockholders of United Community Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company. This percentage may be adjusted to reflect any assets owned by United Community MHC. United Community Bancorp’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. Any second-step conversion would require the approval of the stockholders of United Community Bancorp, other than United Community MHC, and the members of United Community MHC. The board of directors has no current plan to undertake a second-step conversion transaction.

Stock Information Center	If you have any questions regarding the offering or our reorganization, please call the stock information center at (812) 537-1189.

The stock information center is open Monday through Friday, except bank holidays, from 9:00 a.m. to 5:00 p.m., Eastern time.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days before the expiration date, sent via overnight delivery any later than three days before the expiration date or hand delivered any later than two days before the expiration date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing United Community Bancorp common stock.

Risks Related to Our Business

Our primary market area depends substantially on the gaming industry, and a downturn in that industry could hurt our business and our prospects.

Our business is concentrated in the Lawrenceburg, Indiana area. Lawrenceburg is the site of a riverboat casino that opened in 1996. The economy of the Lawrenceburg metropolitan area significantly depends on services and industries related to gaming and tourism. Any event that negatively and materially impacts the gaming and tourism industry will adversely impact the Lawrenceburg economy.

Gaming revenue is vulnerable to fluctuations in the national economy. A prolonged downturn in the national economy could have a significant adverse effect on the economy of the Lawrenceburg area. Virtually any development or event that could dissuade travel or spending related to gaming and tourism, whether inside or outside of Lawrenceburg, could adversely affect the Lawrenceburg economy. Consequently, the Lawrenceburg economy is more susceptible than the economies of other cities to issues such as higher gasoline and other fuel prices, unemployment levels, recession, rising interest rates, and other economic conditions, whether domestic or foreign.

A deterioration in economic conditions generally, and a slowdown in gaming and tourism activities in particular, could result in the following consequences, any of which could adversely affect our business, financial condition, results of operations and prospects and expose us to a greater risk of loss:

•	Loan delinquencies may increase;

•	Problem assets and foreclosures may increase;

•	Demand for our products and services may decline; and

•	Collateral for loans made by us may decline in value, reducing the amount of money that our customers may borrow against the collateral, and reducing the value of assets and collateral associated with our loans.

An expansion of permissible gaming activities in other states, particularly in Kentucky and/or Ohio, may lead to a decline in gaming revenue in Lawrenceburg, Indiana, which could hurt our business and our prospects.

Lawrenceburg, Indiana competes with other areas of the country for gaming revenue, and it is possible that the expansion of gaming operations in other states, as a result of changes in laws or otherwise, could significantly reduce gaming revenue in the Lawrenceburg area. This is particularly true of gaming operations in Kentucky and/or Ohio, states from which Lawrenceburg generally draws substantial year-round clientele. Kentucky and/or Ohio legislative proposals could permit gaming activities. The establishment of casino gaming in Kentucky and/or Ohio, or other states, could have a substantial adverse effect on gaming revenue in Lawrenceburg which would adversely affect the Lawrenceburg economy and our business.

We rely heavily on municipal deposits as a source of funds and a reduced level of those deposits may hurt our profits.

Historically, municipal deposits, consisting primarily of tax revenues from the local river boat casino operations, have been a significant source of funds for our lending and investment activities. At September 30, 2005, $139.2 million, or 48.1% of our total deposits, consisted of municipal deposits. Municipal deposits are generally short-term deposits and are generally considered rate-sensitive instruments. Consequently, if our municipal deposits decrease to a level where we would need to resort to other sources of funds for our lending and investment activities, such as borrowings from the Federal Home Loan Bank of Indianapolis, the interest expense associated with these other funding sources may be higher than the rates we pay on the municipal deposits, which would also hurt our profits.

Rising interest rates may hurt our earnings and asset value.

Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 12 times, from 1.0% to 4.0%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, and if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. In addition, we invest in callable securities that expose us to reinvestment risk, particularly during periods of rising market interest rates when issuers of callable securities tend to call or redeem their securities. Reinvestment risk is the risk that we may have to reinvest the proceeds from called securities at lower rates of return than the rates earned on the called securities. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operations Risk Management—Interest Rate Risk Management.”

Our increased emphasis on multi-family residential and nonresidential real estate and land lending may expose us to increased lending risks.

At September 30, 2005, $72.5 million, or 34.5%, of our loan portfolio consisted of multi-family residential and nonresidential real estate and land loans. We have grown our loan portfolio in recent years, particularly with respect to multi-family residential and nonresidential real estate and land loans and intend to continue to emphasize these types of lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one-to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, since such loans generally entail greater credit risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our multi-family residential and nonresidential real estate and land borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. At September 30, 2005, our largest multi-family residential and nonresidential real estate and land lending relationship was a $4.3 million commercial real estate loan relationship. This loan relationship was within our maximum lending limit to one borrower at September 30, 2005. See “Our Business—Lending Activities—Loans to One Borrower.”

If we do not achieve profitability on new branches, the new branches may hurt our earnings.

We cannot assure you that our branch expansion strategy and our branch upgrading will increase our earnings in the short term or within a reasonable period of time, if at all. Numerous factors will affect our branch expansion strategy, such as our ability to select suitable branch locations, real estate acquisition costs, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy and our ability to attract deposits. It takes time for a new branch to generate significant deposits and loan volume to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. We can provide no assurance that we will be successful in increasing the volume of our loans and deposits by expanding our branch network. Building and staffing new branch offices will increase our operating expenses. We can provide no assurance that we will be able to manage the costs and implementation risks associated with this strategy so that expansion of our branch network will be profitable.

Strong competition within our market areas could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. In particular, several financial institutions have recently opened new offices or branches in Dearborn County. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2005, the most recent date for which information is available, we held 36.3% of the deposits in Dearborn County, Indiana. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market areas. For more information about our market areas and the competition we face, see “Our Business—Market Areas” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. United Community MHC, United Community Bancorp and United Community Bank will all be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of United Community Bank rather than for holders of United Community Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the offering from operating as a public company and from new stock-based benefit plans will adversely affect our profitability.

Following the offering, our noninterest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual salaries and employee benefits expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $511,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs.

Our low return on equity may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the year ended June 30, 2005 and the three months ended September 30, 2005, our return on equity was 7.02% and 7.50%, respectively. Our pro forma return on equity for the same periods is expected to be 3.96% and 4.17%, respectively, assuming the midpoint of the offering range. Our peer group used in the valuation of United Community Bancorp had a average return on equity of 8.11% for the 12 months ended September 30, 2005, while all publicly traded fully converted thrifts had a average return on equity of 12.73% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held subsidiaries of mutual holding companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering. The information in “Pro Forma Data” does not reflect the impact that the new expenses we expect to incur as a result of our expansion and operating as a public company will have on our return on equity.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.

United Community Bancorp intends to contribute approximately 50.0% of the net proceeds of the offering to United Community Bank. We may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, purchase securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. We expect to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. United Community Bank may use the proceeds it receives to fund new loans, purchase loans, purchase securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the reorganization. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than United Community MHC could be diluted by up to approximately 4.17%, assuming awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares issued to persons other than United Community MHC could be diluted by up to approximately 9.82%, assuming stock option grants equal to 4.9% of the shares issued in the reorganization, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

United Community MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

United Community MHC will own a majority of United Community Bancorp’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who will manage United Community Bancorp and United Community Bank will also manage United Community MHC. As a federally chartered mutual holding company, the board of directors of United Community MHC must ensure that the interests of depositors of United Community Bank are represented and considered in matters put to a vote of stockholders of United Community Bancorp. Therefore, the votes cast by United Community MHC may not be in your personal best interests as a stockholder. For example, United Community MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of United Community Bancorp. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of United Community MHC. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies.

Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of United Community Bancorp, which may adversely affect our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies that is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected. For further information, see “Restrictions on Acquisition of United Community Bancorp and United Community Bank—Regulatory Restrictions.”

Office of Thrift Supervision regulations and anti-takeover provisions in our charter restrict the accumulation of our common stock, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting alone, together with associates or in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10.0% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, United Community Bancorp’s charter provides that, for a period of five years from the date of the reorganization, no person, other than United Community MHC may acquire directly or indirectly the beneficial ownership of more than 10.0% of any class of any equity security of United Community Bancorp. In the event a person acquires shares in violation of this charter provision, all shares beneficially owned by such person in excess of 10.0% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These factors make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. The shares of several recent minority offerings by mutual holding companies have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to have our stock quoted on the Nasdaq National Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Risks Related to the Formation of the Charitable Foundation

The contribution to United Community Bank Charitable Foundation will decrease the ownership interest and voting interest in the shares issued to persons other than United Community MHC by 4.2% after the contribution.

Purchasers of shares other than United Community MHC will have their ownership and voting interests diluted by 4.2% at the close of the reorganization when United Community Bancorp issues and contributes an additional number of shares to United Community Bank Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to United Community Bank Charitable Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to United Community Bank Charitable Foundation, valued at $1.7 million at the maximum of the offering, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of United Community Bank Charitable Foundation will hurt our profits for fiscal year 2006.

United Community Bancorp intends to contribute $250,000 in cash and 1.9% of United Community Bancorp’s common stock to United Community Bank Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending June 30, 2006. Based on the pro forma assumptions, at the midpoint of the offering range, the contribution to United Community Bank Charitable Foundation would reduce net earnings by $968,000, after tax, in fiscal year 2006. See “Pro Forma Data.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to United Community Bank;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

•	our ability to successfully implement our branch expansion strategy.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at June 30, 2005 and 2004 and for the years ended June 30, 2005, 2004 and 2003 is derived in part from the audited financial statements of United Community Bank that appear elsewhere in this prospectus. The information at and for the years ended June 30, 2002 and 2001 is derived in part from audited financial statements of United Community Bank that do not appear in this prospectus. The selected data at September 30, 2005 and for the three months ended September 30, 2005 and 2004 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended September 30, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30, 2005	At June 30,
		2005	2004	2003	2002	2001
	(In thousands)
Financial Condition Data:
Total assets	$321,315	$331,505	$257,145	$267,145	$232,942	$214,121
Cash and cash equivalents	18,345	76,263	6,681	15,801	8,998	16,637
Securities held-to-maturity	265	265	669	761	846	923
Securities available-for-sale	31,704	9,937	16,025	32,199	32,265	21,698
Mortgage-backed securities available-for-sale	48,592	28,199	40,082	60,942	18,034	5,664
Loans receivable, net	206,022	200,878	179,257	145,753	160,115	162,129
Deposits	289,134	299,379	227,939	237,924	206,862	189,949
Advances from Federal Home Loan Bank	—	—	—	328	594	464
Total equity	29,765	29,736	27,584	26,230	23,533	21,794

	For the Three Months Ended September 30,		For the Year Ended June 30,
	2005	2004	2005	2004	2003	2002	2001
	(In thousands)
Operating Data:
Interest income	$4,130	$3,210	$13,470	$12,488	$14,011	$14,974	$16,024
Interest expense	1,819	999	4,655	4,134	6,091	7,524	9,167

Net interest income	2,311	2,211	8,815	8,354	7,920	7,450	6,857
Provision for loan losses	30	30	857	120	620	—	—

Net interest income after provision for loan losses	2,281	2,181	7,958	8,234	7,300	7,450	6,857
Other income	360	320	1,708	1,373	2,933	1,121	773
Other expense	1,757	1,690	6,979	6,252	5,760	5,202	4,541

Income before income taxes	884	811	2,687	3,355	4,473	3,369	3,089
Provision for income taxes	323	281	642	1,199	1,658	1,353	1,205

Net income	$561	530	$2,045	$2,156	$2,815	$2,016	$1,884

	At or for the Three Months Ended September 30,		At or for the Year Ended June 30,
	2005	2004	2005	2004	2003	2002	2001
Performance Ratios: (1)
Return on average assets	0.69%	0.80%	0.75%	0.82%	1.12%	0.90%	0.91%
Return on average equity	7.50	7.52	7.02	7.99	11.42	8.90	9.40
Interest rate spread (2)	2.88	3.50	3.33	3.23	3.13	3.23	3.04
Net interest margin (3)	3.01	3.54	3.44	3.35	3.31	3.54	3.42
Noninterest expense to average assets	2.18	2.46	2.55	2.39	2.30	2.33	2.20
Efficiency ratio (4)	65.78	66.77	68.06	64.27	53.07	60.69	59.52
Average interest-earning assets to average interest-bearing liabilities	105.65	102.48	105.64	107.46	107.19	108.12	108.28
Average equity to average assets	9.26	10.28	10.64	10.31	9.46	10.14	9.70
Capital Ratios:
Tangible capital	9.20	10.19	8.76	10.46	9.29	9.49	9.34
Core capital	9.19	10.19	8.76	10.46	9.29	9.49	9.34
Total risk-based capital	16.04	16.67	15.59	17.26	8.87	16.23	14.96
Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.73	0.80	0.72	0.61	0.47	0.36	0.49
Allowance for loan losses as a percent of total loans	1.09	0.82	1.10	0.85	1.00	0.60	0.63
Allowance for loan losses as a percent of nonperforming loans	150.13	102.03	153.21	138.15	209.90	120.57	77.34
Net charge-offs (recoveries) to average outstanding loans during the period	—	0.01	0.07	0.03	0.07	0.05	0.04
Other Data:
Number of:
Real estate loans outstanding	2,339	2,203	2,288	2,198	2,213	2,574	2,812
Deposit accounts	18,464	18,168	18,362	18,205	18,194	18,086	17,633
Offices	5	4	4	4	4	4	4

(1)	Performance ratios for the three months ended September 30, 2005 and 2004 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Recent Developments

The following tables contain certain information concerning the financial position and results of operations of United Community Bank. The data at December 31, 2005 and for the three and six months ended December 31, 2005 and 2004 was not audited, but, in the opinion of our management, reflects all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three and six months ended December 31, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At December 31, 2005	At June 30, 2005	% Change
	(In thousands)
Financial Condition Data:
Total assets	$322,646	$331,505	(2.7)%
Cash and cash equivalents	6,515	76,263	(91.5)
Securities held-to-maturity	265	265	—
Securities available-for-sale	33,884	9,937	241.0
Mortgage-backed securities available-for-sale	51,348	28,199	82.1
Loans receivable, net	214,698	200,878	6.9
Deposits	291,122	299,379	(2.8)
Advances from Federal Home Loan Bank	—	—	—
Total equity	$30,335	$29,736	2.0%

	For the Three Months Ended December 31,		%	For the Six Months Ended December 31,		% Change
	2005	2004		2005	2004
	(In thousands)
Operating Data:
Interest income	$4,239	$3,219	31.7%	$8,369	$6,429	30.2%
Interest expense	1,938	1,052	84.2	3,757	2,051	83.2

Net interest income	2,301	2,167	6.2	4,612	4,378	5.3
Provision for loan losses	30	367	(91.8)	60	397	(84.9)

Net interest income after provision for loan losses	2,271	1,810	25.5	4,552	3,981	14.3
Other income	367	757	(69.2)	727	1,077	(32.5)
Other expense	1,795	1,746	2.8	3,552	3,436	3.4

Income before income taxes	843	811	3.914	1,727	1,622	6.5
Provision for income taxes	303	288	5.2	626	569	9.9

Net income	$540	$523	3.2%	$1,101	$1,053	4.6

	At or For the Three Months Ended December 31,		At or For the Six Months Ended December 31,
	2005	2004	2005	2004
Performance Ratios: (1)
Return on average assets	0.65%	0.81%	0.67%	0.79%
Return on average equity	7.18	7.17	7.33	7.34
Interest rate spread (2)	2.89	3.44	2.88	3.46
Net interest margin (3)	2.96	3.56	2.99	3.54
Noninterest expense to average assets	2.15	2.68	2.16	2.58
Efficiency ratio (4)	67.26	59.61	66.53	62.99
Average interest-earning assets to average interest-bearing liabilities	1.03	1.07	1.04	1.05
Average equity to average assets	9.01	11.26	9.14	10.75
Capital Ratios:
Tangible capital	9.29%	11.01%	9.29%	11.01%
Core capital	9.29	11.01	9.29	11.01
Total risk-based capital	15.51	17.74	15.51	17.74
Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.70%	1.13%	0.70%	1.13%
Allowance for loan losses as a percent of total loans	1.01	0.97	1.01	0.97
Allowance for loan losses as a percent of nonperforming loans	1.44	0.85	1.44	0.85
Net charge-offs (recoveries) to average outstanding loans during the period	0.28	0.19	0.14	0.12
Other Data:
Number of:
Real estate loans outstanding	2,690	2,572	2,690	2,572
Deposit accounts	18,830	18,114	18,830	18,114
Offices	5	4	5	4

(1)	Performance ratios for the three and six months ended December 31, 2005 and 2004 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at December 31, 2005 and June 30, 2005

Assets decreased by $8.9 million during the period from June 30, 2005 to December 31, 2005, primarily due to a decrease in deposits of $8.3 million which was the result of a withdrawal of municipal deposits to enable the withdrawing municipality to satisfy payment obligations to other municipalities. During this period cash and cash equivalents decreased $69.7 million as we reinvested the proceeds of significant municipal deposits received at the end of June 2005. As a result, securities increased by $23.9 million, mortgage-backed securities increased by $23.1 million and loans increased by $13.8 million during the six months ended December 31, 2005. Equity increased by $599,000, or 2.0% from $29.7 million at June 30, 2005 to $30.3 million at December 31, 2005 as a result of $1.1 million in net income, offset by a decrease in value of investments held available for sale of $501,000.

Comparison Of Operating Results For The Three and Six Months Ended December 31, 2005 and 2004

General. Net income increased $18,000 for the three months ended December 31, 2005 compared to the three months ended December 31, 2004, primarily due to a $124,000 increase in net interest income, a $337,000 decrease in provision for loan losses, which were offset by a $374,000 decrease in other income, and a $55,000 increase in other expense.

Net income increased $48,000 for the six months ended December 31, 2005 compared to the six months ended December 31, 2004, primarily due to a $234,000 increase in net interest income and a $337,000 decrease in provision for loan losses, partially offset by a $350,000 decrease in other income and a $116,000 increase in other expenses.

Net Interest Income. Net interest income increased $124,000 or 5.7% to $2.3 million for the three months ended December 31, 2005 compared to the year earlier period primarily due to an increase in the average balance of interest-earning assets of $66.2 million, combined with an increase in average yield on earning assets from 5.27% to 5.46%. The increase in the average balance of interest-earning assets was primarily due to the deployment of municipal deposits into loans and investment securities. Increases in the average yield were primarily the result of increases in market interest rates. During the same period the average balance of interest bearing liabilities increased by $73.6 million primarily due to an increase of $60.3 million in municipal deposits, and the average cost of interest bearing liabilities increased from 1.84% to 2.57% primarily as a result of increases in market interest rates.

Net interest income increased $234,000 or 5.3% to $4.6 million for the six months ended December 31, 2005 as compared to the six months ended December 31, 2004. The increase was primarily due to a $61.8 million increase in average interest earnings assets primarily attributable to the combined effect of the deployment of municipal deposits and an increase in average yield on earning assets from 5.20% to 5.42%. The increase in average yield was primarily due to an increase in market interest rates. During the same periods the average balances on interest bearing liabilities increased by $60.3 million primarily due to an increase in municipal deposits, and the average cost of interest bearing liabilities increased from 1.74% to 2.54% due to an increase in market interest rates.

The following table summarizes changes in interest income and interest expense for the three and six months ended December 31, 2005 and 2004.

	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2005	2004		2005	2004
	(Dollars in thousands)
Interest income:
Loans	$3,316	$2,823	17.5%	$6,475	$5,533	17.0%
Investment securities	742	360	106.1	1,406	826	70.2
Other interest-earning assets	181	36	402.7	488	70	597.1

Total interest income	4,239	3,219	31.7	8,369	6,429	30.2
Interest expense:
NOW and money market deposit accounts	963	171	463.2	1,831	362	405.8
Passbook accounts	171	179	(4.5)	370	317	16.7
Certificates of deposit	804	666	20.7	1,556	1,336	16.5

Total interest-bearing deposits	1,938	1,016	90.7	3,757	2,015	86.4
FHLB advances	—	36	(100.0)	—	36	(100.0)

Total interest expense	1,938	1,052	84.2	3,757	2,051	83.2
Net interest income	$2,301	$2,167	6.2%	$4,612	$4,378	5.3%

The following table summarizes average balances and average yields and costs of interest-earning assets and interest-bearing liabilities for the three and six months ended December 31, 2005 and 2004.

	Three Months Ended December 31,						Six Months Ended December 31,
	2005			2004			2005			2004
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$213,560	$3,316	6.21%	$189,655	$2,823	5.95%	$208,608	$6,475	6.21%	$181,866	$5,533	6.08%
Investment securities	83,351	742	3.56	48,095	360	2.99	79,634	1,406	3.53	57,430	826	2.88
Other interest-earning assets	13,657	181	5.30	6,625	36	2.17	20,688	488	4.72	7,852	70	1.78

Total interest-earning assets	$310,568	$4,239	5.46	$244,375	$3,219	5.27	$308,930	$8,369	5.42	$247,148	$6,429	5.20

Interest-bearing liabilities:
NOW and money market deposit accounts	$153,582	$963	2.51%	$52,197	$171	1.31%	$147,280	$1,831	2.49%	$61,188	$362	1.18%
Passbook accounts	44,383	171	1.54	57,877	179	1.24	44,957	370	1.65	58,429	317	1.09
Certificates of deposit	103,965	804	3.09	110,658	666	2.41	104,140	1,556	2.99	112,698	1,336	2.37

Total interest-bearing deposits	301,930	1,938	2.57	220,732	1,016	1.84	296,377	3,757	2.54	232,315	2,015	1.73
FHLB advances	—	—	—	7,583	36	1.90	—	—	—	3,792	36	1.90

Total interest-bearing liabilities	$301,930	$1,938	2.57%	$228,315	$1,052	1.84%	$296,377	$3,757	2.54%	$236,107	$2,051	1.74%

Interest income increased $1.0 million, or 31.7%, for the three months ended December 31, 2005 as a result of a $493,000 increase in loan interest and a $382,000 increase in investment interest. Interest income increased $1.9 million, or 30.1%, for the six months ended December 31, 2005 as a result of a $942,000 increase in loan interest and a $580,000 increase in investment securities interest. The increases in interest income is primarily due to the combined effect of an increase in average interest-earning assets and an increase in average yields due to market interest rate increases. The increases in investment securities interest income is primarily due to the increase in the average balance of investment securities caused by the deployment of municipal deposits into investment securities.

Interest expense increased $886,000, or 84.2%, for the three months ended December 31, 2005 primarily as a result of a $792,000 increase in interest paid on NOW and money market deposit accounts, and a $138,000 increase paid on certificates of deposit primarily due to an increase in market interest rates. Interest expense increased $1.7 million, or 83.2%, for the six months ended December 31, 2005 primarily as a result of a $1.5 million increase in NOW and money market deposit account interest.

Provision for Loan Losses. The following table summarizes the activity in the allowance for loan losses and provision for loan losses for the three and six months ended December 31, 2005 and 2004.

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Allowance at beginning of period	$2,294	$1,557	$2,266	$1,550
Provision for loan losses	30	367	60	397
Charge offs:
Real estate	—	—	13	—
Nonresidential real estate and land	—	—	—	—
Consumer and other loans	149	88	157	128
Total charge-offs	149	88	170	128
Recoveries:
Real estate	—	—	9	11
Consumer and other loans	1	—	11	6
Total recoveries	1	—	20	17

Net charge-offs	148	88	150	111

Allowance at end of period	$2,176	$1,836	$2,176	$1,836

The provision for loan losses decreased in both the three and six months ended December 31, 2005 compared to the respective prior year periods. The provision for loan losses in the 2004 periods reflects the effect of the updating of our loan loss allowance methodology during fiscal 2005 as discussed under “Management’s Discussion of Operations—Risk Management—Analyses and Determination of the Allowance for Loan Losses.” The provision for loan losses of $30,000 and $60,000 during the three and six months ended December 31, 2005, respectively, reflects the continued increases in the portfolios of non-residential real estate and land loans, multi-family loans, construction loans, commercial business loans and consumer loans as a percentage of the total loan portfolio. These loan types are generally considered to have a greater inherent risk of loss than one- to four-family mortgage loans.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented.

	At December 31, 2005	At December 31, 2004	% Change
	(Dollars in thousands)
Nonaccrual loans:
Residential real estate:
One- to four-family	$691	$1,013	(31.2)%
Nonresidential real estate and land	676	790	(14.4)
Consumer and other loans	146	352	(58.5)

Total	1,513	2,155	(29.8)
Real estate owned	174	83	109.6

Total nonperforming assets	$1,687	$2,238	(24.6)

Total nonperforming loans to total loans	0.70%	1.13%	(0.43)%
Total nonperforming loans to total assets	0.47%	0.85%	(0.38)%
Total non performing assets to total assets	0.52%	0.88%	(0.36)%

Noninterest Income. The following table summarizes noninterest income for the three and six months ended December 31, 2005 and 2004.

	Three Months Ended December 31,			Six Months Ended December 31,
	2005	2004	% Change	2005	2004	% Change
	(Dollars in thousands)
Service charges	$264	$224	17.8%	$492	$424	16.0%
Gain on sale of loans	9	7	28.6	26	16	62.5
Gain on sale of investments	—	304	(100.0)	—	320	(100.0)
Income from Bank Owned Life Insurance	57	55	3.6	113	111	1.8
Other	37	167	(77.8)	96	206	(53.4)

Total	$367	$757	(51.5)	$727	$1,077	(32.5)

Noninterest income decreased $390,000 during the three months ended December 31, 2005 from the prior year period primarily due to the absence of a $304,000 gain on the sale of investments in 2005. The 2004 period included the sale of equity securities we received in exchange for debt securities of the issuer in a recapitalization transaction by the issuer. We sold the equity securities to satisfy banking regulatory requirements. Also contributing to the decrease in noninterest income was a $130,000 decrease in other noninterest income. The decrease in noninterest income was the combined effect of the absence of a $40,000 payment received during the 2004 period for a previously discharged obligation, a $30,000 reduction in fees earned by United Community Financial Services and a general decrease in other noninterest income. Noninterest income decreased $350,000 during the six months ended December 31, 2005 primarily due to a $320,000 reduction in gain on the sale of investments (described above) and a $110,000 decrease in other noninterest income, partially offset by a $68,000 increase in service charge income. The decrease in other noninterest income was the result of the combined effect of a $20,000 decrease in fees earned by United Community Bank Financial Services, a $40,000 payment received for a previously discharged obligation and a general decrease in other noninterest income. The increase in service charge income is primarily due to increased ATM services charges due to increased usage.

Noninterest Expense. The following table summarizes noninterest expense for the three and six months ended December 31, 2005 and 2004.

	Three Months Ended December 31,			Six Months Ended December 31
	2005	2004	% Change	2005	2004	% Change
	(Dollars in thousands)
Compensation and employee benefits	$1,108	$1,120	(1.1)%	$2,122	$2,155	(1.5)%
Premises and occupancy expense	225	221	1.8	493	458	7.6
Deposit insurance premium	10	9	1.0	17	17	—
Advertising expense	66	56	17.9	153	112	36.6
Data processing expense	63	67	(6.0)	124	144	(13.9)
ATM service fees .	77	60	21.7	150	118	27.1
Other operating expenses	246	213	13.4	493	432	14.1

Total	$1,795	$1,746	2.8	$3,552	$3,436	3.4

Noninterest expense increased $49,000 during the three months ended December 31, 2005 primarily due to a $33,000 increase in other operating expense, partially offset by a $12,000 decrease in compensation and employee benefit expense. Noninterest expense increased $116,000 during the six months ended December 31, 2005 primarily due to a $41,000 increase in advertising expense, a $32,000 increase in ATM service fees, and a $61,000 increase in other operating expense, partially offset by a $33,000 decrease in compensation and employee benefit expense. The increase in advertising expense was due to a general increase in our use of advertising services. The increase in ATM service charges was the result of increased volume in ATM usage. The increase in other operating expense is primarily due to inflationary increases in other expenses. The decrease in compensation and employee benefit expense is primarily the result of reduced costs of our supplemental executive retirement plan and insurance costs and a $20,000 decrease in data processing expense. The decrease in data processing expense was the result of incentives we received for renewing our data processing agreement.

Income Taxes.

The provision for income taxes increased from $288,000 for the three months ended December 31, 2004 to $303,000 for the three months ended December 31, 2005 due to an increase in pre-tax income from $811,000 to $843,000 for these periods. The provision for income taxes increased from $569,000 for the six months ended December 31, 2004 to $626,000 for the six months ended December 31, 2005 due to an increase in pre-tax income from $1.6 million to $1.7 million for these periods.

Use of Proceeds

The following table shows how we expect to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at United Community Bank will reduce United Community Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% of Maximum of Offering Range
	2,344,640 Shares at $10.00 Per Share	Percent of Net Proceeds	2,758,400 Shares at $10.00 Per Share	Percent of Net Proceeds	3,172,160 Shares at $10.00 Per Share	Percent of Net Proceeds	3,647,984 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$23,446		$27,584		$31,722		$36,480
Less: offering expenses	1,098		1,154		1,211		1,275

Net offering proceeds	22,348	100.0%	26,430	100.0%	30,511	100.0%	35,205	100.0%
Less:
Proceeds contributed to United Community Bank	11,174	50.0	13,215	50.0	15,256	50.0	17,603	50.0
Proceeds used for loan to employee stock ownership plan	2,132	9.6	2,509	9.5	2,885	9.5	3,318	9.4
Proceeds contributed to charitable foundation	250	1.1	250	1.0	250	0.8	250	0.7
Proceeds contributed to United Community MHC	100	0.4	100	0.3	100	0.3	100	0.3

Proceeds remaining for United Community Bancorp	$8,692	38.9%	$10,356	39.2%	$12,020	39.4%	$13,934	39.6%

United Community Bancorp intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, United Community Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, United Community Bancorp may not repurchase shares of its common stock during the first year following the reorganization, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

United Community Bank intends to invest the proceeds it receives from the offering initially in short-term, liquid investments. Over time, United Community Bank may use the proceeds that it receives from the offering, which are shown in the table above as the amount contributed to United Community Bank:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

United Community Bank may need regulatory approvals to engage in some of the activities listed above. It currently has no specific plans or agreements regarding any expansion activities or acquisitions other than the planned branch office openings discussed under “Our Business—Properties.” Financing for opening these branches is not contingent on this offering.

Except as described above, neither United Community Bancorp nor United Community Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

Our Dividend Policy

Following the reorganization, our board of directors intends to adopt a policy of paying regular cash dividends, but has not decided the amount that may be paid or when the payments may begin. In addition, the board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account United Community Bancorp’s financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by United Community Bank to United Community Bancorp discussed below will also be considered. United Community Bancorp cannot guarantee that it will pay dividends or that, if paid, United Community Bancorp will not reduce or eliminate dividends in the future.

If United Community Bancorp pays dividends to its stockholders, it also will be required to pay dividends to United Community MHC, unless United Community MHC elects to waive the receipt of dividends. We anticipate that United Community MHC will waive any dividends that United Community Bancorp may pay. Any decision to waive dividends will be subject to regulatory approval.

United Community Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, United Community Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from United Community Bank because United Community Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit dividends and other distributions from United Community Bank to United Community Bancorp. In addition, United Community Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the reorganization. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by United Community Bank to United Community Bancorp that would be deemed to be drawn out of United Community Bank’s bad debt reserves would require United Community Bank to pay federal income taxes at the then-current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 15 of the notes to financial statements included in this prospectus. United Community Bancorp does not contemplate any distribution by United Community Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the reorganization, we expect to meet the listing standards of and expect that our shares of common stock will be quoted on, the Nasdaq National Market. Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the reorganization, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a longer term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of United Community Bank at September 30, 2005 and the capitalization of United Community Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. United Community Bancorp is offering its common stock on a best efforts basis. United Community Bancorp must sell a minimum of 2,344,640 shares to complete the offering.

	United Community Bank Capitalization as of September 30, 2005	United Community Bancorp Pro Forma Capitalization Based Upon the Sale of
		2,344,640 Shares at $10.00 Per Share	2,758,400 Shares at $10.00 Per Share	3,172,160 Shares at $10.00 Per Share	3,647,984 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$289,134	$289,134	$289,134	$289,134	$289,134
Borrowings	—	—	—	—	—

Total deposits and borrowed funds	$289,134	$289,134	$289,134	$289,134	$289,134

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
19,000,000 shares, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	54	64	74	85
Additional paid-in capital	—	22,294	26,367	30,437	35,120
Retained earnings (3)	29,525	29,525	29,525	29,525	29,525
Accumulated other comprehensive income	240	240	240	240	240
Shares issued to the foundation	—	1,034	1,216	1,398	1,608
Less:
Capitalization of United Community MHC	—	100	100	100	100
Foundation contribution expense - shares (4)	—	682	803	923	1,061
Foundation contribution - cash (4)	—	165	165	165	165
Common stock acquired by employee stock ownership plan (5)	—	2,132	2,509	2,885	3,318
Common stock to be acquired by equity incentive plan (6)	—	1,066	1,255	1,443	1,659

Total stockholders’ equity	$29,765	$49,002	$52,580	$56,158	$60,275

Total pro forma stockholders’ equity as a percentage of pro forma total assets (1)		14.39%	15.29%	16.16%	17.15%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2)	Reflects total issued and outstanding shares of 5,440,000, 6,400,000, 7,360,000 and 8,464,000 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering, issued to United Community MHC and contributed to United Community Bank Charitable Foundation.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Represents the expense, net of tax, of the contribution of common stock to United Community Bank Charitable Foundation based on an estimated tax rate of 34.0%. The actual rate experienced by United Community Bancorp may vary. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)	Assumes that 3.92% of the common stock issued in the reorganization, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from United Community Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of equity. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against equity will occur. Since the funds are borrowed from United Community Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of United Community Bancorp. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(6)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the reorganization. See “Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At September 30, 2005, United Community Bank exceeded all regulatory capital requirements to be considered a “well capitalized” institution. The following table presents United Community Bank’s capital position relative to its regulatory capital requirements at September 30, 2005, on a historical and pro forma basis. The table reflects receipt by United Community Bank of 50.0% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan, the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (3.92% and 1.96% of the shares of common stock issued, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation, respectively) and the initial capital contribution to United Community MHC are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to United Community Bank, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at September 30, 2005
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at September 30, 2005		2,344,640 Shares at $10.00 Per Share		2,758,400 Shares at $10.00 Per Share		3,172,160 Shares at $10.00 Per Share		3,647,984 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
U.S. generally accepted accounting principles equity	$29,765	9.26%	$37,641	11.43%	$39,117	11.83%	$40,593	12.22%	$42,291	12.67%

Tangible Capital:
Capital level (2)	$29,525	9.20%	$37,401	11.38%	$38,877	11.77%	$40,353	12.16%	$42,051	12.61%
Requirement	4,813	1.50	4,931	1.50	4,954	1.50	4,976	1.50	5,001	1.50

Excess	$24,712	7.70%	$32,470	9.88%	$33,923	10.27%	$35,377	10.66%	$37,050	11.11%

Core Capital:
Capital level (2)	$29,499	9.19%	$37,375	11.37%	$38,851	11.76%	$40,327	12.16%	$42,025	12.60%
Requirement	12,836	4.00	13,151	4.00	13,210	4.00	13,269	4.00	13,337	4.00

Excess	$16,663	5.19%	$24,224	7.37%	$25,641	7.76%	$27,058	8.16%	$28,688	8.60%

Total Risk-Based Capital:
Capital level (3)	$31,482	16.04%	$39,358	19.89%	$40,834	20.60%	$42,310	21.32%	$44,008	22.41%
Requirement	15,704	8.00	15,830	8.00	15,854	8.00	15,878	8.00	15,905	8.00

Excess	$15,778	8.04%	$23,528	11.89%	$24,980	12.60%	$26,432	13.60%	$28,103	14.41%

(1)	Tangible capital shown as a percentage of adjusted total assets of $320.1 million. Risk-based and core capital levels are shown as a percentage of risk-weighted assets of $196.3 million.

(2)	A portion of the unrealized gains on available-for-sale securities accounts for the difference between capital calculated under U.S. generally accepted accounting principles and each of tangible capital and core capital. See note 14 to the notes to financial statements for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20.0% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the reorganization. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 3.96% of the shares issued in the reorganization, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation, with a loan from United Community Bancorp that will be repaid in equal installments over a period of 15 years;

•	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.5% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares contributed to the charitable foundation or purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families;

•	Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, Inc., will be $850,000; and

•	We will make a charitable contribution of a number of shares of United Community Bancorp common stock equal to 1.9% of the shares issued in the reorganization, including shares issued to United Community MHC, with an assumed value of $10.00 per share, plus $250,000 in cash. The number of shares contributed to the foundation would equal 103,360, 121,600, 139,840 and 160,816 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Pro forma net income for the three months ended September 30, 2005 and the year ended June 30, 2005 have been calculated as if the reorganization was completed at the beginning of each period, and the net proceeds had been invested at 4.36% for the three months ended September 30, 2005 and 3.25% for the year ended June 30, 2005, which represents the one-year treasury rate on each date. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.88% is used for the three months ended September 30, 2005 and 2.15% for the year ended June 30, 2005, after giving effect to a combined federal and state income tax rate of 34.0% for each period. The actual rate experienced by United Community Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market or economic conditions after the offering begins or due to regulatory considerations. See “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at United Community Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the reorganization, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of United Community Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of United Community Bancorp’s common stock.

•	The pro forma tables do not reflect the impact of the net expenses we initially expect to incur as a result of the construction of branch offices in Aurora, St. Leon and Milan, Indiana, and our operating as a public company.

The following pro forma data may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the reorganization.

We are offering our common stock on a best efforts basis. United Community Bancorp must sell a minimum of 2,344,640 shares to complete the offering.

Three Months Ended September 30, 2005
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
2,344,640 Shares at $10.00 Per Share	2,758,400 Shares at $10.00 Per Share	3,172,160 Shares at $10.00 Per Share	3,647,984 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$23,446	$27,584	$31,722	$36,480
Less: estimated offering expenses	(1,098)	(1,154)	(1,211)	(1,275)

Estimated net proceeds	22,368	26,430	30,511	35,205
Less: cash contributed to charitable foundation	(250)	(250)	(250)	(250)
Less: cash to United Community MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(2,132)	(2,509)	(2,885)	(3,318)
Less: common stock to be acquired by equity incentive plan (2)	(1,066)	(1,254)	(1,443)	(1,659)

Net investable proceeds	$18,800	$22,317	$25,833	$29,878

Pro Forma Net Income:
Pro forma net income (3):
Historical	$561	$561	$561	$561
Pro forma income on net investable proceeds	135	161	186	215
Less: pro forma employee stock ownership plan adjustments (1)	(23)	(28)	(32)	(36)
Less: pro forma restricted stock award expense (2)	(35)	(41)	(48)	(55)
Less: . pro forma stock option expense (4)	(36)	(42)	(49)	(56)

Pro forma net income	$602	$611	$618	$629

Pro forma net income per share (3):
Historical	$0.11	$0.09	$0.08	$0.07
Pro forma income on net investable proceeds	0.03	0.03	0.03	0.03
Less: pro forma employee stock ownership plan adjustments (1)	—	—	—	—
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.12	$0.10	$0.09	$0.08

Offering price as a multiple of pro forma net income per share	20.83	x	25.00	x	27.78	x	31.25	x
Number of shares used to calculate pro forma net income per share (5)	5,230,306	6,153,301	7,076,297	8,137,741
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value) (4):
Historical	$29,765	$29,765	$29,765	$29,765
Estimated net proceeds	22,348	26,430	30,511	35,205
Plus: shares issued to the foundation	1,034	1,216	1,398	1,608
Less: after-tax cost of foundation shares	(682)	(803)	(923)	(1,061)
Less: after-tax cost of foundation cash	(165)	(165)	(165)	(165)
Less: capitalization of United Community MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(2,132)	(2,509)	(2,885)	(3,318)
Less: common stock to be acquired by equity incentive plan (2)	(1,066)	(1,254)	(1,443)	(1,659)

Pro forma stockholders’ equity	$49,002	$52,580	$56,158	$60,275

Pro forma stockholders’ equity per share (4):
Historical	$5.47	$4.65	$4.04	$3.52
Estimated net proceeds	4.11	4.13	4.15	4.16
Plus: shares issued to the foundation	0.19	0.19	0.19	0.19
Less: after-tax cost of foundation shares	(0.13)	(0.13)	(0.13)	(0.13)
Less: after-tax cost of foundation cash	(0.03)	(0.03)	(0.02)	(0.02)
Less: capitalization of United Community MHC	(0.02)	(0.02)	(0.01)	(0.01)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$9.00	$8.20	$7.63	$7.12

Offering price as a percentage of pro forma stockholders’ equity per share	111.11%	121.95%	131.06%	140.45%
Number of shares used to calculate pro forma stockholders’ equity per share (5)	5,440,000	6,400,000	7,360,000	8,464,000

(footnotes on page             )

Year Ended June 30, 2005
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
2,344,640 Shares at $10.00 Per Share	2,758,400 Shares at $10.00 Per Share	3,172,160 Shares at $10.00 Per Share	3,647,984 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$23,446	$27,584	$31,722	$36,480
Less: estimated offering expenses	(1,098)	(1,154)	(1,211)	(1,275)

Estimated net proceeds	22,348	26,430	30,511	35,205
Less: cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: cash to United Community MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(2,132)	(2,509)	(2,885)	(3,318)
Less: common stock to be acquired by equity incentive plan (2)	(1,066)	(1,254)	(1,443)	(1,659)

Net investable proceeds	$18,800	$22,317	$25,833	$29,878

Pro Forma Net Income:
Pro forma net income (3):
Historical	$2,045	$2,045	$2,045	$2,045
Pro forma income on net investable proceeds	403	479	554	641
Less: pro forma employee stock ownership plan adjustments (1)	(94)	(110)	(127)	(146)
Less: pro forma restricted stock award expense (2)	(141)	(166)	(190)	(219)
Less: pro forma stock option expense (4)	(144)	(169)	(194)	(223)

Pro forma net income	$2,069	$2,079	$2,088	$2,098

Pro forma net income per share (3):
Historical	$0.39	$0.33	$0.29	$0.25
Pro forma income on net investable proceeds	0.08	0.08	0.08	0.08
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.39	$0.33	$0.29	$0.25

Offering price as a multiple of pro forma net income per share	25.64	x	30.30	x	34.48	x	40.00	x
Number of shares used to calculate pro forma net income per share (5)	5,240,969	6,165,845	7,090,722	8,154,330
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value) (4):
Historical	$29,736	$29,736	$29,736	$29,736
Estimated net proceeds	22,348	26,430	30,511	35,205
Plus: shares issued to the foundation	1,034	1,216	1,398	1,608
Less: after-tax cost of foundation shares	(682)	(803)	(923)	(1,061)
Less: after-tax cost of foundation cash	(165)	(165)	(165)	(165)
Less: capitalization of United Community MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(2,132)	(2,509)	(2,885)	(3,318)
Less: common stock to be acquired by equity incentive plan (2)	(1,066)	(1,254)	(1,443)	(1,659)

Pro forma stockholders’ equity	$48,973	$52,551	$56,129	$60,246

Pro forma stockholders’ equity per share (4):
Historical	$5.47	$4.65	$4.04	$3.51
Estimated net proceeds	4.11	4.13	4.15	4.16
Plus: shares issued to the foundation	0.19	0.19	0.19	0.19
Less: after-tax cost of foundation shares	(0.13)	(0.13)	(0.13)	(0.13)
Less: after-tax cost of foundation cash	(0.03)	(0.03)	(0.02)	(0.02)
Less: capitalization of United Community MHC	(0.02)	(0.02)	(0.01)	(0.01)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$9.00	$8.20	$7.63	$7.11

Offering price as a percentage of pro forma stockholders’ equity per share	111.11%	121.95%	131.06%	140.65%
Number of shares used to calculate pro forma stockholders’ equity per share (5)	5,440,000	6,400,000	7,360,000	8,464,000

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation (213,248, 250,880, 288,512 and 331,789 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the reorganization retained by United Community Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently %, and a term of 15 years. United Community Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that United Community Bancorp will earn on the loan will offset the interest paid on the loan by United Community Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that United Community Bancorp will purchase in the open market a number of shares equal to 1.96% of the shares issued in the offering, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation (106,624, 125,440, 144,256 and 165,894 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the reorganization. Repurchases will be funded with cash on hand at United Community Bancorp or with dividends paid to United Community Bancorp by United Community Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than United Community MHC, by approximately 4.17%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of United Community Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2006 as a result of the contribution of common stock to United Community Bank Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Three months ended September 30, 2005	$847	$968	$1,088	$1,226
Year ended June 30, 2005	847	968	1,088	1,226

Pro forma net income (loss):
Three months ended September 30, 2005	$(245)	$(357)	$(470)	$(597)
Year ended June 30, 2005	1,222	1,129	1,000	872

Pro forma net income (loss) per share:
Three months ended September 30, 2005	$(0.05)	$(0.06)	$(0.07)	$(0.07)
Year ended June 30, 2005	0.23	0.18	0.14	0.11

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 34.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 4.9% of the number of shares issued in the offering, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation (266,560, 313,600, 360,640 and 414,736 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.08 each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 16.3%; and risk-free interest rate, 4.56%. Because there currently is no market for United Community Bancorp common stock, the assumed expected volatility is based on the SNL Financial MHC Index. The dividend yield is assumed to be 0.0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year, that 25.0% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. United Community Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than United Community MHC, by approximately 8.92%.

(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the reorganization, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the reorganization. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund United Community Bank Charitable Foundation as part of the offering, Keller & Company estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that Keller & Company will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at September 30, 2005, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$23,446	$25,628	$27,584	$30,150	$31,721	$34,673	$36,480	$39,873
Pro forma market capitalization (excluding United Community MHC)	24,480	25,628	28,800	30,150	33,120	34,673	38,088	39,878
Estimated pro forma valuation	54,400	56,950	64,000	67,000	73,600	77,050	84,640	88,608
Pro forma total assets	340,465	342,460	343,982	346,330	347,498	350,200	351,543	354,650
Pro forma total liabilities	291,463	291,648	291,402	291,649	291,340	291,649	291,268	291,650
Pro forma stockholders’ equity	49,002	50,812	52,580	54,681	56,158	58,551	60,275	63,000
Pro forma net income	602	612	611	624	618	634	629	647
Pro forma stockholders’ equity per share	9.00	8.92	8.20	8.16	7.63	7.60	7.12	7.11
Pro forma net income per share	0.12	0.11	0.10	0.10	0.09	0.09	0.08	0.08

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	111.11%	112.11%	121.95%	122.55%	131.06%	131.58%	140.45%	140.65%
Offering price as a multiple of pro forma net income per share (annualized)	20.83	22.36	25.00	25.83	27.78	29.24	31.25	32.89
Offering price to assets	15.98	16.63	18.61	19.35	21.18	22.00	24.08	24.98

Pro Forma Financial Ratios:
Return on assets (annualized)	0.71%	0.71%	0.71%	0.72%	0.71%	0.72%	0.72%	0.73%
Return on stockholders’ equity (annualized)	4.91	4.82	4.65	4.56	4.40	4.33	4.17	4.11
Stockholders’ equity to total assets	14.39	14.84	15.29	15.79	16.16	16.72	17.15	17.76

(1)	Based on independent valuation prepared by Keller & Company as of November 14, 2005.

Our Business

General

United Community Bancorp will be organized as a federal corporation upon completion of the reorganization. As a result of the reorganization, United Community Bank will be a wholly owned subsidiary of United Community Bancorp and United Community Bancorp will be a majority-owned subsidiary of United Community MHC. Upon completion of the reorganization, United Community Bancorp’s business activities will be the ownership of the outstanding capital stock of United Community Bank and management of the investment of offering proceeds retained from the reorganization. Initially, United Community Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of United Community Bank with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, United Community Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

United Community Bank was created on April 12, 1999 through the merger of Perpetual Federal Savings and Loan Association, originally chartered in 1894, and Progressive Federal Savings Bank, originally chartered in 1914. Both institutions were headquartered in Lawrenceburg, Indiana and operated as community-oriented financial institutions in the Lawrenceburg market area. At the time of our merger, we had approximately $185.0 million in assets and $166.0 million in deposits. At September 30, 2005, we have approximately $321.3 million in assets and $289.1 million in deposits.

United Community Bank provides customers with quality customer service combined with a full menu of banking services and products. Recent years have seen the expansion of services we offer from a traditional savings and loan product mix to one of a full-service financial institution servicing the needs of consumer and commercial customers. We give back to the communities we serve by assuming a role in community affairs, not only through monetary donations, but by asking our employees to also contribute their time by taking leadership roles in the many organizations dedicated to serving the community.

We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market areas. We attract deposits from the general public and local municipalities and use those funds to originate one- to four-family real estate, multi-family and nonresidential real estate and land, construction, commercial and consumer loans, which, with the exception of long-term fixed-rate one-to four-family real estate loans, we primarily hold for investment. We also maintain an investment portfolio. We offer non-deposit investment products through a third-party network arrangement with a registered broker-dealer.

Our website address is www.bankucb.com. Information on our website should not be considered a part of this prospectus.

Market Areas

We are headquartered in Lawrenceburg, Indiana, which is in the eastern part of Dearborn County, Indiana, along the Ohio River. The economy of the region in which our current offices are located, and planned future offices will be located, has historically been a mixture of light industrial enterprises and services. The economy in Lawrenceburg has been strong in recent years as a result of the opening of a Riverboat casino in Lawrenceburg whose presence has led to new retail centers, job growth and an increase in housing development. Located 20 miles from Cincinnati, Ohio, Dearborn County has also benefitted from the growth in and around Cincinnati and Northern Kentucky, as many residents commute to these areas for employment.

Dearborn County’s road system includes eight state highways and two U.S. highways. I-275 enters Indiana near Lawrenceburg and offers easy connection to 1-71 and 1-75. At the northern end of the county, 1-74 connects us with Indianapolis to the west and Cincinnati to the east. Dearborn County is 20 minutes from the Greater Cincinnati/Northern Kentucky International Airport by way of Interstate 275. The county has four rail lines and port facilities due to the proximity of the Ohio River.

Based on United States Census data, in 2000, personal income per capita for Dearborn County, Indiana approximately $27,472 compared to $26,933 for Indiana and $29,469 for the entire United States. In addition, the population of Dearborn County was 46,000 as compared to 6.1 million for Indiana.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market areas and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2005, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 36.3% of the deposits in Dearborn County, which was the largest market share out of the nine financial institutions with offices in Dearborn County. In addition, banks owned by large out-of-state bank holding companies such as Wells Fargo & Company, Fifth Third Bancorp and U.S. Bancorp also operate in our market areas. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market areas, and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. We originate loans primarily for investment purposes. The largest segment of our loan portfolio is one- to four-family residential real estate loans. The other significant segments of our loan portfolio are nonresidential real estate and land loans, multifamily residential real estate loans, residential loans and consumer loans.

One- to Four-Family Residential Real Estate Loans. The largest segment of our loan portfolio is comprised of mortgage loans to enable borrowers to purchase or refinance existing homes most of which serve as the primary residence of the owner. We offer fixed-rate and adjustable-rate loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. Additionally, our current practice is generally to (i) sell to the secondary market newly originated conforming fixed-rate 15-, 20- and 30-year one- to four-family residential real estate loans, and (ii) to hold in our portfolio fixed-rate loans with 10-year terms or less and adjustable-rate loans. Occasionally, we have purchased loans and purchased participation interests in loans originated by other institutions to supplement our origination efforts.

Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that ranges from one to 10 years. Interest rates and payments on these adjustable-rate loans generally are based on the one-year constant maturity Treasury index (three-year constant maturity Treasury index in the case of three-year adjustable-rate loans) as published by the Federal Reserve in Statistical Release H.15. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period and the lifetime interest rate cap ranges from five to six percentage points over the initial interest rate of the loan. Our adjustable-rate residential mortgage loans generally do not provide for a decrease in the rate paid below the initial contract rate. The inability of our residential real estate loans to adjust downward below the initial contract rate can contribute to increased income in periods of declining interest rates, and also assists us in our efforts to limit the risks to earnings and equity value resulting from changes in interest rates, subject to the risk that borrowers may refinance these loans during periods of declining interest rates.

We generally do not make conventional loans with loan-to-value ratios exceeding 95% at the time the loan is originated. Private mortgage insurance is generally required for all fixed-rate loans with loan-to-value ratios in excess of 80%, and all adjustable-rate loans with loan-to-value ratios exceeding 85%. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on properties located in a flood zone, before closing the loan.

In an effort to provide financing for low- and moderate-income and first-time buyers, we offer a special home buyers program. We offer residential mortgage loans through this program to qualified individuals and originate the loans using reduced interest rates, fees and loan conditions.

Multi-Family Real Estate Loans. We offer adjustable-rate mortgage loans secured by multi-family real estate. Our multi-family real estate loans are generally secured by apartment buildings. We also make multi-family real estate loans secured by apartment buildings outside of our primary market area to existing customers who reside in our primary market area. We intend to continue to grow this segment of our loan portfolio.

These loans are typically repaid or the term extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. We originate adjustable-rate multi-family real estate loans with terms up to 30 years. Interest rates and payments on most of these loans typically adjust annually after an initial fixed term of five or seven years. Interest rates and payments on our adjustable-rate loans generally are based on the prime interest rate. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period and the lifetime interest rate cap is six percentage points over the initial interest rate of the loan (five percentage points for loans with three-year terms). Loans are secured by first mortgages that generally do not exceed 80% of the property’s appraised value. When the borrower is a corporation, partnership or other entity, we generally require that significant equity holders serve as co-borrowers on the loan, or, to a lesser extent, serve as a personal guarantor of the loan.

Loans secured by multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family real estate lending is the borrower’s creditworthiness and the feasability and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than one- to four-family residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors of loan relationships totaling more than $1.0 million, in the aggregate, to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a multi-family real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to rental properties, we will also consider the term of the lease and the credit quality of the tenants. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x.

At September 30, 2005, the largest outstanding multi-family real estate loan had an outstanding balance of $2.2 million and is secured by an apartment building located in Northern Kentucky. This loan was performing according to its original terms at September 30, 2005.

Nonresidential Real Estate and Land Loans. We offer adjustable-rate mortgage loans secured by nonresidential real estate. Our nonresidential real estate loans are generally secured by commercial buildings. We intend to continue to grow this segment of our loan portfolio. These loans are typically repaid or the term extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. We originate adjustable-rate nonresidential real estate loans with terms up to 30 years. Interest rates and payments on most of these loans typically adjust annually after an initial fixed term of five or seven years. Interest rates and payments on these loans generally are based on the prime interest rate. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period and the lifetime interest rate cap is six percentage points over the initial interest rate of the loan (five percentage points for loans with three-year terms). Loans are secured by first mortgages that generally do not exceed 80% of the property’s appraised value (75% for land only loans). When the borrower is a corporation, partnership or other entity, we generally require that significant equity holders serve as co-borrowers or as personal guarantors of the loan.

Loans secured by nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in nonresidential real estate lending is the borrower’s creditworthiness and the feasability and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than one- to four-family residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors of loan relationships totaling more than $1.0 million, in the aggregate, to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to rental properties, we will also consider the term of the lease and the credit quality of the tenants. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys and inspections are generally required for loans over $500,000.

We also originate loans secured by unimproved property, including lots for single family homes and for mobile homes, raw land, commercial property and agricultural property. The terms and rates of our land loans are the same as our nonresidential and multifamily real estate loans. Loans secured by undeveloped land or improved lots generally involve greater risks than residential mortgage lending because land loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure, we may be confronted with a property the value of which is insufficient to assure full repayment. Loan amounts generally do not exceed 80% of the lesser of the appraised value or the purchase price.

At September 30, 2005, we had $49.5 million in nonresidential real estate loans outstanding, or 24.0% of total loans, and $9.7 million in land loans outstanding, or 4.6% of total loans.

At September 30, 2005, the largest outstanding nonresidential real estate loan had an outstanding balance of $2.9 million. This loan is a participation loan in which we have a 4.3% interest. This loan is secured by truck terminals located in 26 states across the United States and was performing according to its original terms at September 30, 2005. At September 30, 2005, our largest land loan, which was performing according to its original terms at that date, was for $1.5 million and was secured by a mobile home park.

Construction Loans. We originate fixed-rate and adjustable-rate loans to individuals and, to a lesser extent, builders to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including apartment buildings, restaurants, shopping centers and owner-occupied properties used for businesses. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually nine months for residential properties and 12 months for commercial properties. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 95% on residential construction and 80% on commercial construction at the time the loan is originated. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will require an inspection of the property before disbursement of funds during the term of the construction loan.

At September 30, 2005, our largest outstanding residential construction loan was for $440,000, of which $283,000 was outstanding. At September 30, 2005, our largest outstanding commercial construction loan was for $500,000, of which $167,000 was outstanding. This loan is secured by a medical professional building. These loans were performing in accordance with their original terms at September 30, 2005.

Commercial Loans. We occasionally make commercial business loans to professionals, sole proprietorships and small businesses in our market area. We extend commercial business loans on an unsecured basis and secured basis, the maximum amount of which is limited by our in-house-loans-to one borrower limit.

We originate secured and unsecured commercial lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. Secured commercial lines of credit secured by nonresidential real estate are adjustable-rate loans and whose rates are based on the prime interest rate and adjust monthly. Commercial lines of credit secured by nonresidential real estate have a maximum term of five years and a maximum loan-to-value ratio of 80% of the pledged collateral when the collateral is commercial real estate. We also originate commercial lines of credit secured by marketable securities and unsecured lines of credit. These lines of credit, as well as certain commercial lines of credit secured by nonresidential real estate, require that only interest be paid on a monthly or quarterly basis and have a maximum term of five years.

We also originate secured and unsecured commercial loans. Secured commercial loans are generally collateralized by nonresidential real estate, marketable securities, accounts receivable, inventory, industrial/commercial machinery and equipment and furniture and fixtures. We originate both fixed-rate and adjustable-rate commercial loans with terms up to 20 years for secured loans and up to five years for unsecured loans. Adjustable-rate loans are based on prime and adjust either monthly or annually. Where the borrower is a corporation, partnership or other entity, we generally require significant equity holders to be co-borrowers and in cases where they are not co-borrowers we require personal guarantees from significant equity holders.

When making commercial business loans, we consider the financial statements and/or tax returns of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

At September 30, 2005, our largest commercial loan was a $649,000 loan secured by the assets of a local privately owned utility company. This loan was performing in accordance with its original terms at September 30, 2005.

Consumer Loans. We offer a variety of consumer loans, primarily home equity loans and lines of credit, and, to a much lesser extent, loans secured by savings accounts or certificate of deposits (share loans), new farm and garden equipment, automobile and recreational vehicle loans and secured and unsecured personal loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We generally offer home equity loans and lines of credit with a maximum combined loan to value ratio of 90%. Home equity lines of credit have adjustable-rates of interest that are based on the prime interest rate. Home equity lines of credit generally require that only interest be paid on a monthly basis and have terms up to 20 years. Interest rates on these loans typically adjust monthly. We offer fixed-rate and adjustable-rate home equity loans. Home equity loans with fixed-rates have terms that range from one to 15 years. Home equity loans with adjustable-rates have terms that range from 16 to 30 years. Interest rates on these loans are based on the prime interest rate. We hold a first mortgage position on most of the homes that secure our home equity loans and home equity lines of credit.

We offer loans secured by new and used vehicles. These loans have fixed interest rates and generally have terms up to five years.

We offer loans secured by new and used boats, motor homes, campers and motorcycles. We offer fixed and adjustable-rate loans for new motor homes and boats with terms up to 20 years for adjustable-rate loans and up to 10 years for fixed-rate loans. We offer fixed-rate loans for all other new and used recreational vehicles with terms up to 10 years for campers and five years for motorcycles.

We offer secured consumer loans with fixed interest rates and terms up to 10 years and secured lines of credit with adjustable-rates based on prime with terms up to five years. We also offer fixed-rate unsecured consumer loans and lines of credit with terms up to five years. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity Management.”

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-Family and Nonresidential Real Estate and Land Loans. Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors of loan relationships totaling more than $1.0 million, in the aggregate, to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a multi-family and nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys and inspections are obtained when circumstances suggest the possibility of the presence of hazardous materials.

We underwrite all loan participations to our own underwriting standards and will not participate in a loan unless each participant has at least a 10% interest in the loan. In addition, we also consider the financial strength and reputation of the lead lender. To monitor cash flows on loan participations, we require the lead lender to provide annual financial statements for the borrower. Generally, we also conduct an annual internal loan review for loan participations.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise on television, on the radio and in newspapers that are widely circulated in Dearborn County, Indiana. Accordingly, when our rates are competitive, we attract loans from throughout Dearborn County. We occasionally purchase loans and participation interests in loans to supplement our origination efforts.

We generally originate loans for our portfolio but our current practice is to sell to the secondary market almost all newly originated conforming fixed-rate, 15-, 20- and 30-year one- to four-family residential real estate loans and to hold in our portfolio fixed-rate loans with 10-year terms or less and adjustable-rate loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, loans are sold to Freddie Mac with servicing retained.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board has granted the Management Mortgage Loan Committee (comprised of the President, Executive Vice President and the Senior Vice President, Lending) with loan approval authority for mortgage loans up to $100,000 and to the Board Loan Committee up to $1 million.

The board has granted authority to approve consumer loans to certain employees up to prescribed limits, depending on the officer’s experience and tenure. The board also granted loan approval authority to the Management Consumer Loan Committee, consisting of the President and the Executive Vice President, the Senior Vice President, Lending and the Vice President, Consumer Lending. Any two members of the committee may approve consumer loans secured by real estate up to $250,000, consumer loans secured by assets other than real estate up to $100,000 and unsecured consumer loans up to $50,000. The board of directors has also granted loan approval authority to the Management Commercial Loan Committee, consisting of the President, the Executive Vice President, the Senior Vice President, Lending and the Senior Vice President, Investments Officer and Commercial Lending Officer. Any two members of the committee may approve commercial loans secured by real estate up to $250,000, commercial loans secured by assets other than real estate up to $50,000 and unsecured commercial loans up to $25,000. A majority of the Management Commercial Loan Committee may approve commercial loans secured by real estate up to $500,000, commercial loans secured by assets other than real estate up to $100,000 and unsecured commercial loans up to $50,000.

The Board Loan Committee, consisting of the President, the Executive Vice President and five to six other members of the board, may approve consumer and commercial loans secured by real estate up to $1,000,000, consumer and commercial loans secured by assets other than real estate up to $300,000 and unsecured consumer commercial loans up to $100,000.

All loans in excess of these limits must be approved by the full board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our stated capital and reserves. At September 30, 2005, our general regulatory limit on loans to one borrower was $4.5 million. On September 30, 2005, our largest lending relationship was a $4.3 million commercial real estate loan relationship. The loans that comprise this relationship were performing according to their original terms at September 30, 2005.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our mortgage loan commitments expire after 30 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, deposits at the Federal Home Loan Bank of Indianapolis and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Indianapolis stock. While we have the authority under applicable law to invest in derivative securities, our investment policy does not permit this investment. We had no investments in derivative securities at September 30, 2005.

At September 30, 2005, our investment portfolio totaled $80.6 million and consisted primarily of U.S. Government sponsored entity securities and mortgage-backed securities issued primarily by Fannie Mae, Freddie

Mac and Ginnie Mae, securities of municipal governments, corporate debt securities and mutual funds that invest in adjustable-rate mortgages and U.S. Treasury obligations.

At September 30, 2005, $27.5 million of our investment portfolio consisted of callable securities. These securities contain either a one-time call option or may be called anytime during the life of the security. We face reinvestment risk with callable securities, particularly during periods of falling market interest rates when issuers of callable securities tend to call or redeem their securities. Reinvestment risk is the risk that we may have to reinvest the proceeds from called securities at lower rates of return than the rates paid on the called securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. The Investment Committee is responsible for the implementation of the investment policy. The Management Investment Committee, consisting of the President and Chief Executive Officer, the Chief Operating Officer and the Senior Vice President, Investment Officer, is responsible for monitoring our investment performance. Individual investment transactions, portfolio composition and performance are reviewed by our board of directors monthly.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of Indiana. We attract deposits in our market area through advertising and through our website. We offer a broad selection of deposit instruments, including noninterest-bearing demand accounts (such as checking accounts), interest-bearing accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. Municipal deposits comprise a substantial portion of our total deposits. At September 30, 2005, $139.2 million, or 48.1% of our total deposits were municipal deposits. At September 30, 2005, we did not utilize brokered deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates and to be in the middle of the market for rates on all types of deposit products.

Borrowings. We may utilize advances from the Federal Home Loan Bank of Indianapolis to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Properties

The following table sets forth certain information relating to our properties as of September 30, 2005.

Location	Year Opened	Owned/ Leased		Date of Lease Expiration	Net Book Value as of September 30, 2005
					(In thousands)
Main Office:
92 Walnut Street Lawrenceburg, Indiana 47025	2004	Owned		—	$1,968

Full-Service Branch:
215 W. Eads Parkway Lawrenceburg, Indiana 47025	1914	Owned		—	896

19710 Stateline Road Lawrenceburg, Indiana 47025	2000	Owned		—	775

447 Bielby Road Lawrenceburg, Indiana 47025	1999	Leased		1/2008	27

Other Offices:
(Temporary Branch Office)(1) 513 Green Blvd, Unit #2 Aurora, Indiana 47001	2005	Leased		5/2006	—

Other Properties:
(Future Site of Aurora Branch Office) Corner of Sunnyside Avenue & U.S. 50 Aurora, Indiana 47001	Expected 2006	Owned	(2)	—	1,201

(Future Site of St. Leon Branch Office) State Route 1 St. Leon, Indiana 47012	Expected 2006	Owned	(2)	—	269

(Future Site of Milan Branch Office) Corner of State Route 350 & State Route 101 Milan, Indiana 47031	Expected 2007	Owned	(2)	—	135

(1)	Branch is temporarily housed in a modular facility until a permanent building is constructed.
(2)	Land only.

In 2003, we purchased the oldest three-story brick building in the State of Indiana, renovated it and moved our headquarters there in 2004. In addition to our main office, we operate from three additional locations in Lawrenceburg, Indiana. In the beginning of 2004, our Board of Directors made the strategic decision to expand into other select markets in Dearborn County, Indiana and adjacent Ripley County, Indiana. In April 2004, we purchased land in Aurora and St. Leon, Indiana and in May 2004 purchased land in Milan, Indiana (Ripley County), each for the purpose of opening a full-service branch office. We opened a limited-service branch office in a temporary facility across the street from the Aurora property in August 2005 and we are in the process of building a permanent full-service facility for the Aurora branch on the Aurora property. We expect the Aurora full-service branch office to be completed in June 2006. In addition, we intend to build and open a full-service branch office on the St. Leon, Indiana property, which we also expect will be completed in June 2006. In addition, we expect to open a full-service branch office on the Milan, Indiana property in 2007.

Personnel

As of September 30, 2005, we had 65 full-time employees and eight part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens and contracts, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

United Community Bank’s only active subsidiary is United Community Bank Financial Services, Inc. United Community Bank Financial Services, Inc. receives commissions from the sale of non-deposit investment and insurance products.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and securities, and interest expense, which is the interest that we pay on our deposits and Federal Home Loan Bank borrowings. Other significant sources of pre-tax income are service charges on deposit accounts and other loan fees. In addition, in February 2003 we entered into a contract with a non-affiliated registered broker dealer, Lincoln Financial Advisors, that allows us to provide non-deposit investment products and services to our community. Fee income related to this arrangement amounted to $9,000 for the three months ended September 30, 2005 and $51,000 and $16,000 for the years ended June 30, 2005 and 2004, respectively. We also recognize income or losses from the sale of investments in years that we have such sales.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable credit losses inherent in the loan portfolio. The allowance is established through the provision for loan losses, which is charged to income. Charge-offs, if any, are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and value of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy and equipment expenses, advertising and public relations expenses and various other miscellaneous expenses.

Salaries and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes and expenses for health insurance and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new stock-based benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years.

Advertising and public relations expenses include expenses for print, radio and television advertisements, promotions, third-party marketing services and premium items.

Regulatory fees and deposit insurance premiums are primarily payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Other expenses include expenses for supplies, telephone and postage, data processing, contributions and donations, director and committee fees, insurance and surety bond premiums and other fees and expenses.

Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will be primarily legal and accounting fees, expenses necessary to comply with the internal control over financial reporting provisions of the Sarbanes-Oxley Act and expenses related to stockholder communications and meetings.

We also expect that noninterest expenses will increase as a result of our strategy to expand our branch network. These additional expenses will be primarily salaries and employee benefits and occupancy and equipment expenses. Over time, we anticipate that we will generate sufficient income to offset the expenses related to our new facilities and new employees, but we cannot assure you that our branch expansion will increase our earnings or that it will increase our earnings within a reasonable period of time.

In addition, our contribution to the charitable foundation will be an additional operating expense that will reduce net income during the fiscal quarter in which the foundation is established and, as a result, we expect to record a loss in the third quarter of fiscal 2006.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover probable credit losses in the loan portfolio at the statement of financial condition date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance on a quarterly basis and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. For additional discussion, see note 1 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Operating Strategy

Our mission is to operate and grow a profitable, independent community-oriented financial institution serving primarily retail customers and small businesses in our market areas. After the reorganization, we plan to continue our strategy of:

•	expanding our branch network and upgrading our existing branches;

•	pursuing opportunities to increase and diversify our loan portfolio in our expanding market areas;

•	increasing core deposits through the expansion of our branch network and new deposit products;

•	continuing to increase our sale of non-deposit investment products and services; and

•	applying disciplined underwriting practices to maintain the high quality of our loan portfolio.

Expanding our branch network and upgrading our existing branches

Since our merger in 1999, we have opened two new branches and are leasing a third new temporary modular branch in Aurora, Indiana until the permanent branch construction is complete in June 2006. In addition to these branches, we have acquired two more branch sites and intend to have a branch open in St. Leon, Indiana in June 2006 and one in Milan, Indiana open in 2007. We expect the total cost of the land and construction for the new Aurora location to be approximately $1.8 million, of which approximately $1.2 million had been incurred at September 30, 2005. We have entered into an agreement to lease part of the Aurora property for $88,000 per year until March 2008, when the lessee will purchase that portion of the Aurora property for $750,000. We expect the total cost of the land and construction for the new St. Leon location to be approximately $1.0 million, of which $250,000 had been incurred at September 30, 2005. We purchased the site in Milan for a cost of $135,000 and expect the total cost, including improvements, to be approximately $750,000.

In connection with the addition of three new branches to our branch network, we expect to need to hire approximately 20 new employees to support our expanded infrastructure, eight of whom have been hired through September 30, 2005.

The new branches have been and are expected to continue to be, funded by cash generated by our business. Consequently, we do not expect to borrow funds for these expansion projects. Furthermore, funding for these expansion projects is not contingent on this offering. We may continue to upgrade our current branch facilities and may pursue further expansion in Southeastern Indiana, Northern Kentucky or Southwest Ohio in future years through de novo branching, branch acquisitions and acquisitions of other financial institutions. See “Risk Factors–Risks Related to Our Business—We may not be able to successfully implement our plans for growth” and “—We are expanding our branch network into geographic markets in which we have no previous experience.”

Pursuing opportunities to increase and diversify our lending portfolio in our expanding market areas

In recent years we have sought to diversify our loan portfolio beyond residential mortgage loans. In particular, since June 30, 2003, our multi-family and nonresidential real estate, commercial business and construction loan portfolio has increased $42.2 million, or 109.6%, and at September 30, 2005 was 38.5% of our total loan portfolio. During this period, we have taken advantage of the significant growth in both residential and nonresidential real estate development in our market and have originated loans in other market areas. With the additional capital raised in the offering, we expect to continue to expand all of our lending activities and, in particular, intend to continue to pursue the larger lending relationships associated with multi-family and nonresidential real estate and construction lending opportunities. We expect that our loan portfolio, including our multi-family and nonresidential real estate, commercial business and construction loan portfolio, will continue to increase. For a discussion of the risks related to our commercial and construction loan portfolio, see “Risk Factors—Risks Related to Our Business—Our increased emphasis on commercial and construction lending may expose us to increased lending risk” and “Our Business—Lending Activities—Loan Underwriting Risks.”

Increasing core deposits through the expansion of our branch network and new deposit products

Historically, retail deposits are our primary source of funds for investing and lending. However, in recent years, we have increased our reliance on municipal deposits significantly. These municipal deposits represent tax and other revenues from the local gaming industry. Currently, our core deposits, which include all deposit account types except certificates of deposit and municipal deposits. Core deposits are generally lower cost to us than certificate of deposit accounts, and they are generally less sensitive to withdrawal when interest rates fluctuate. At September 30, 2005, core deposits represented 15.7% of our total deposits. We believe that our expanding branch network and offering new deposit and savings products will contribute to increasing core deposits.

Continuing to increase non-interest income

Our profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and Federal Home Loan Bank borrowings. In order to decrease our reliance on interest rate spread income, we have pursued initiatives to increase noninterest income. Our primary recurring source of non-interest income has been services charges on deposit products and other services. In addition, we now offer non-deposit investment products through a third party registered broker-dealer, Lincoln Financial Advisors. In connection with our expanding branch network, we intend to continue to increase our sale of non-deposit investment products and expect to increase service charge income.

Applying disciplined underwriting practices to maintain the high quality of our loan portfolio

We believe that high asset quality is a key to long-term financial success. We have sought to grow and diversify the loan portfolio, while maintaining a high level of asset quality and moderate credit risk, using underwriting standards, that we believe are conservative, and diligent monitoring and collection efforts. At June 30, 2005 and September 30, 2005, our nonperforming loans (nonaccrual loans and accruing loans which are 90 or more days delinquent) were 0.72% and 0.73% of our total loan portfolio, respectively. Although we intend to continue our efforts to originate multi-family and nonresidential real estate, commercial business and construction loans after the reorganization, we intend to continue our philosophy of managing large loan exposure through our conservative approach to lending.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate one- to four-family residential loans, multi-family and nonresidential real estate loans and construction loans. To a lesser extent, we originate commercial and consumer loans.

The largest segment of our loan portfolio is one- to four-family residential loans. At September 30, 2005, these loans totaled $111.5 million, or 53.1% of total gross loans. At June 30, 2005, these loans totaled $109.3 million, or 53.2% of total loans, compared to $107.6 million, or 58.9% of total loans, at June 30, 2004 and $99.0 million, or 66.9% of total loans, at June 30, 2003. The size of our one- to four-family residential loan portfolio has increased over this period as new originations outpaced payoffs during the recent refinancing boom. As a percentage of the total loan portfolio, one- to four-family residential loans have decreased as we grew other segments of the portfolio.

Multi-family and nonresidential real estate loans totaled $72.5 million and represented 34.5% of total loans at September 30, 2005. At June 30, 2005, these loans totaled $70.9 million, or 34.5% of total loans, compared to $59.2 million, or 32.4% of total loans, at June 30, 2004 and $34.8 million, or 23.5% of total loans, at June 30, 2003. Our multi-family and nonresidential real estate loan portfolio increased over the period as a result of our efforts to diversify our total loan portfolio.

Construction loans totaled $4.4 million, or 2.1% of total loans at September 30, 2005. At June 30, 2005, these loans totaled $5.9 million, or 2.9% of total loans, compared to $1.2 million, or 0.6% of total loans, at June 30, 2004 and $1.6 million, or 1.1% of total loans, at June 30, 2003. Our construction loan portfolio decreased in the third quarter of 2005 primarily as a result of large construction loans converting to amortizing loans. Between June 30, 2004, and June 30, 2005, the portfolio increased by $4.7 million as a result of the origination of several large construction loans.

Commercial business loans totaled $3.9 million, or 1.8% of total loans at September 30, 2005. At June 30, 2005, these loans totaled $5.0 million, or 2.4% of total loans, compared to $2.1 million, or 1.1% of total loans, at June 30, 2004 and $2.1 million, or 1.4% of total loans, at June 30, 2003. Commercial business loans decreased $1.1 million, or 22.9% in the quarter ended September 30, 2005 as a result of the payoff of a sizeable commercial business loan and increased $2.9 million, or 140.1%, in the year ended June 30, 2005 as a result of our efforts to increase our commercial business loan portfolio.

Consumer loans totaled $17.6 million, or 8.5% of total loans at September 30, 2005. At June 30, 2005, these loans totaled $12.8 million, or 6.2% of total loans, compared to $12.6 million, or 6.9% of total loans, at June 30, 2004 and $10.5 million, or 7.1% of total loans, at June 30, 2003. Growth in the consumer loan portfolio for the three months ended September 30, 2005 is primarily attributable to an advertising campaign to promote such loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At September 30, 2005			At June 30,
				2005		2004		2003		2002		2001
	Amount		Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate:
One- to four-family	$111,503		53.1%	$109,325	53.2%	$107,589	58.9%	$98,990	66.9%	$113,631	69.7%	$123,364	74.5%
Multi-family	13,268		6.3	13,194	6.4	10,932	6.0	4,449	3.0	5,183	3.2	2,760	1.7

Total residential real estate loans	124,771		59.4	122,519	59.6	118,521	64.9	103,439	69.9	118,814	72.1	126,124	76.2

Construction	4,365		2.1	5,899	2.9	1,186	0.6	1,596	1.1	4,351	2.7	1,970	1.2
Nonresidential real estate and land	59,217	(1)	28.2	59,263	28.8	48,237	26.4	30,310	20.5	27,396	16.8	24,314	14.7
Commercial business	3,852		1.8	4,996	2.4	2,074	1.1	2,141	1.4	2,067	1.3	2,233	1.4
Consumer:
Home equity	11,420		5.5	9,205	4.5	5,268	2.9	4,441	3.0	4,364	2.7	4,989	3.0
Auto	2,074		1.0	2,161	1.1	2,837	1.6	3,039	2.1	2,977	1.8	3,133	1.9
Share loans	1,028		0.5	861	0.4	2,495	1.4	796	0.5	843	0.5	810	0.4
Other	3,087		1.5	610	0.3	1,975	1.1	2,227	1.5	2,123	1.3	1,956	1.2

Total consumer loans	17,609		8.5	12,837	6.2	12,563	6.9	10,503	7.1	10,307	6.3	10,888	6.5

Total loans	$209,814		100.0%	$205,514	100.0%	$182,581	100.0%	$147,989	100.0%	$162,935	100.0%	$165,529	100.0%

Less (Plus):
Deferred loan fees (costs)	(216)			(173)		(113)		(147)		(119)		—
Undisbursed portion of loans in process	1,714			2,543		1,887		899		1,965		2,309
Allowance for losses	2,294			2,266		1,550		1,484		974		1,091

Loans, net	$206,022			$200,878		$179,257		$145,753		$160,115		$162,129

(1)	Includes construction loans secured by commercial properties totaling $2.1 million.

Loan Maturity

The following table sets forth certain information at September 30, 2005 and June 30, 2005 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	One- to Four- Family Real Estate Loans	Multi- family Real Estate Loans	Construction Loans	Non- residential Real Estate and Land Loans	Consumer and Commercial Business	Total Loans
	(In thousands)
At September 30, 2005
Amounts due in:
One year or less	$37,207	$1,285	$3,730	$12,777	$16,299	$71,298
More than one year to five years	33,892	5,500	358	32,135	3,421	75,306
More than five years	40,404	6,483	277	14,305	1,741	63,210

Total	$111,503	$13,268	$4,365	$59,217	$21,461	$209,814

At June 30, 2005
Amounts due in:
One year or less	$35,324	$1,671	$5,361	$13,260	$13,388	$69,004
More than one year to five years	36,061	5,388	436	31,811	3,187	76,883
More than five years	37,940	6,135	102	14,192	1,258	59,627

Total	$109,325	$13,194	$5,899	$59,263	$17,833	$205,514

The following table sets forth the dollar amount of all loans at September 30, 2005 and June 30, 2005 that have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed-Rates	Floating or Adjustable-Rates	Total
		(In thousands)
September 30, 2005
Residential real estate:
One- to four-family	$32,665	$78,838	$111,503
Multi-family	13,268	—	13,268
Construction	190	4,175	4,365
Nonresidential real estate and land	10,300	48,917	59,217
Consumer and commercial business	5,915	15,546	21,461

Total	$62,338	$147,476	$209,814

June 30, 2005
Residential real estate:
One- to four-family	$31,368	$77,957	$109,325
Multi-family	13,043	151	13,194
Construction	1,598	4,301	5,899
Nonresidential real estate and land	7,210	52,053	59,263
Consumer and commercial business	5,799	12,034	17,833

Total	$59,018	$146,496	$205,514

Loans Originated

The following table shows loan origination, participation and purchase activity during the periods indicated.

	Three Months Ended September 30,		Year Ended June 30,
	2005	2004	2005	2004	2003
	(In thousands)
Total loans at beginning of period	$205,514	$182,581	$182,581	$147,989	$162,935
Loans originated:
Real estate mortgages	12,857	19,164	51,134	77,021	81,332
Land	561	1,544	3,246	5,083	1,177
Construction	1,269	813	6,058	3,812	3,247
Commercial business	290	154	1,890	300	794
Consumer	5,722	3,956	14,400	8,474	6,589

Total loans originated	20,699	25,631	76,728	94,690	93,139
Loans purchased	—	—	—	—	—
Deduct:
Loan principal repayments	15,446	16,695	51,906	55,872	80,036
Loan sales	953	302	1,889	4,226	28,049
Other repayments	—	—	—	—	—

Net loan activity	4,300	8,634	22,933	34,592	(14,946)

Total loans at end of period	$209,814	$191,215	$205,514	$182,581	$147,989

Securities. Our securities portfolio consists primarily of callable U.S. government agency bonds and U.S. government agency mortgage-backed securities. Securities increased $43.0 million, or 116.8%, in the quarter ended September 30, 2005 primarily as a result of our investing $60.0 million in municipal deposits. In the years ended June 30, 2005 and June 30, 2004, our securities decreased $18.1 million and $35.7 million, respectively, primarily as a result of our efforts to increase our loan portfolios. Our callable securities consist of U.S. government agency bonds which contain either a one-time call option or may be callable anytime during the life of the security.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At September 30,		At June 30,
	2005		2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
U.S. League intermediate term portfolio	$1,910	$1,871	$1,892	$1,863	$1,838	$1,823	$1,797	$1,808
Callable agency bonds	27,505	27,312	5,084	5,002	7,435	7,198	19,361	19,663
Corporate debt securities	—	—	—	—	2,810	2,860	7,792	8,337
Freddie Mac common stock	27	1,572	27	1,816	27	1,762	27	1,413
Corporate common stock	—	—	—	—	165	535	—	—
Municipal bonds	960	949	1,260	1,256	1,860	1,848	955	977
Mortgage-backed securities	49,494	48,592	28,595	28,199	40,872	40,082	60,781	60,943

Total	$79,896	$80,296	$36,858	$38,136	$55,007	$56,108	$90,713	$93,141

Securities held-to-maturity:
Municipal bonds	$265	$265	$265	$265	$669	$669	$761	$761

At September 30, 2005 and June 30, 2005, we had no investments in a single company or entity (other than U.S. Government-sponsored entity securities) that had an aggregate book value in excess of 10% of our equity at September 30, 2005 and June 30, 2005, respectively.

The following table sets forth the stated maturities and weighted average yields of investment securities at September 30, 2005. Weighted average yields on tax-exempt securities are not presented on a tax equivalent basis as the amount would be immaterial. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. League intermediate term portfolio	$1,871	3.36%	$—	—%	$—	—%	$—	—%	$1,871	3.36%
Callable agency bonds	19,856	3.85	6,725	3.84	731	3.37	—	—	27,312	3.83
Corporate debt securities
Freddie Mac common stock	1,572	2.57	—	—	—	—	—	—	1,572	2.57
Municipal bonds	409	2.50	540	3.07	—	3.43	—	—	949	2.21
Mortgage-backed securities	—	—	750	3.31	18,300	4.63	29,542	3.43	48,592	3.88

Total	$23,708		$8,015		$19,031		$29,542		$80,296

Securities held-to-maturity:
Municipal bonds	$—	—%	$—	—%	$265	5.86%	$—	—%	$265	5.86%

Deposits. Our primary source of funds is our deposit accounts, which are comprised of noninterest-bearing accounts, interest-bearing NOW accounts, money market accounts, savings accounts and certificates of deposit. These deposits are provided primarily by individuals within our market areas. However in recent years, we have increased our municipal deposits significantly. Deposits decreased $10.2 million, or 3.4%, for the quarter ended September 30, 2005 primarily as a result of municipal deposit withdrawals. During the year ended June 30, 2005, our deposits increased by $71.4 million, or 31.3%, primarily as a result of increased municipal deposits which exceeded the decrease in certificates of deposit. The increase in municipal deposits is primarily attributable to $60.0 million in deposits received from a local municipality. Deposits decreased in the year ended June 30, 2004 by $10.0 million, or 4.2%. This decrease was primarily the result of reductions in certificates of deposit.

The following table sets forth the balances of our deposit products at the dates indicated.

	At September 30,		At June 30,
	2005		2005		2004		2003
	(In thousands)
NOW accounts	$131,275		$138,742		$48,941		$49,474
Passbook accounts	44,827		47,294		56,845		57,013
Money market deposit accounts	8,468		8,729		6,784		6,824
Certificates of deposit	104,564		104,564		115,369		124.613

Total	$289,134	(1)(5)	$299,379	(2)(5)	$227,939	(3)(5)	$237,924	(4)(5)

(1)	Includes $135.0 million in municipal deposits.

(2)	Includes $139.1 million in municipal deposits.

(3)	Includes $82.5 million in municipal deposits.

(4)	Includes $83.9 million in municipal deposits.

(5)	No investments are pledged to secure the municipal deposits. The municipal deposits are insured by the Public Deposit Insurance Fund administered by the Indiana Board for Depositories.

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of September 30, 2005 and June 30, 2005. Jumbo certificates of deposit require minimum deposits of $100,000. We did not have any brokered deposits as of September 30, 2005 and June 30, 2005.

Maturity Period	Certificates of Deposits
(In thousands)
At September 30, 2005
Three months or less	$9,179
Over three through six months	9,087
Over six through twelve months	19,035
Over twelve months	14,133

Total	$51,434

At June 30, 2005
Three months or less	$5,571
Over three through six months	8,603
Over six through twelve months	16,256
Over twelve months	20,640

Total	$51,070

The following table sets forth the time deposits classified by rates at the dates indicated.

	At September 30, 2005	At June 30,
		2005	2004	2003
	(In thousands)
0.00 - 1.00%	$157	$867	$1,848	$724
1.01 - 2.00%	9,899	13,739	58,115	11,017
2.01 - 3.00%	53,435	60,849	38,357	67,034
3.01 - 4.00%	32,069	20,938	9,561	24,095
4.01 - 5.00%	8,259	6,648	1,200	3,127
5.01 - 6.00%	359	377	4,086	6,878
6.01 - 7.00%	286	283	899	8,233
Over 7.00%	100	913	1,303	3,505

Total	$104,564	$104,614	$115,369	$124,613

The following table sets forth the amount and maturities of time deposits classified by rates at September 30, 2005.

	Amount Due					Total	Percent of Total Deposit Accounts
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years
	(Dollars in thousands)
0.00 - 1.00%	$125	$26	$6	$—	$—	$157	0.05%
1.01 - 2.00%	9,108	750	38	2	—	9,898	3.42
2.01 - 3.00%	46,507	6,293	461	171	3	53,435	18.48
3.01 - 4.00%	20,022	7,401	4,320	144	182	32,069	11.09
4.01 - 5.00%	406	775	3,637	324	3,117	8,259	2.86
5.01 - 6.00%	282	1	75	—	2	360	0.12
6.01 - 7.00%	146	17	6	—	117	286	0.10
Over 7.00%	100	—	—	—	—	100	0.03

Total	$76,696	$15,263	$8,543	$641	$3,421	$104,564	36.15%

The following table sets forth deposit activity for the periods indicated.

	Three Months Ended September 30,		Year Ended June 30,
	2005	2004	2005	2004	2003
	(In thousands)
Beginning balance	$299,379	$227,939	$227,939	$237,924	$206,861
Increase (decrease) before interest credited	(12,064)	10,572	66,854	(14,142)	25,004
Interest credited	1,819	1,000	4,586	4,114	6,059
Net increase (decrease) in deposits	(10,246)	11,572	71,440	(10,028)	31,063

Ending balance	$289,134	$239,511	$299,379	$227,939	$237,924

Borrowings. We utilize borrowings from the Federal Home Loan Bank of Indianapolis to supplement our supply of funds for loans and investments.

	Three Months Ended September 30,		Year Ended June 30,
	2005	2004	2005	2004	2003
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB advances	—	—	$10,250	$328	$6,394
Average advances outstanding during the period:
FHLB advances	—	—	2,979	246	1,024
Weighted average interest rate during the period:
FHLB advances	—	—	2.39%	6.86%	3.48%
Balance outstanding at end of period:
FHLB advances	—	—	$—	$—	$328
Weighted average interest rate at end of period:
FHLB advances	—	—	—%	—%	6.86%

Results of Operations for the Three Months Ended September 30, 2005 and 2004

Overview.

	2005	2004	% Change
	(Dollars in thousands)
Net income	$561	$530	5.85%
Return on average assets	0.69%	0.80%	(13.75)
Return on average equity	7.50%	7.52%	(0.27)
Average equity to average assets	9.26%	10.28%	(9.92)

Net income increased $31,000, or 5.8%, for the quarter ended September 30, 2005 compared to the quarter ended September 30, 2004. Factors that contributed to the increase in net income were an increase in net interest income of $100,000 due primarily to an increase in interest earning assets of $57.3 million from $249.9 million in September 2004 to $307.3 million in 2005, as compared to an increase in interest-bearing liabilities of $46.9 million from $243.9 million in September 2004 to $290.8 million in September 2005, an increase in other income in the amount of $40,000 and an increase in other expenses in the amount of $67,000.

Net Interest Income.

Net interest income increased $100,000, or 4.5%, to $2.3 million for the quarter ended September 30, 2005. Total interest income increased $920,000, or 28.7%, to $4.1 million for the quarter ended September 30, 2005, as both interest income on loans increased and interest income on securities and other interest-earning assets increased. Interest income on loans increased 16.6% to $3.2 million between the periods notwithstanding a slight decrease in the average yield on the loan portfolio due to an increase in the average balance of loans in the quarter. The average yield on the loan portfolio decreased as a result of the continuation of the low interest rate environment that began in 2001. Interest income on securities and other interest-earning assets increased 94.2% to $1.0 million, as both average balances and average yields increased.

Total interest expense increased $820,000, or 82.1%, to $1.8 million for the quarter ended September 30, 2005 due to an 86 basis point increase in average deposit costs and a $46.9 million increase in average balances. The average balance of interest-bearing deposits increased 19.2 % to $290.8 million, primarily as a result of an increase in municipal deposits.

Average Balance and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	At September 30, 2005	Three Months Ended September 30,
		2005			2004
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	6.06%	$203,655	$3,159	6.20%	$174,076	$2,710	6.23%
Investment securities	3.84	75,917	645	3.40	66,765	466	2.79
Other interest-earning assets	3.65	27,679	326	4.71	9,079	34	1.50

Total interest-earning assets	5.29	307,251	4,130	5.38	249,920	3,210	5.14
Noninterest-earning assets		15,710			24,395

Total assets		$322,961			$274,315

Liabilities and equity:
Interest-bearing liabilities:
NOW and money market deposit accounts	2.43	$140,978	868	2.46	$70,162	191	1.09
Passbook accounts	0.74	45,531	199	1.75	58,980	138	0.94
Certificates of deposit	2.96	104,316	752	2.88	114,738	670	2.34

Total interest-bearing deposits	2.35	290,825	1,819	2.50	243,880	999	1.64

FHLB advances		—	—	—	—	—	—

Total interest-bearing liabilities		—	—	—	—	—	—

Noninterest-bearing liabilities		2,203			2,237

Total liabilities		293,028			246,117
Retained earnings		29,339			27,291
Accumulated comprehensive income		594			907

Total equity		29,933			28,198

Total liabilities and retained earnings		$322,961			$274,315

Net interest income			$2,311			$2,211

Interest rate spread	2.94%			2.88%			3.50%
Net interest margin				3.01%			3.54%
Average interest-earning assets to average interest-bearing liabilities				105.65%			102.48%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans receivable	$458	$(9)	$449
Investment securities	69	110	179
Other interest-earning assets	246	46	292

Total interest-earning assets	773	147	920
Interest expense:
Deposits	220	600	820
FHLB advances	—	—	—

Total interest-bearing liabilities	220	600	820

Net change in interest income	$553	$(453)	$100

Provision for Loan Losses. The provision for loan losses was $30,000 for both the three months ended September 30, 2005 and September 30, 2004 primarily as a result of increases in non-performing loans and in non-residential mortgage loans during both periods. Our provision for loan losses was unchanged during the three month periods ending September 30, 2004 and 2005 due to management’s opinion that the allowance for loan losses appropriately reflected the risk in our portfolios at these times.

Noninterest Income. The following table shows the components of noninterest income for the three months ended September 30, 2005 and 2004.

	Three Months Ended September 30,		% Change
	2005	2004
	(Dollars in thousands)
Service charges	$228	$200	14.0%
Gain on sale of loans	17	9	88.9
Gain on sale of investments	—	16	(100.0)
Income from Bank Owned Life Insurance	56	56	—
Other	59	39	51.3

Total	$360	$320	12.5%

Noninterest income increased 12.5% to $360,000 in the quarter ended September 30, 2005 as compared to the same quarter in 2004 due primarily to increases in income from service charges, gain on the sale of loans and investments and other noninterest income.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes for the three months ended September 30, 2005 and 2004.

	Three Months Ended September 30,		% Change
	2005	2004
	(Dollars in thousands)
Compensation and employee benefits	$1,014	$1,035	(2.0)%
Premises and occupancy expense	268	237	13.1
Deposit insurance premium	7	8	(12.5)
Advertising expense	87	56	37.5
Data processing expense	61	77	(20.8)
ATM service fees	73	58	1.7
Other operating expenses	247	219	12.3

Total	$1,757	$1,690	4.0

Total noninterest expense increased by 4.0% to $1.8 million in the quarter ended September 30, 2005 due primarily to increased premises and occupancy costs associated with the planned new branches, advertising expense and other noninterest expenses. Advertising expenses increased primarily due to an advertising campaign relating to our home equity line of credit products.

Income Taxes. Income tax expense for the quarter ended September 30, 2005 was $281,000 compared to $358,000 for the quarter ended September 30, 2004 due to the decrease in income before taxes.

Results of Operations for the Years Ended June 30, 2005, 2004 and 2003

Overview.

	2005	2004	2003	% Change 2005/2004	% Change 2004/2003
	(Dollars in thousands)
Net income	$2,045	$2,156	$2,815	(5.2)%	(23.4)%
Return on average assets	0.75%	0.82%	1.12%	(8.5)	(26.8)
Return on average equity	7.02%	7.99%	11.42%	(12.1)	(30.0)
Average equity to average assets	10.64%	10.31%	9.83%	3.2	4.9

2005 v. 2004. Net income decreased $111,000, or 5.1%, for the year ended June 30, 2005 compared to the year ended June 30, 2004. Net interest income increased and was offset by the increase in provision for loan losses from $120,000 in 2004 to $857,000 in 2005.

2004 v. 2003. Net income decreased $659,000, or 23.4%, for the year ended June 30, 2004 compared to the year ended June 30, 2003. The decrease in net income was primarily the result of the pre-tax gain of $1.2 million realized from the sale of the Bank’s former main office in 2003.

Net Interest Income.

2005 v. 2004. Net interest income increased by $461,000, or 5.5%, to $8.8 million in the year ended June 30, 2005. Total interest income increased $982,000, or 7.9%, to $13.5 million for the year ended June 30, 2005, as interest income on loans increased while interest income on securities decreased and interest income on other assets increased. Interest income on loans increased 18.1% to $11.5 million between the periods due to an increase in average balances while average yields remained nearly the same. Interest income on securities decreased 28.6%

to $2.0 million between the periods due to a decrease in average yield and a decrease in average balance as funds were deployed into the loan portfolio.

Total interest expense increased $521,000 or 12.6% to $4.7 million for the year ended June 30, 2005, due primarily to a 14 basis point increase in average deposit costs and a $10.9 million increase in average balances. The increase in average balances was caused by a $15.1 million increase in municipal deposits and a $9.3 million decrease in certificates of deposit.

2004 v. 2003. Net interest income increased by $434,000, or 5.5%, to $8.4 million in the year ended June 30, 2004. Total interest income decreased $1.5 million, or 10.9%, to $12.5 million for the year ended June 30, 2003 due to a decrease in interest income on loans. Interest income on loans decreased 10.6% to $9.4 million and interest income on securities decreased 11.9% to $2.7 million between the periods as decreases in yields more than offset the increases in both portfolio balances. Total interest expense decreased $2.0 million, or 32.1%, to $4.2 million for the year ended June 30, 2004 due primarily to a reduction in interest rates that more than offset the growth in deposits. During this period, our certificates of deposit, NOW and money market deposit accounts and passbook accounts experienced decreases in average costs by 1.10%, 0.40% and 0.74%, respectively.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Year Ended June 30,
	2005			2004			2003
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	$188,735	$11,507	6.10%	$159,524	$9,740	6.11%	$154,307	$10,891	7.06%
Investment securities	49,041	1,483	3.03	81,279	2,643	3.25	73,282	2,943	4.02
Other interest-earning assets	18,614	480	3.77	8,258	105	1.27	11,484	177	1.54

Total interest-earning assets	256,390	13,470	5.25	249,061	$12,488	5.01	239,073	14,011	5.86

Noninterest-earning assets	17,345			12,513			11,456

Total assets	$273,735			$261,574			$260,529

Liabilities and equity:
Interest-bearing liabilities:
NOW and money market deposit accounts	$71,541	1,078	1.51	$56,473	440	0.78	43,966	517	1.18
Passbook accounts	57,957	774	1.34	55,443	468	0.84	54,160	856	1.58
Certificates of deposit	110,232	2,733	2.48	119,607	3,207	2.68	123,871	4,686	3.78

Total interest-bearing deposits	239,730	4,585	1.91	231,523	4,115	1.78	221,997	6,059	2.73

FHLB advances	2,979	70	2.35	246	19	7.72	1,040	32	3.08

Total interest-bearing liabilities	242,709	4,655	1.92	231,769	4,134	1.78	223,037	6,091	2.73

Noninterest-bearing liabilities	1,896			2,835			2,856

Total liabilities	244,605			234,604			225,893
Retained earnings	28,024			25,793			23,179
Accumulated comprehensive income	1,106			1,177			1,457

Total equity	$29,130			$26,970			$24,636

Total liabilities and equity	$273,735			$261,574			$250,529

Net interest income		$8,815			$8,354			$7,920

Interest rate spread			3.33%			3.23%			3.13
Net interest margin			3.44%			3.35%			3.31
Average interest-earning assets to average interest-bearing liabilities			105.64%			107.46%			107.19%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended June 30, 2005 Compared to 2004
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans	$1,781	$(14)	$1,767
Investment securities	(986)	(174)	(1,160)
Other interest-earning assets	206	169	375

Total interest-earning assets	1,001	(19)	982
Interest expense:
Deposits	148	322	470
FHLB advances	54	(3)	51

Total interest-bearing liabilities	202	319	521

Net change in interest income	$799	$(338)	$461

Provision for Loan Losses.

2005 v. 2004. The provision for loan losses was $857,000 in 2005 compared to $120,000 in 2004. The provision for loan losses increased in 2005 primarily as a result of increases in the portfolios of nonresidential real estate and land loans, multi-family loans, construction loans, commercial business loans and consumer loans, all of which are generally considered to have greater inherent risk of loss than one- to four-family mortgage loans. As a result of the increases in these portfolios, one- to four-family mortgage loans to as a percentage of total loans decreased. Nonperforming loans also increased from $1.1 million at June 30, 2004 to $1.5 million at June 30, 2005, due to increases in non-performing nonresidential real estate and land loans (primarily two nonresidential real estate loans) and in consumer and other loans (primarily three commercial loans).

2004 v. 2003. The provision for loan losses was $120,000 in 2004 compared to $620,000 in 2003. The provision for loan losses in 2004 decreased due to lower net charge-offs in 2004 compared to 2003.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

NonInterest Income. The following table shows the components of noninterest income for the years ended June 30, 2005, 2004 and 2003.

	Year Ended June 30,
	2005	2004	2003
	(In thousands)
Service charges	$795	$742	$666
Gain on sale of loans	44	90	853
Gain on sale of property and equipment	—	—	1,207
Gain (loss) on sale of investments	312	121	(229)
Income from Bank Owned Life Insurance	222	248	270
Other	335	172	166

Total	$1,708	$1,373	$2,933

During the year ended June 30, 2005, noninterest income increased $335,000, or 24.4%, due primarily to increases in service charges, gain on the sale of investments and other noninterest income. The gain on sale of property and equipment in 2003 is attributable to the sale of our former main office.

NonInterest Expense. The following table shows the components of noninterest expense and the percentage changes for the years ended June 30, 2005, 2004 and 2003.

	2005	2004	2003	% Change 2005/2004	% Change 2004/2003
	(Dollars in thousands)
Compensation and employee benefits	$4,236	$3,833	$3,550	10.5%	8.0%
Premises and occupancy expense	1,009	974	780	3.6	24.9
Deposit insurance premium	33	36	35	(8.3)	2.9
Advertising expense	258	179	162	44.1	10.5
Data processing expense	277	249	282	11.2	(11.7)
ATM service fees	260	205	183	26.8	12.0
Other operating expenses	905	776	768	16.6	1.0

Total	$6,978	$6,252	$5,760	11.6	8.5

2005 v. 2004. In the year ended June 30, 2005, noninterest expenses increased by 11.6%, to $7.0 million, due primarily to increases in compensation and employee benefits, premises and occupancy expense, advertising expense, data processing expense, ATM service fees and other operating expense. The largest increase was in salaries and employee benefits as a result of the increase in the number of employees due to our branch expansion and due to higher compensation costs resulting from increased competition in the labor market.

2004 v. 2003. In the year ended June 30, 2004, noninterest expenses increased by 8.5%, to $6.3 million, due primarily to increases in compensation and employee benefits, premises and occupancy expense, advertising expense, data processing expense, ATM service fees and other operating expense. The largest increase was in salaries and employee benefits as a result of the increase in the number of employees due to an increase in the volume of deposit and lending relationships and due to higher compensation costs resulting from increased competition in the labor market.

Income Taxes.

2005 v. 2004. Income tax expense for the year ended June 30, 2005 was $643,000 compared to $1.2 million for the year ended June 30, 2004. Income taxes decreased due to the decrease in income before taxes and the utilization of an Historic Tax Credit on our main office building.

2004 v. 2003. Income tax expense for the year ended June 30, 2004 was $1.2 million as compared to $1.7 million for the year ended June 30, 2003. Income taxes decreased due to the decrease in income before taxes.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. This strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a late charge notice is generated and sent to the borrower and phone calls are made. If payment is not then received by the 30th day of delinquency, a further notification is sent to the borrower. If no successful workout can be achieved, after a loan becomes 90 days delinquent, we may commence foreclosure or other legal proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management reports to the Board of Directors monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is initially recorded at the lower of its cost, or market, less estimate selling expenses. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At September 30, 2005	At June 30,
		2005	2004	2003	2002	2001
	(Dollars in thousands)
Nonaccrual loans:
Residential real estate:
One- to four-family	$841	$597	$891	$648	$517	$770
Nonresidential real estate and land	550	532	159	—	—	—
Consumer and other loans	137	350	72	44	66	39

Total	1,528	1,479	1,122	692	583	809
Accruing loans past due 90 days or more:
Residential real estate:
One- to four-family	—	—	—	15	224	185
Nonresidential real estate and land	—	—	—	—	—	365

Total	—	—	—	15	224	550

Total of nonaccrual loans and accruing loans 90 days or more past due	1,528	1,479	1,122	707	807	1,359
Real estate owned	13	80	80	—	—	33
Other nonperforming assets	—	—	165	165	150	208

Total nonperforming assets	$1,541	$1,559	$1,367	$872	$957	$1,600

Total nonperforming loans to total loans	0.73%	0.72%	0.61%	0.47%	0.36%	0.49%
Total nonperforming loans to total assets	0.48	0.45	0.44	0.26	0.25	0.38
Total nonperforming assets to total assets	0.48	0.47	0.53	0.33	0.41	0.75

Interest income that would have been recorded for the quarter ended September 30, 2005 and for the year ended June 30, 2005 had nonaccruing loans been current according to their original terms was, in each case, not material. No interest related to nonaccrual loans was included in interest income for the quarter ended September 30, 2005 and for the year ended June 30, 2005.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, substandard or doubtful, we establish a specific allowance for loan losses. If we classify an asset as loss, we allocate an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At September 30, 2005	At June 30,
		2005	2004
	(In thousands)
Special mention assets	$1,425	$1,353	$3,411
Substandard assets	2,969	3,976	4,234
Doubtful assets	7	13	16
Loss assets	421	280	75

Total classified assets	$4,822	$5,622	$7,736

Other than disclosed in the above tables, there are no other loans at September 30, 2005 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At September 30,		At June 30,
	2005		2005		2004		2003
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Residential real estate:
One- to four-family	$977	$776	$983	$860	$695	$399	$703	$725
Multi-family	—	—	66	—	—	—	—	73
Nonresidential real estate and land	113	52	168	15	736	129	—	—
Consumer and other loans	288	26	704	49	124	73	47	40

Total	$1,378	$854	$1,921	$924	$1,555	$601	$750	$838

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable credit losses in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The recommendations for increases or decreases to the allowance are presented by management to the Board of Directors.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans based on such factors as: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not delinquent to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, specific reserve and classified asset trends, delinquency trends and risk rating trends. These loss factors are subject to ongoing evaluation to ensure their relevance in the current economic environment.

As a result of our systematic analysis of the adequacy of the allowance for loan losses, the loss factors we presently use to determine the reserve level were updated in 2005 based on various risk factors such as trends in underperforming loans, trends and concentrations in loans and loan volume, economic trends in our market area, particularly the impact of the gaming and tourism industry on the economy of our market area, the effect of which has become significant in recent periods. In order to reflect trends in the composition of our loan portfolio and in our recent historical loan loss experience, we increased the allowance percentage on certain loan categories which demonstrated a higher risk of loss and decreased the allowance percentage on certain loan categories which demonstrated a lower risk of loss. The update to the allowance percentages resulted in a decrease in the amount of the allowance allocated to loans secured by one- to four-family residential properties and an increase in the amount of the allowance allocated to loans secured by multi-family real estate, nonresidential real estate and loans, commercial business loans and consumer loans.

We also identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired.

At September 30, 2005, our allowance for loan losses represented 1.09% of total gross loans and 150.1% of nonperforming loans. At September 30, 2005 and June 30, 2005, the allowance for loan losses was $2.3 million.

At June 30, 2005, our allowance for loan losses represented 1.10% of total gross loans and 153.2% of nonperforming loans. The allowance for loan losses increased $716,000 to $2.3 million at June 30, 2005 from $1.6 million at June 30, 2004 due to the provision for loan losses of $857,000, partially offset by net charge-offs of $141,000. The provision for loan losses in 2005 primarily reflects the application of the updated allowance factor percentages to the increases in the portfolios of nonresidential real estate and land loans, commercial business loans, construction loans and multi-family real estate loans, all of which have an inherently higher risk of loss compared to one- to four-family mortgage loans.

At June 30, 2004, our allowance for loan losses represented 0.85% of total gross loans and 138.15% of nonperforming loans. The allowance for loan losses increased from $1.5 million at June 30, 2003 to $1.6 million at June 30, 2004 due to the provision for loan losses of $120,000, partially offset by net charge-offs of $54,000.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At September 30, 2005			At June 30,
				2005			2004
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate	$931	40.58%	59.4%	$841	37.11%	59.6%	$996	64.26%	64.9%
Nonresidential real estate and land	1,101	48.00	28.2	1,102	48.63	28.9	344	22.19	26.4
Commercial	52	2.27	1.8	52	2.30	2.4	22	1.42	1.1
Consumer	210	9.15	8.5	271	11.96	6.2	188	12.13	6.9
Construction	—	—	2.1	—	—	2.9	—	—	0.7

Total allowance for loan losses	2,294	100.00%	100.0%	2,266	100.00%	100.0%	1,550	100.00%	100.0%

Total loans	$209,814			$205,514			$182,581

	At June 30,
	2003			2002			2001
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate	$997	67.18%	69.9%	$532	54.62%	72.9%	$689	63.15%	76.2%
Nonresidential real estate and land	274	18.46	20.5	246	25.26	16.8	199	18.24	14.7
Commercial	21	1.42	1.4	21	2.16	1.3	22	2.02	1.4
Consumer	192	12.94	7.1	175	17.97	6.3	181	16.59	6.5
Construction	—	—	1.1	—	—	2.7	—	—	1.2

Total allowance for loan losses	1,484	100.00%	100.0%	974	100.00%	100.0%	1,091	100.00%	100.0%

Total loans	$147,989			$162,935			$165,529

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Three Months Ended September 30,		Year Ended June 30,
	2005	2004	2005	2004	2003	2002	2001
	(Dollars in thousands)
Allowance at beginning of period	$2,266	$1,550	$1,550	$1,484	$974	$1,051	$1,112
Provision for loan losses	30	30	857	120	620	—	—
Charge offs:
Real estate	13	—	47	42	71	30	17
Nonresidential real estate and land	—	—	1	—	—	76	—
Consumer and other loans	9	40	128	34	42	31	20

Total charge-offs	22	40	176	76	113	137	37

Recoveries:
Real estate	9	11	—	14	—	25	—
Consumer and other loans	11	6	35	8	3	34	16

Total recoveries	20	17	35	22	3	59	16

Net charge-offs	(2)	(23)	(141)	(54)	(110)	(78)	(21)

Allowance at end of period	$2,294	$1,557	$2,266	$1,550	$1,484	$973	$1,091

Allowance to nonperforming loans	150.13%	102.03%	153.21%	138.15%	209.90%	120.57%	77.34%
Allowance to total loans outstanding at the end of the period	1.09%	0.82%	1.10%	0.85%	1.00%	0.60%	0.63%
Net charge-offs (recoveries) to average loans outstanding during the period	—%	0.01%	0.07%	0.03%	0.07%	0.05%	0.04%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration; and generally selling in the secondary market newly originated conforming fixed-rate 15-, 20- and 30-year one- to four-family residential real estate loans and available-for-sale securities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, which includes members of management and Board members, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and net income.

Net Portfolio Value Analysis. We use a net portfolio value analyses prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, these analyses are not performed for decreases of more than 200 basis points.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at September 30, 2005 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

Basis Point (“bp”) Change in Rates	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
	Amount	Change	% Change	NPV Ratio	Change (bp)
300	$32,168	$(10,991)	(25.0)%	9.89%	(289	)bp
200	36,223	(6,935)	(16.0)	10.98	(180)
100	39,930	(3,228)	(7.0)	11.96	(82)
0	43,159	—	—	12.78	—
(100)	45,346	2,187	5.0	13.32	54
(200)	45,850	2,691	6.0	13.41	63

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the Federal Home Loan Bank of Indianapolis. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of: (1) expected loan demands; (2) expected deposit flows, in particular municipal deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. Cash and cash equivalents totaled $18.3 million and $76.3 million at September 30, 2005 and June 30, 2005, respectively. Securities classified as available-for-sale whose market value exceeds our cost, which provide additional sources of liquidity, totaled $2.8 million and $6.1 million at September 30, 2005 and June 30, 2005, respectively. Total securities classified as available-for-sale were $80.3 million and $38.1 million at September 30, 2005 and June 30, 2005, respectively. In addition, at June 30, 2005, we had the ability to borrow a total of approximately $85 million from the Federal Home Loan Bank of Indianapolis.

At September 30, 2005 and June 30, 2005, we had $23.8 million and $19.9 million in loan commitments outstanding, respectively. At September 30, 2005, this consisted of $9.7 million of mortgage loan commitments, $12.9 million in unused home equity lines of credit and $1.2 million in commercial lines of credit. At September 30, 2005 we also had $3.2 million of letters of credit outstanding compared to $2.0 million at June 30, 2005. At June 30, 2005, we had $6.7 million in mortgage loan commitments, $12.1 million in unused home equity lines of credit and $1.1 million in commercial lines of credit. Certificates of deposit due within one year of September 30, 2005 and June 30, 2005 totaled $76.7 million and $69.3 million, respectively. This represented 73.3% and 66.3% of certificates of deposit at September 30, 2005 and June 30, 2005, respectively. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of September 30, 2005 and June 30, 2005.

		Payments Due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
	(In thousands)
At September 30, 2005
Long-term debt obligations	$—	$—	$—	$—	$—
Operating lease obligations	77,203	45,040	32,163	—	—
Other long-term liabilities reflected on the balance sheet	—	—	—	—	—

Total	$77,203	$45,040	$32,163	$—	$—

At June 30, 2005
Long-term debt obligations	$—	$—	$—	$—	$—
Operating lease obligations	62,313	24,120	38,193	—	—
Other long-term liabilities reflected on the balance sheet	—	—	—	—	—

Total	$62,313	$24,120	$38,193	$—	$—

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Three Months Ended September 30,	Year Ended June 30,
	2005	2005	2004
	(In thousands)
Investing activities:
Loans disbursed or closed	$(20,699)	$(76,728)	$(94,690)
Loan principal repayments	15,443	51,906	55,872
Proceeds from maturities and principal repayments of securities	4,096	11,711	26,233
Proceeds from sales of securities available-for-sale	—	6,911	18,760
Purchases of securities	(47,158)	(128)	(4,145)
Financing activities:
Increase (decrease) in deposits	(10,245)	71,440	(9,969)
Increase (decrease) in FHLB advances	—	—	(328)

Capital Management. As a mutual savings bank, we have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2005 and June 30, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and the notes to the consolidated financial statements included in this prospectus.

This offering is expected to increase our consolidated equity by $26.4 million to $56.1 million at the maximum of the offering. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations are expected to be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity incentive plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For information about our loan commitments and unused lines of credit, see note 19 of the notes to the consolidated financial statements. We currently have no plans to engage in hedging activities in the future.

For the years ended June 30, 2005 and June 30, 2004 and as of the three months ended September 30, 2005, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement will require that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The effective date of this statement was delayed until fiscal years beginning after June 15, 2005. We will adopt this standard as required, and management has not calculated the effect on our financial statements as we have not adopted the employee stock ownership plan.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement defines a non-monetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5 “Implicit Variable Interests under FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” FSP FIN 46(R)-5 provides guidance for a reporting enterprise that holds an implicit variable interest in a variable interest entity (“VIE”) and is also a related party to other variable interest holders. This guidance requires that if the aggregate variable interests held by the reporting enterprise and its related parties would, if held by a single party, identify that party as the primary beneficiary, then the party within the related party group that is most closely associated with the VIE is the primary beneficiary. The effective date of FSP FIN 46(R)-5 is the first reporting period ending after December 15, 2005 with early application permitted for periods for which financial statements have not been issued. The Bank does not believe that implementation of this FSP will have a material effect on its results of operations or financial position as it does not have any Variable Interest Entities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Directors

The initial Board of Directors of United Community Bancorp and United Community MHC will consist of the directors of United Community Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of United Community Bank at the time of the reorganization. The Board of Directors of United Community Bancorp and United Community MHC will be elected to terms of three years, one-third of whom will be elected annually.

The Board of Directors of United Community Bank is presently composed of thirteen members who are elected for terms of three years, approximately one-third of whom are elected annually. Messrs. Gehring, Strzynski, Meyer, Sprecher, Weismiller, Miller, Nanz, Hacker, Eugene Seitz and George Seitz are independent under the current listing standards of the Nasdaq Stock Market. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2005.

The following directors have terms ending in 2006:

William S. Gehring is a retired postmaster in Lawrenceburg, Indiana where he resides. Age 77. Director since 1981 (including term as a director of Perpetual Federal Savings and Loan Association).

Jerry W. Hacker has served as the owner and President of Dee’s Delights, Inc., a miniatures wholesaling company, since 1983. Age 62. Director since 1987 (including term as a director of Perpetual Federal Savings and Loan Association).

Anthony C. Meyer has been a senior judge for the State of Indiana since 1999. Age 72. Director since 1987 (including term as a director of Progressive Federal Savings Bank).

Ralph B. Sprecher is Chairman of the Board. He previously was the Vice President of Midwest Operations for Joseph E. Seagram, a beverage distribution company, and is now retired. Age 64. Director since 1993 (including term as a director of Perpetual Federal Savings and Loan Association).

Frank E. Weismiller, Jr. is Vice-Chairman of the Board and was the Chairman of Dearborn Gravel Company, Inc., a concrete, sand and gravel distribution company, and is now retired. Age 77. Director since 1969 (including term as a director of Progressive Federal Savings Bank).

The following directors have terms ending in 2007:

Eugene B. Seitz, II, is an officer and co-owner of Seitz Agency, Inc., an insurance agency. Mr. Seitz also serves as Assistant Secretary of the Board of Directors. Mr. Seitz’s brother, George M. Seitz, also serves on the Board of Directors and Mr. Seitz’s cousin, James W. Kittle, is a Senior Vice President of United Community Bank. Age 49. Director since 1995 (including term as a director of Perpetual Federal Savings and Loan Association).

George M. Seitz is an officer and co-owner of Seitz Agency, Inc., an insurance agency. Mr. Seitz also serves as Secretary of the Board of Directors. Mr. Seitz’s brother, Eugene B. Seitz, also serves on the Board of Directors and Mr. Seitz’s cousin, James W. Kittle, is a Senior Vice President of United Community Bank. Age 58. Director since 1971 (including term as a director of Progressive Federal Savings Bank).

Elmer G. McLaughlin has served as Executive Vice President and Chief Operating Officer of United Community Bank since the merger of Perpetual Federal and Progressive Federal to form United Community Bank on April 12, 1999. Prior to the merger, Mr. McLaughlin served for nine years as President, and 19 years as a director, of Perpetual Federal Savings and Loan Association, and was Executive Vice President and head of operations and senior loan officer of Perpetual Federal from 1978 until 1990. Mr. McLaughlin is the brother of W. Michael McLauglin, a senior Vice President of United Community Bank. Age 53. Director since 1980 (including term as a director of Perpetual Federal Savings and Loan Association).

Richard C. Strzynski has been a self-employed certified public accountant in Aurora, Indiana since 1979. Age 57. Director since 1993 (including term as a director of Progressive Federal Savings Bank).

The following directors have terms ending in 2008:

William F. Ritzmann has served as President and Chief Executive Officer of United Community Bank since the merger of Perpetual Federal and Progressive Federal to form United Community Bank on April 12, 1999. Prior to the merger, Mr. Ritzmann served for 23 years as director, President and Managing Officer of Progressive Federal Savings Bank. Age 57. Director since 1975 (including term as a director of Progressive Federal Savings Bank).

Robert J. Ewbank has been a partner in the Lawrenceburg, Indiana law firm of Ewbank, Kramer & Dornette LLP since 1978. Age 56. Director since 1984 (including term as a director of Progressive Federal Savings Bank).

Larry L. Miller is a retired pharmacist and independent drug store owner. Age 73. Director since 1969 (including term as a director of Perpetual Federal Savings and Loan Association).

Henry G. Nanz has been a partner in SPARC Realty, a real estate development company, in Greendale, Indiana since 1991. Mr. Nanz is also the former owner of Trade & Industrial Supply, Inc., a wholesale industrial supply and equipment company. Age 79. Director since 1969 (including term as a director of Perpetual Federal Savings and Loan Association).

Executive Officers of United Community MHC

The executive officers of United Community MHC will be elected annually by United Community MHC’s Board of Directors and serve at such Board’s discretion. The executive officers of United Community MHC will be:

William F. Ritzmann	President and Chief Executive Officer

Elmer G. McLaughlin	Executive Vice President, Chief Operating Officer and Corporate Secretary

Vicki A. March, CPA	Senior Vice President, Chief Financial Officer and Treasurer

James W. Kittle	Senior Vice President

William T. Bird	Senior Vice President

W. Michael McLaughlin	Senior Vice President

Executive Officers of United Community Bancorp

The executive officers of United Community Bancorp will be elected annually by United Community Bancorp’s Board of Directors and serve at such Board’s discretion. The executive officers of United Community Bancorp will be:

William F. Ritzmann	President and Chief Executive Officer

Elmer G. McLaughlin	Executive Vice President, Chief Operating Officer and Corporate Secretary

Vicki A. March, CPA	Senior Vice President, Chief Financial Officer and Treasurer

James W. Kittle	Senior Vice President

William T. Bird	Senior Vice President

W. Michael McLaughlin	Senior Vice President

Executive Officers of United Community Bank

The executive officers of United Community Bank are elected annually by the Board of Directors and serve at such Board’s discretion. The executive officers of United Community Bank are:

William F. Ritzmann	President and Chief Executive Officer

Elmer G. McLaughlin	Executive Vice President, Chief Operating Officer and Corporate Secretary

Vicki A. March, CPA	Senior Vice President, Chief Financial Officer and Treasurer

James W. Kittle	Senior Vice President, Lending

William T. Bird	Senior Vice President, Investments, Asset Liability Management and Commercial Lending

W. Michael McLaughlin	Senior Vice President, Operations

Below is information regarding our executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. The indication of the period for service with United Community Bank includes service as an officer with either Progressive Federal Savings Bank or Perpetual Federal Savings and Loan Association, as the case may be, before the merger on April 12, 1999. Ages presented are as of September 30, 2005.

Vicki A. March has served as Chief Financial Officer, Treasurer and Senior Vice President, Finance, since 1999. Ms. March previously served as Treasurer from 1980 to 1999. Age 50.

James W. Kittle has served as Senior Vice President, Lending since 1980. Mr. Kittle’s cousins, Eugene B. Seitz and George M. Seitz, serve on the Board of Directors. Age 47.

William T. Bird has served as Senior Vice President, Investments, Asset Liability Management since 1997 and Commercial Lending since 2004. Previously Mr. Bird served as Chief Financial Officer and Treasurer of Lenox Bancorp, Inc. from 1994 to 1996, and as an asset liability and business planning manager of Sendero Corporation from 1992 to 1994. Age 44.

W. Michael McLaughlin has served as Senior Vice President, Operations since 1983. Mr. McLaughlin is the brother of E.G. McLaughlin, Executive Vice President of United Community Bank. Age 46.

Meetings and Committees of the Board of Directors of United Community Bank

We conduct business through meetings of our board of directors and its committees. During the year ended June 30, 2005, the Board of Directors of United Community Bank held 25 regular and special meetings.

Our Board of Directors has standing Audit and Compensation Committees, among others.

The Audit Committee, currently consisting of Messrs. Sprecher (Chairman), Ewbank, Miller, Nanz, Strzynski and Weismiller is responsible for developing and monitoring internal audit and compliance programs. The committee also receives and reviews all the reports and findings and other information presented to them by United Community Bank’s officers regarding financial reporting policies and practices. This committee met three time(s) during the year ended June 30, 2005.

The Compensation Committee, currently consisting of Messrs. Meyer (Chairman), Ewbank, Nanz, E. Seitz, M. Seitz, Sprecher and Weismiller, determines annual grade and salary levels for employees and establishes personnel policies. This committee met two time(s) during the year ended June 30, 2005.

The Board of Directors also has the following standing committees: Appraisal, Asset/Liability, Budget, Building, Compliance, Consumer Loan, Human Resources, Insurance and Risk Management, Internal Asset Review, Investment, Marketing, Mortgage Loan, and Management.

Committees of the Board of Directors of United Community Bancorp

In connection with the formation of United Community Bancorp, the Board of Directors will establish Audit, Compensation and Nominating and Governance Committees.

The Audit Committee, consisting of Messrs. Sprecher, Nanz, Strzynski and Weismiller will meet periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. Each member of the Audit Committee is independent under the definition contained in the listing standards of The Nasdaq Stock Market. The Board has determined that Mr. Strzynski is an “Audit Committee financial expert” as such term is defined by the rules and regulators of the Securities and Exchange Commission.

The Compensation Committee, consisting of Messrs. Meyer, Nanz, E. Seitz, M. Seitz, Sprecher and Weismiller, will be responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

The Nominating and Governance Committee, consisting of Messrs. Hacker, Gehring and Miller, will be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to United Community Bancorp’s corporate governance policy. Each member of the Nominating and Governance Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, United Community Bancorp will also adopt several policies to govern the activities of both United Community Bancorp and United Community Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Each non-employee director of United Community Bank receives $14,800 annually for service on the Board and $5,200 for service on committees of the Board. Additionally, Messrs. Sprecher and Nanz each receive $4,900 annually for service as Chairman and Immediate Past Chairman of the Board, respectively, Mr. Weismiller receives $4,000 annually for service as Vice Chairman of the Board, Mr. Michael Seitz receives $3,500 annually for service as Secretary of the Board and Mr. Eugene Seitz receives $1,250 annually for service as Assistant Secretary of the Board. Non-employee directors will receive a $5,000 annual retainer for their service on the board of directors of United Community Bancorp. Directors will not receive any fees for their service on the board of directors of United Community MHC.

Executive Compensation

Summary Compensation Table. The following information is provided for our President and Chief Executive Officer and other executive officers of United Community Bank who received a salary and bonus of $100,000 or more during the year ended June 30, 2005.

Annual Compensation (1)
Name and Position	Year	Salary	Bonus	All Other Compensation (2)
William F. Ritzmann President and Chief Executive Officer	2005 2004 2003	$123,301 119,710 116,223	$18,381 14,332 12,267	$73,859 67,865 60,788
Elmer G. McLaughlin Executive Vice President and Chief Operating Officer	2005 2004 2003	$111,371 108,127 104,978	$16,602 12,946 10,942	$46,542 43,522 39,166
James W. Kittle Senior Vice President, Lending	2005 2004 2003	$89,407 86,803 84,275	$13,328 15,320 8,662	$25,568 24,887 21,264

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.

(2)	For Messrs. Ritzmann, McLaughlin and Kittle, the 2005 amount consists of supplemental executive retirement plan contributions of $56,151, $30,318 and $12,070, respectively, employer profit-sharing and matching contributions under United Community Bank’s 401(k) plan of $16,624, $15,644 and $13,197, respectively, and $1,084, $580 and $302, respectively, for employer contributions toward supplemental group term life insurance coverage.

Current Agreements

Employment Agreements. United Community Bank currently maintains employment agreements, each dated as of July 1, 2005, with the following officers: William F. Ritzmann, President and Chief Executive Officer, E.G. McLaughlin, Executive Vice President and Chief Operating Officer, and James W. Kittle, Senior Vice President of Lending (collectively referred to as the “executive” or “executives,” as appropriate, in the following paragraphs). The Bank also maintains similar employment agreements with additional executive officers. The agreements with William Ritzmann and E.G. McLaughlin each provide for a three-year term, subject to annual renewal by the board of directors for an additional year beyond the then current expiration date. The agreement with Mr. Kittle has a two-year term, subject to annual renewal for an additional year.

The current base salaries under the employment agreements are as follows: $133,301 for Mr. Ritzmann, $114,371 for Mr. McLaughlin and $89,407 for Mr. Kittle. The agreements also provide for participation in employee benefit plans and programs maintained by the Bank for the benefit of senior management personnel. Upon a termination of an executive’s employment by United Community Bank for cause, as defined in the agreement, the executive receives no further compensation or benefits under the agreement.

Upon termination by United Community Bank within one year after a change in control, as defined in the agreement, or termination by the executive under circumstances constituting “good reason” for termination, as outlined in the agreement, the Bank agrees to pay each executive an amount equal to the product of 2.99 and the employee’s “base amount” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 280G of the Code, the base amount equals the executive’s average annual taxable compensation over the five years preceding termination of employment (or years of employment, if the executive is employed for a lesser period of time). The Executive also receives continued coverage under all health, life, disability and other benefit plans until the earlier of the expiration of the agreement term or the date the executive becomes covered under another employer’s benefit plans. The agreements provide, however, that a mutual holding company reorganization is not a change in control for purposes of the agreement.

If United Community Bank terminates the executive’s employment for reasons other than death, cause, or upon a change in control, the executive receives base salary for the remaining term of the agreement, plus a cash bonus equal to the cash bonus paid by the Bank during the 12-month period preceding the executive’s termination of employment. United Community Bank also continues health, life, disability and other benefits through the earlier of the agreement expiration date or coverage by another employer. Upon the death of the executive, the agreement automatically expires and the executive’s estate receives an amount equal to three months of continued base salary.

The agreements provide for the reduction of change in control payments to the executive to the extent necessary to ensure that the executive would not receive an “excess parachute payment” under Section 280G of the Code that would result in the imposition of a 20% excise tax under Section 4999 of the Code. Upon an executive’s voluntary termination of employment (other than for “good reason” in connection with a change in control), the executive agrees not to engage in competitive business activities within Dearborn County, Indiana or within thirty (30) miles of United Community Bank’s principal business office for the remaining term of the agreement.

Proposed Company Employment Agreements. Upon completion of the offering, United Community Bancorp will enter into employment agreements similar to the Bank’s existing agreements with Messrs Ritzmann and McLaughlin and Ms. March. Ms. March has an employment agreement with a two-year term, and an initial base salary of $86,451; the remaining provisions of her employment agreement are identical to the agreements with Messrs. Ritzmann, McLaughlin and Kittle, as described above. These employment agreements are intended to maintain a stable and competent management base after the offering, as the continued success of United Community Bancorp and United Community Bank depends to a significant degree on the skills and competence of these individuals. Under the employment agreements, United Community Bancorp will agree to make any payments not made by the Bank under its employment agreements with the executives, but the executives will not receive any duplicative payments.

Each employment agreement between United Community Bancorp and the executives will provide for the same term lengths, annual renewal provisions and base salaries as the Bank agreements described above. The agreements will also provide for, among other things, participation in stock-based benefit plans and fringe benefits.

As under the Bank agreements, each United Community Bancorp employment agreement will provide that United Community Bancorp may terminate an executive’s employment for cause (as described in the agreements) at any time, with no further benefits payable under the agreement following such termination. If United Community Bancorp terminates the executive’s employment other than for cause or upon a change in control, the executive or, upon his death, his beneficiary, will receive a payment equivalent to the executive’s base salary for the remaining term of the agreement, plus the value of the cash bonus paid to the executive during the 12-month period preceding termination of employment. United Community Bancorp will also continue health, life, disability and other benefits through the earlier of the agreement expiration date or coverage by another employer. Upon the executive’s death during the agreement term, the agreement will automatically expire and the executive’s estate will receive a payment equivalent to three months’ continued base salary.

Upon the executive’s involuntary termination or constructive termination (a termination with “good reason” under circumstances outlined in the agreement) within one year of a change in control, under circumstances identical to those discussed above in the Bank agreement, the Company will pay to each executive an amount equal to the product of 2.99 and the executive’s “base amount” under Section 280G of the Code and continue to cover the executive under all health and welfare benefit plans in which the executive participated prior to termination, until the earlier of the expiration of the agreement term of the date of coverage by another employer.

Each agreement will limit payments made to the executive in connection with a change in control to amounts that will not exceed the requirements imposed by Section 280G of the Code, as discussed above. In addition, the executive will agree not to compete with United Community Bank of United Community Bancorp for the remaining term of the agreement following termination of employment (other than in connection with a change in control). The agreements will become effective on the closing date of the offering.

Directors Retirement Plan. United Community Bank currently sponsors a Directors Retirement Plan. Directors Nanz, Weismiller, G. Michael Seitz, Gehring, Miller, Meyer, Sprecher, Hacker, Strzynski, Ewbank, and E.B. Seitz currently participate in the plan. Under the plan, a director who has completed at least three years of service and has attained the “benefit age” (ranging from age 72 to age 80 years and 9 months) set forth in an individual agreement under the plan is eligible to receive a retirement benefit of $20,000 per year for ten years, payable in monthly installments for a total of 120 months. A participating director may also receive an early retirement benefit upon termination of service after the completion of at least three years of service and attainment of age 65. The early retirement benefit equals $10,000 per year for ten years upon retirement after age 65 but prior to age 68, or $15,000 per year for ten years upon retirement after age 68 but prior to the designated benefit age. Upon the death of a participating director prior to the completion of the applicable retirement benefit payments, the Bank will pay any remaining benefits to the director’s designated beneficiary. Upon a termination of service in connection with a change in control, a participating director becomes entitled to the same retirement benefits the director would have received if he has remained in service until reaching the benefit age, payable over a ten-year period. The plan also provides that the Board of Directors may approve a disability benefit equal to the actuarially-determined annuitized value of a director’s benefit under the plan upon a termination of service due to disability. In addition to the above benefits, the plan provides the director’s beneficiary with a separate lump sum death benefit of $10,000 for the payment of funeral expenses. In consideration for the benefits provided under the plan and outlined above, a participating director agrees not to engage in certain competitive business activities while serving as a director or following a termination of service for reasons other than a change in control. No benefits are payable under the plan upon a termination of service for cause.

Director Emeritus Designation. The board of directors of United Community Bank, by resolution dated April 11, 2002, provided that a director may be designated by the board as a director emeritus upon termination of service (other than for cause), attainment of age 72, and upon the director’s agreement to provide advisory services and attend a minimum of three board meetings per year. Provided the director emeritus is not receiving a retirement benefit under the Directors Retirement Plan outlined above, he or she is entitled to a

$20,000 annual fee. Directors emeriti may also participate in the medical and health benefit coverage provided to non-employee directors of the Bank. Upon the death of a director emeritus, the surviving spouse may also continue to receive such benefits by providing reimbursement to United Community Bank for the coverage costs until the earliest of the termination of such insurance plan by the Bank, eligibility for benefits under another group insurance plan, or remarriage. No directors currently serve in a director emeritus capacity.

Executive Supplemental Retirement Income Agreements. United Community Bank has entered in Executive Supplemental Retirement Income Agreements (SERPs) with Messrs. Ritzmann, E.G. McLaughlin and Kittle, as well as with certain other members of management. Benefits contemplated by the agreements may be funded through the secular grantor trust agreements (see below under “Grantor Trust Agreements” or through the “rabbi” trust (see below under “Rabbi Trust Agreement”) that have been established by United Community Bank. The Bank makes contributions annually to the secular grantor trust on behalf of SERP participants. After withholding taxes on these contributions, the remaining amounts are used to purchase life insurance or other investment vehicles to fund the payment of the applicable SERP benefits. If a participant exercises withdrawal rights with respect to the United Community Bank contributions made to the secular grantor trust, the Bank continues to accrue “phantom” contributions to the grantor trust, but makes no further contributions to the secular trust on the participant’s behalf. Upon termination of employment after age 65, SERP participants receive an annual supplemental retirement benefit. The annual benefit amounts are $65,908 for Mr. Ritzmann, $62,585 for E.G. McLaughlin and $52,076 for Mr. Kittle, payable over a period of 180 months. Upon termination of employment following a change in control (regardless of age), participants become entitled to the full supplemental retirement benefit, commencing at age 65 and payable for 180 months. Upon termination due to disability, participants receive the accrued balance of the grantor trust as of their termination date in a lump sum payment. Upon voluntary termination, United Community Bank makes no further contributions to the grantor trust, and the participant receives the accrued balance of the grantor trust as of termination over the payout period of 180 months, beginning at age 65. In the event of the participant’s death, the designated beneficiary receives the supplemental retirement benefit (or any remaining payments) as well as an additional lump sum benefit of $10,000 for the payment of funeral expenses. Upon termination for cause, United Community Bank makes no further contributions to the grantor trust, and the participant receives the accrued balance held in the grantor trust upon the earlier of death or age 65. In consideration for the payments described above, participants agree not to engage in certain competitive business activities during and after their employment with United Community Bank (except following termination in connection with a change in control).

Grantor Trust Agreements. In connection with the SERP, United Community Bank and participants in the SERP discussed above have entered into secular Grantor Trust Agreements with an independent trustee. Under each trust agreement, United Community Bank and the participant may make contributions to the trust for the purpose of funding benefits payable under the SERP. Contributions made by United Community Bank are taxable to the participants, who maintain certain withdrawal rights under the agreements. Exercise of withdrawal rights, however, terminates United Community Bank’s obligation to make future contributions to the trust, although the Bank will continue to accrue “phantom” contributions. Participants may also direct the investment of contributions made to the trust on their behalf. Payments from the trust are made in accordance with the terms of the SERPs described above.

Rabbi Trust. United Community Bank entered into a grantor or “rabbi” trust agreement with an independent trustee effective as of April 1, 2002. The grantor trust has been established to hold assets that the Bank may contribute for the purpose of making benefit payments under the Directors Retirement Plan and the Executive Supplemental Retirement Income Agreements described above. Funds held in the trust remain at all times subject to the claims of United Community Bank’s creditors in the event of the Bank’s insolvency.

Benefit Plans

401(k) Plan. We maintain the United Community Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for all employees of United Community Bank who have satisfied the plan eligibility requirements. Participants become eligible to participate in the plan on the first day of the month coinciding with or following their attainment of age 18 and completion of one month of service. Eligible employees may contribute up to 100% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal

Revenue Code of 1986, as amended. For 2005, the limit is $14,000; provided, however, that participants over age 50 may contribute an additional $4,000 to the plan. Under the plan, the Bank makes matching contributions equal to 50% of a participant’s deferral contributions up to a maximum of 10% of annual compensation, as well as additional discretionary profit-sharing contributions, to the accounts of participants who have completed 500 hours of service during the plan year. Participants are always 100% vested in their salary deferrals. Participants are 0% vested in the Bank’s discretionary matching contributions until they have completed three years of service, at which time they become 100% vested in those contributions.

Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the plan will add another investment alternative, the United Community Bancorp Stock Fund. The stock fund will permit participants to invest up to 100% of their 401(k) plan funds in United Community Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using other funds. See “The Reorganization and the Stock Offering – Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with the reorganization, the Bank intends to adopt an employee stock ownership plan for eligible employees. Eligible employees who have attained age 18 and are employed by United Community Bank on the closing date of the offering will participate in the Plan as of the closing date. Thereafter, new employees of United Community Bank will be eligible to participate in the employee stock ownership plan on the first day of the month coinciding with or following their attainment of age 18.

We expect to engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of United Community Bancorp common stock issued in the reorganization, including shares issued to United Community MHC and contributed to the charitable foundation (21,320, 25,090, 28,850 and 33,180 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). We anticipate that the employee stock ownership plan will fund its purchase in the offering through a loan from United Community Bancorp. The loan amount will equal 100% of the aggregate purchase price of the common stock, and will be repaid principally through United Community Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate, as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account. Shares will be released from the suspense account on a pro rata basis as the Bank repays the employee stock ownership plan loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participant will vest 100% in their employee stock ownership plan benefits upon the completion of three years of service. Participants also will become fully vested upon retirement, death or disability, a change in control, or the termination of the plan. Participants will generally receive distributions from the plan upon separation from service. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among remaining participants, in accordance with the terms of the plan.

Participants may direct the trustee regarding the voting of common stock credited to their employee stock ownership plan accounts. The trustee will vote all allocated shares held in the plan as instructed by participants. The trustee will vote unallocated shares, as well as allocated shares for which no participant instructions are received, in the same ratio as those shares for which participants provide instructions, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, the Bank will record compensation expense for the leveraged employee stock ownership plan at the fair market value of the shares when committed for release to participant accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended (ERISA). We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the plan. We expect, but cannot guarantee, the receipt of a favorable determination letter for the plan.

Employee Severance Compensation Plan. United Community Bank expects to adopt the United Community Bank Employee Severance Compensation Plan in connection with the offering. The plan will provide severance benefits to eligible employees who terminate employment in connection with a change in control of United Community Bank or United Community Bancorp. Employees will be eligible for severance benefits under the plan if they have a minimum of one year of service with United Community Bank and have not entered into an employment or change in control agreement with United Community Bank or United Community Bancorp. Under the severance plan, if, within 12 months of a change in control, United Community Bank or United Community Bancorp or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, the employee will receive a severance payment equal to one month’s compensation for each year of service, up to a maximum payment of 199% of the employee’s base compensation. Based solely on compensation levels as of December 31, 2004 and years of service at September 30, 2005, and assuming that a change in control occurred on such date, and all eligible employees became entitled to receive severance payments, the aggregate payments due under the severance plan would equal approximately $1,451,450.

Supplemental Executive Retirement Plan. In connection with the reorganization, United Community Bank will establish a new supplemental executive retirement plan to provide certain supplemental retirement benefits with respect to the employee stock ownership plan and the 401(k) plan. The plan will provide participating executives with benefits that would otherwise be limited by certain provisions of the Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible officers (those designated by the board of directors of United Community Bank) that cannot be provided under the 401(k) plan or employee stock ownership plan, but for the Code limitations. In addition to providing benefits that would otherwise be lost under the tax-qualified plans because of the Code limitations, the new plan will also provide supplemental benefits upon a change in control prior to the scheduled repayment of the employee stock ownership plan loan. Generally, upon a change in control, the supplemental executive retirement plan will provide participants with a benefit equal to what they would have received under the employee stock ownership plan, had they remained employed through the term of the loan, less the benefits actually provided to the participant under the plan. United Community Bank anticipates that the board of directors will designate William F. Ritzmann and E.G. McLaughlin as initial participants in the supplemental executive retirement plan. The board may designate other individuals as participants in the future.

United Community Bank may also utilize a grantor trust in connection with the supplemental executive retirement plan, as a means to set aside funds for the payment of benefits under the plan. Until paid to plan participants, the assets of the grantor trust would remain subject to the claims of United Community Bank’s creditors in the event of its insolvency.

Future Equity Incentive Plan. Following the reorganization, we may adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options equal to 4.9% of the total shares issued in the reorganization, including shares issued to United Community MHC and contributed to the charitable foundation, and shares of restricted stock equal to 1.96% of the total shares issued in the reorganization. Therefore, the number of shares reserved under the plan will range from 10,660 shares, assuming 2,344,640 shares are sold in the offering, to 14,430 shares, assuming 3,172,160 shares are sold in the offering.

We may fund the equity incentive plan through the purchase of United Community Bancorp common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

We will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the grant date. We will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options will generally vest ratably over a five-year period, or as otherwise permitted by the Office of Thrift Supervision (OTS), but United Community Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of United Community Bancorp.

The equity incentive plan will comply with all applicable OTS regulations. We will submit the equity incentive plan to stockholders for approval, at which time we will provide stockholders with detailed information about the plan. Under current OTS regulations, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than United Community MHC, unless we obtain a waiver that allows approval by a different vote standard.

Transactions with United Community Bank

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by United Community Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by United Community Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. United Community Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit United Community Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of United Community Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

The aggregate amount of loans by United Community Bank to its executive officers and directors was $3.3 million at September 30, 2005, or approximately 6.0% of pro forma stockholders’ equity, assuming that 3,172,160 shares are sold in the offering. These loans were performing according to their original terms at September 30, 2005.

Other Transactions

Ewbank Kramer & Dornette LLP of Lawrenceburg, Indiana, of which Robert J. Ewbank is a partner, performs legal services for United Community Bank. Mr. Ewbank is also President and owner of Ewbank Land Title, Inc., which performs title searches and provides title insurance for United Community Bank loans. In fiscal 2005, United Community Bank paid a total of $48,000 in legal fees to Ewbank Kramer & Dornette LLP and $228,000 to Ewbank Land Title, Inc. for title searches and title insurance. George M. Seitz and Eugene B. Seitz are officers and co-owners of Seitz Insurance Agency, Inc., an insurance agency to which United Community Bank paid $120,000 in insurance premiums in fiscal 2005. We believe that the fees paid to Ewbank Kramer & Dornette LLP, Ewbank Land Title, Inc. and Seitz Insurance Agency, Inc. were based on normal terms and conditions as would apply to unaffiliated clients of those firms. There are no other transactions or series of similar transactions between United Community Bank and any director or executive officer in which the amount involved exceeds $60,000 since the beginning of United Community Bank’s last fiscal year, or which are currently proposed.

Indemnification for Directors and Officers

United Community Bancorp’s bylaws provide that United Community Bancorp shall indemnify all officers, directors and employees of United Community Bancorp to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of United Community Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of United Community Bancorp pursuant to its bylaws or otherwise, United Community Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate anticipated purchases of common stock by our directors and executive officers, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 29% of the shares sold in the reorganization to persons other than United Community MHC. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering			Percent of Shares at Minimum of Offering Range	Percent of Shares at Maximum of Offering Range
Name	Number of Shares		Dollar Amount
William F. Ritzmann	40,000	(1)	$400,000	1.7%	1.3%
Ralph B. Sprecher	27,000		270,000	1.2	0.9
Robert J. Ewbank	50,000	(1)	500,000	2.1	1.6
William S. Gehring	10,000		100,000	0.4	0.3
Jerry W. Hacker	30,000		300,000	1.3	1.0
Elmer G. McLaughlin	30,000		300,000	1.3	1.0
Anthony C. Meyer	15,000		150,000	0.6	0.5
Larry L. Miller	10,000		100,000	1.3	1.0
Henry G. Nanz	30,000		300,000	1.3	1.0
George M. Seitz	35,000	(1)	350,000	1.5	1.1
Eugene B. Seitz, II	30,000	(1)	300,000	1.3	1.0
Richard C. Strzynski	30,000		300,000	1.3	1.0
Frank E. Weismiller, Jr.	60,000	(1)	600,000	2.6	2.0
Vicki A. March	25,000	(1)	250,000	1.1	0.8
James W. Kittle	25,500		255,000	1.1	0.8
W. Michael McLaughlin	25,000		250,000	1.1	0.8
William T. Bird	15,000		150,000	0.6	0.5

All directors and executive officers as a group (17 persons)	487,500		$4,875,000	20.8%	15.4%

(1)	Based on qualifying deposit account balances as of the eligibility record rate. See “The Reorganization and the Stock Offering–Subscription Offering and Subscription Rights–Category 1: Eligible Account Holders.”

Regulation and Supervision

General

United Community Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. United Community Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. United Community Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate United Community Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on United Community Bancorp, United Community MHC and United Community Bank and their operations. United Community Bancorp and United Community MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. United Community Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to United Community Bank, United Community Bancorp and United Community MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on United Community Bank, United Community Bancorp and United Community MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as United Community Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are generally authorized to establish branch offices in any state or states of the United States and its territories, subject to applicable notice or application requirements of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45.0% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100.0% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At September 30, 2005, United Community Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8.0%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4.0% or a ratio of core capital to total assets of less than 4.0% (3.0% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15.0% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10.0% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision are required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like United Community Bank, it is a subsidiary of a holding company. If United Community Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65.0% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20.0% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of September 30, 2005, United Community Bank maintained 94.6% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. United Community Bank’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. United Community Bancorp, United Community MHC and their non-savings institution subsidiaries will be affiliates of United Community Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to an aggregate percentage of the institution’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, United Community Bank’s authority to extend credit to executive officers, directors and 10.0% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans United Community Bank may make to insiders based, in part, on United Community Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. United Community Bank is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27.00 basis points of assessable deposits for the riskiest.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of United Community Bank. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the four quarters ended September 30, 2005, Financing Corporation payments for Savings Association Insurance Fund members averaged 1.42 basis points of assessable deposits.

The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of United Community Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. United Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. United Community Bank, as a member of the Federal Home Loan Bank of Indianapolis, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. United Community Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2005 of $1.7 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

United Community Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Privacy Requirements of the GLBA

The Gramm-Leach-Bliley Act of 1999 provides for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”) significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by United Community Bank are subject to state usury laws and federal laws concerning interest rates. United Community Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of United Community Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. United Community Bancorp and United Community MHC will be savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over United Community Bancorp and United Community MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to United Community Bank.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as United Community MHC, may generally engage in the following activities: (1) investing in the stock of a savings association; (2) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by the Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5.0% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift

Supervision. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Federal law also prohibits a savings and loan holding company from acquiring more than 5.0% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions. This limitation would not prohibit an interstate merger of the subsidiary savings association.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. United Community Bancorp will be the stock holding company subsidiary of United Community MHC. United Community Bancorp will be permitted to engage in activities that are permitted for United Community MHC subject to the same restrictions and conditions.

Waivers of Dividends by United Community MHC. Office of Thrift Supervision regulations require United Community MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from United Community Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the savings association; and (ii) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. We anticipate that United Community MHC will waive dividends that United Community Bancorp may pay, if any.

Conversion of United Community MHC to Stock Form. Office of Thrift Supervision regulations permit United Community MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to United Community Bancorp, United Community MHC’s corporate existence would end, and certain depositors of United Community Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than United Community MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than United Community MHC own the same percentage of common stock in the new holding company as they owned in United Community Bancorp immediately before conversion. The total number of shares held by stockholders other than United Community MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10.0% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

United Community Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued by means of this prospectus. Upon completion of the offering, United Community Bancorp common stock will also be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. United Community Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of United Community Bancorp may be resold without registration. Shares purchased by an affiliate of United Community Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If United Community Bancorp meets the current public information requirements of Rule 144, each affiliate of United Community Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of United Community Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, United Community Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, United Community Bancorp’s Chief Executive Officer and Chief Financial Officer each will be required to certify that United Community Bancorp’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. United Community Bancorp will be subject to further reporting and audit requirements beginning with the year ending June 30, 2007 under the requirements of the Sarbanes-Oxley Act. United Community Bancorp will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. United Community Bank reports its income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to United Community Bank in the same manner as to other corporations with some exceptions, including the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to United Community Bank. United Community Bank’s federal income tax returns have been either audited or closed under the statute of limitations through June 30, 2002. For its 2005 tax year, United Community Bank’s maximum federal income tax rate was 35.0%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $748,000 of United Community Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless United Community Bank makes a “non-dividend distribution” to United Community Bancorp as described below.

Distributions. If United Community Bank makes “non-dividend distributions” to United Community Bancorp, the distributions will be considered to have been made from United Community Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from United Community Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in United Community Bank’s taxable income. Non-dividend distributions include distributions in excess of United Community Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of United Community Bank’s current or accumulated earnings and profits will not be so included in United Community Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if United Community Bank makes a non-dividend distribution to United Community Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate. United Community Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Indiana Taxation. Indiana imposes an 8.5% franchise tax based on a financial institution’s adjusted gross income as defined by statute. In computing adjusted gross income, deductions for municipal interest, U.S. Government interest, the bad debt deduction computed using the reserve method and pre-1990 net operating losses are disallowed. United Community Bank’s state franchise tax returns have not been audited for the past five tax years.

The Reorganization and Stock Offering

The Board of Directors of United Community Bank has approved the plan of reorganization and stock issuance. The plan of reorganization and stock issuance also must be approved by the members of United Community Bank. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of reorganization and stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization and stock issuance by such agency.

General

On September 22, 2005, the Board of Directors of United Community Bank unanimously adopted, and on December 8, 2005 unanimously amended and restated, the plan of reorganization and stock issuance by which United Community Bank will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, United Community Bancorp will be the mid-tier stock holding company and United Community MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization and stock issuance, United Community Bancorp will own all of the stock of United Community Bank and United Community MHC will own at least a majority of United Community Bancorp.

The reorganization also includes the offering by United Community Bancorp of 43.1% of its common stock to qualifying depositors and borrowers of United Community Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. United Community Bank can give no assurance as to the length of time that will be required to complete the sale of the common stock. If there are any delays, significant changes may occur in the appraisal of United Community Bancorp and United Community Bank as reorganized, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by United Community Bancorp from the sale of the common stock. If the reorganization is terminated, United Community Bank would be required to charge all reorganization expenses against current income.

The Office of Thrift Supervision has approved our plan of reorganization and stock issuance, subject to, among other things, approval of the plan of reorganization and stock issuance by United Community Bank’s members. The plan of reorganization and stock issuance also provides for the establishment of the United Community Bank Charitable Foundation and our funding of the foundation with 1.9% of the shares of our common stock issued in the reorganization. The establishment of the United Community Bank Charitable Foundation is subject to a separate vote of United Community Bank’s members. The special meeting of United Community Bank’s members has been called for this purpose on March 21, 2006.

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization and stock issuance is available from United Community Bank upon request and is available for inspection at the offices of United Community Bank and at the Office of Thrift Supervision. The plan of reorganization and stock issuance is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that United Community Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the Board of Directors of United Community Bank unanimously approved the reorganization as being in the best interests of United Community Bank and its members. The Board of Directors concluded that the reorganization offers a number of advantages that will be important to United Community Bank’s future growth and performance and that outweigh the disadvantages of the reorganization.

The reorganization will result in the raising of additional capital for United Community Bancorp and United Community Bank, which will support United Community Bank’s future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a subsidiary of a mutual holding company with a mid-tier stock holding company, United Community Bank will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. The current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. The new mutual holding company structure will enhance United Community Bank’s ability to compete with other bidders when acquisition opportunities arise by better enabling it to offer stock or cash consideration, or a combination of the two. Since United Community Bancorp will not be offering all of its common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits United Community Bank to control the amount of capital being raised, while at the same time enabling United Community Bank to continue to grow its lending and investment activities. United Community Bank will be able to raise additional capital in the future should United Community MHC consummate a “second-step” conversion to stock form.

The reorganization will afford United Community Bank’s officers and employees the opportunity to become stockholders, which United Community Bank believes to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide United Community Bank’s customers and local community members with an opportunity to acquire United Community Bancorp’s common stock.

The disadvantages of the reorganization considered by United Community Bank’s Board of Directors are the additional expense and effort of operating as a public company, the inability of stockholders other than United Community MHC to obtain majority ownership of United Community Bancorp and United Community Bank, which may result in the perpetuation of our management and board of directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time that may have an adverse impact on stockholders other than United Community MHC. A majority of our voting stock will be owned by United Community MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital deployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. United Community MHC will be able to elect all the members of United Community Bancorp’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than United Community MHC will be able to exercise voting control are limited and include any proposal to implement an equity incentive plan. No assurance can be given that United Community MHC will not take action adverse to the interests of other stockholders. For example, United Community MHC could prevent the sale of control of United Community Bancorp, or defeat a candidate for the board of directors of United Community Bancorp or other proposals put forth by stockholders.

The reorganization does not preclude the conversion of United Community MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, United Community MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary — Possible Conversion of United Community MHC to Stock Form.”

Description of the Plan of Reorganization and Stock Issuance

Following receipt of all required regulatory approvals and approval of the plan of reorganization and stock issuance by United Community Bank’s members, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable laws and regulations:

•	United Community Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

•	Interim One will organize United Community Bancorp, a federal stock corporation, as a wholly owned subsidiary;

•	Interim One will then organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”);

•	United Community Bank will exchange its charter for a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become United Community MHC;

•	Interim Two will merge with and into United Community Bank with United Community Bank in stock form surviving as a subsidiary of United Community MHC;

•	former members of United Community Bank will become members of United Community MHC;

•	United Community MHC will contribute 100.0% of the issued common stock of United Community Bank to United Community Bancorp; and

•	the shares of United Community Bancorp common stock issued to United Community MHC under step (2) will be cancelled and United Community Bancorp will issue a majority of its common stock to United Community MHC.

Concurrently with the reorganization, United Community Bancorp will sell up to 43.1% of its common stock representing up to 43.1% of the pro forma market value of United Community Bank on a fully converted basis. United Community Bank intends to capitalize United Community MHC with $100,000 in cash.

As a result of the reorganization, United Community Bank will be organized in stock form and will be wholly owned by United Community Bancorp. The legal existence of United Community Bank will not terminate as a result of the reorganization. Instead, United Community Bank in stock form will be a continuation of United Community Bank in mutual form. All property of United Community Bank, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to United Community Bank, or which would inure to United Community Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in United Community Bank in stock form. United Community Bank in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by United Community Bank in the mutual form. United Community Bank in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of United Community Bank in the mutual form and will maintain its headquarters and operations at United Community Bank’s present locations.

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. During the reorganization process, the normal business of United Community Bank will continue without interruption, including continued regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After reorganization, United Community Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of United Community Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of United Community Bank at the time of reorganization will serve as directors of United Community Bank after the reorganization. The Board of Directors of United Community Bancorp and United Community MHC will be composed solely of the individuals who serve on the Board of Directors of United Community Bank. All officers of United Community Bank at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with United Community Bank. All deposit accounts in United Community Bank after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at United Community Bank.

After the reorganization, each depositor of United Community Bank will have both a deposit account in United Community Bank and a pro rata ownership interest in the equity of United Community MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of United Community MHC. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of United Community MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of United Community MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of United Community MHC have no way to realize the value of their ownership interest in United Community MHC, except in the unlikely event that United Community MHC is liquidated.

After the reorganization, all loans of United Community Bank will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. After the reorganization, the direction of United Community Bank will continue to be under the control of its board of directors. United Community Bancorp, as the holder of all of the outstanding common stock of United Community Bank, will have exclusive voting rights with respect to any matters concerning United Community Bank requiring stockholder approval, including the election of directors.

After the reorganization, stockholders of United Community Bancorp will have exclusive voting rights with respect to any matters concerning United Community Bancorp requiring stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of United Community Bancorp, United Community MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote. However, United Community MHC will not be able to control the vote for merger and sale transactions, second-step transactions and implementation of equity incentive plans, all of which would require the approval by the stockholders other than United Community MHC.

As a federally chartered mutual holding company, United Community MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts of United Community Bank will become members of United Community MHC. Such persons will be entitled to vote on all questions requiring action by the members of United Community MHC, including the election of directors of United Community MHC. In addition, all persons who become depositors of United Community Bank following the reorganization will have membership rights with respect to United Community MHC. Borrowers of United Community Bank who were borrower members of United Community Bank at the time of the reorganization will not become members of United Community MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of United Community Bank before the completion of the reorganization, each depositor would receive a pro rata share of any assets of United Community Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in United Community Bank at the time of liquidation.

In the unlikely event of a complete liquidation of United Community Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of United Community Bank. Except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of United Community Bank above that amount. Instead, the holder of United Community Bank’s common stock (i.e., United Community Bancorp) would be entitled to any assets remaining upon a liquidation of United Community Bank.

In the unlikely event of a complete liquidation of United Community Bancorp after the reorganization, the stockholders of United Community Bancorp, including United Community MHC, would be entitled to receive the remaining assets of United Community Bancorp, following payment of all debts, liabilities and claims of greater priority of or against United Community Bancorp.

In the unlikely event of a complete liquidation of United Community MHC after the reorganization, all depositors of United Community Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of United Community MHC remaining after payment of all debts and claims of creditors. Any “second step” conversion of United Community MHC to stock form would not be considered a liquidation.

There are no plans to liquidate United Community Bank, United Community Bancorp or United Community MHC in the future.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Indiana tax laws, that no gain or loss will be recognized by United Community Bank, United Community Bancorp or United Community MHC as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. United Community Bank believes that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to United Community Bank, United Community Bancorp and United Community MHC and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to United Community Bank that, for federal income tax purposes, concludes that:

•	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and United Community Bank (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank received by the Stock Bank in the reorganization will be the same as the Mutual Bank’s basis for such asset immediately before the reorganization;

•	the holding period of each asset of the Mutual Bank received by the Stock Bank in the reorganization will include the period during which such asset was held by the Mutual Bank before the reorganization;

•

for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382 and 384) will be taken into account by the Stock Bank as if the reorganization had not occurred;

•	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

•	with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in United Community MHC, the exchange will qualify as an exchange of property for stock under Internal Revenue Code Section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to United Community MHC of the shares of the Stock Bank they constructively received and United Community MHC will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to United Community MHC’s transfer of 100.0% of the common stock of the Stock Bank to United Community Bancorp, United Community Bancorp will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from United Community MHC and United Community MHC will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from United Community MHC to United Community Bancorp;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of United Community Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 9th and 10th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase United Community Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

United Community Bank has also received an opinion from Clark, Schaefer, Hackett & Co., Cincinnati, Ohio, that, assuming the reorganization does not result in any federal income tax liability to United Community Bank, its account holders, or United Community Bancorp, implementation of the plan of reorganization and stock issuance will not result in any Indiana income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Clark, Schaefer, Hackett & Co., are filed as exhibits to the registration statement that United Community Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of reorganization and stock issuance, United Community Bank has granted rights to subscribe for United Community Bancorp common stock to the following persons in the following order of priority:

•	Persons with deposits in United Community Bank with balances aggregating $50 or more (“qualifying deposits”) as of August 31, 2004 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	United Community Bank’s employee stock ownership plan.

•	Persons with qualifying deposits in United Community Bank as of December 31, 2005 (“supplemental eligible account holders”).

•	Depositors of United Community Bank as of January 31, 2006 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and stock issuance. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than United Community MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $ million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscriber whose subscriptions remain unfilled in proportion to the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of United Community Bancorp or United Community Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in United Community Bank in the one year period preceding August 31, 2004.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order and certification form all deposit accounts in which such eligible account holder had an ownership interest at August 31, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

United Community Bank will strive to identify a subscriber’s ownership in all accounts, but cannot guarantee that it will identify all accounts in which a subscriber may have an ownership interest.

Category 2: Tax-Qualified Employee Stock Benefit Plans. United Community Bank’s tax-qualified employee benefit plans have the right to purchase up to 10.0% of the shares of common stock issued in the reorganization to persons other than United Community MHC. As a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 3.92% of the shares issued in the reorganization, including shares issued to United Community MHC and contributed to United Community Bank Charitable Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the reorganization, including subscriptions by United Community Bank’s officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if the number of shares offered for sale are increased above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the reorganization to persons other than United Community MHC. If the employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from United Community Bancorp with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1.0% of the total offering of common stock to persons other than United Community MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.

If eligible account holders and United Community Bank’s employee stock ownership plan subscribe for all of the shares being sold by United Community Bancorp, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order and certification form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “–Limitations on Purchases of Shares,” each other member of United Community Bank has the right to purchase up to the greater of $150,000 of common stock (which equals 15,000 shares) or one-tenth of 1.0% of the total offering of common stock issued to persons other than United Community MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order and certification form all deposit accounts in which such other member had an ownership interest at                     , 2006. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of reorganization and stock issuance is expected to terminate at 12:00 noon, Eastern time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest, at United Community Bank’s statement savings rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [Expiration Date #2].

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization and stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization and stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of reorganization and stock issuance in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Dearborn County, Indiana; and

•	Other persons to whom United Community Bank delivers a prospectus.

We will consider persons to be residing in Dearborn County, Indiana, if they occupy a dwelling in the county and establish a physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2.0% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or after, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right in our sole discretion to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2.0% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of United Community Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchases of Shares

The plan of reorganization and stock issuance imposes limitations upon the purchase of common stock by eligible subscribers and others in the reorganization. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of reorganization and stock issuance provides for the following purchase limitations:

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than United Community MHC at the close of the offering shall be less than 50.0% of our total outstanding common stock.

•	Except for our tax-qualified employee stock benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $650,000 of the common stock (which equals 65,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee stock benefit plan or any management person and his or her associates, shall not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering; or (ii) the stockholders’ equity of United Community Bancorp at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•	The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of United Community Bancorp common stock acquired by such plans in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of United Community Bancorp common stock at the conclusion of the offering; or (ii) the stockholders’ equity of United Community Bancorp at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25.0% of the outstanding common stock held by persons other than United Community MHC.

•	The aggregate amount of common stock acquired in the offering by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 29.0% of (i) the outstanding shares of United Community Bancorp common stock held by persons other than United Community MHC at the conclusion of the offering; or (ii) the stockholders’ equity of United Community Bancorp held by persons other than United Community MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5.0% of the shares of common stock sold in the offering to persons other than United Community MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and we do not sell shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering to persons other than United Community MHC, we may in our discretion further increase this limitation to 9.99% provided that orders for common stock exceeding 5.0% shall not exceed in the aggregate 10.0% of the shares of common stock sold in the offering to persons other than United Community MHC.

The plan of reorganization and stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization and stock issuance, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization and stock issuance defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than United Community MHC, United Community Bancorp or United Community Bank or a majority-owned subsidiary of United Community MHC, United Community Bancorp or United Community Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10.0% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	a relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of United Community MHC, United Community Bancorp or United Community Bank or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization and stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

We have retained Keefe, Bruyette & Woods, Inc. to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Keefe, Bruyette & Woods, Inc. is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us in the reorganization by acting as marketing advisor with respect to the subscription offering and will represent us as placement agent on a best efforts basis in the sale of the common stock in the community offering if one is held. The services that Keefe, Bruyette & Woods, Inc. will provide include, but are not limited to:

•	training our employees who will perform ministerial functions in the subscription offering and community offering regarding the mechanics and regulatory requirements of the stock offering process;

•	managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	preparing marketing materials; and

•	assisting in the solicitation of proxies from United Community Bank’s members for use at the special meeting (Keefe, Bruyette & Woods, Inc. may hire a separate proxy solicitor to assist in the solicitation of proxies).

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.5% of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the employee stock ownership plan and directors, officers and employees of United Community Bank or their immediate families. Keefe, Bruyette & Woods, Inc. will also not receive any fee on the aggregate dollar amount of the common stock contributed to the charitable foundation. We have paid Keefe, Bruyette & Woods, Inc. a management fee of $50,000. We will reimburse Keefe, Bruyette & Woods, Inc. for expenses associated with its marketing effort, up to a maximum of $10,000. We will also reimburse Keefe, Bruyette & Woods, Inc. for the fees of its legal counsel in an amount not to exceed $35,000 and for the expenses of its counsel in an amount not to exceed $5,000. If there is a syndicated community offering, the total fees paid to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade. Keefe, Bruyette & Woods, Inc. and selected dealers participating in the syndicated community offering may receive a commission in the syndicated community offering in a maximum amount to be agreed upon by us to reflect market requirements at the time of the allocation of shares in the syndicated community offering.

We have also agreed to indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933 and the performance of Keefe, Bruyette & Woods, Inc. of its services in connection with the reorganization.

Description of Sales Activities

United Community Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Keefe, Bruyette & Woods, Inc. employees will be working at the stock information center. Employees of Keefe, Bruyette & Woods, Inc. will be responsible for mailing materials relating to the offering, responding to questions regarding the reorganization and the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc. or by the selected dealers managed by Keefe, Bruyette & Woods, Inc. United Community Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. United Community Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. United Community Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of United Community Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.

None of United Community Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. United Community Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to United Community Bank by 12:00 noon, Eastern time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with United Community Bank. To purchase shares in the community offering, you must submit a properly completed and executed order form to United Community Bank, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the reorganization. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order and certification forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization and stock issuance, our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the end of the subscription and community offerings, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with United Community Bank. Subscription funds will be held by United Community Bank or, at our discretion, in an escrow account at an independent insured depository institution. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check or money order at our statement savings rate from the date payment is received at the stock information center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the statement savings rate from the date of maturity until the reorganization is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the reorganization. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization is not consummated for any reason, all funds submitted will be refunded promptly with interest, as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of reorganization, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our statement savings rate.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or United Community Bancorp to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts maintained at United Community Bank do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase United Community Bancorp’s common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as United Community Bank now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at United Community Bank to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon an estimated pro forma value of United Community Bancorp and United Community Bank on a fully converted basis as determined by an independent appraisal. The term “fully converted” means that the appraiser assumed that 100.0% of our stock had been sold to the public. We have retained Keller & Company, Inc. which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Keller & Company will receive fees totaling $37,000 for its appraisal services, plus reasonable out-of-pocket expenses not to exceed $800. We have agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

Keller & Company prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed United Community Bank’s reorganization and stock issuance applications as filed with the Office of Thrift Supervision and United Community Bancorp’s registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.

In connection with its appraisal, Keller & Company reviewed the following factors, among others:

•	the economic make-up of our primary market areas;

•	our financial performance and condition in relation to publicly traded savings associations and savings association holding companies that Keller & Company deemed comparable to United Community Bank;

•	the specific terms of the offering of United Community Bancorp’s common stock;

•	the pro forma impact of the additional capital raised in the reorganization;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, Keller & Company’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement we filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Keller & Company placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. Keller & Company compared the pro forma price/tangible book and price/core earnings ratios for United Community Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of 10 publicly traded savings associations and savings association holding companies. The peer group included companies with:

•	average assets of $449.3 million;

•	average nonperforming assets of 0.66% of total assets;

•	average net loans of 64.12% of total assets;

•	average equity of 10.25% of total assets; and

•	average net income of 0.83% of average assets.

On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of November 14, 2005, the estimated pro forma market value of United Community Bancorp and United Community Bank, on a fully converted basis, was within the valuation range of $54.4 million and $84.6 million with a midpoint of $64.0 million.

The following table presents a summary of selected pricing ratios for United Community Bank on a fully-converted basis, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, United Community Bank’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 18.42% on a price-to-core earnings basis and a discount of 35.17% on a price-to-book value basis.

	Price to Core Earnings Multiple (1)	Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
United Community Bank (pro forma):
Minimum	16.39x	68.84%	69.05%
Midpoint	18.15	72.79	72.99
Maximum	19.66	76.08	76.27
Maximum, as adjusted	21.23	79.16	79.34
Peer Group (on a fully-converted basis):
Average	16.61x	117.35%	126.72%
Median	13.66	123.52	127.64
All fully-converted, publicly-traded thrifts:
Average	21.24x	137.79%	154.84%
Median	16.97	123.82	137.32

(1)	Ratios are based on earnings for the 12 months ended September 30, 2005 and share prices as of November 14, 2005.

(2)	Ratios are based on book value as of September 30, 2005 and share prices as of November 14, 2005.

The price-to-earnings multiples set forth in the above table do not reflect the recognition of compensation expense in connection with stock options. Recent accounting guidance issued by the Financial Accounting Standards Board requires the recognition of compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. The implementation of this accounting guidance will have a significant impact on pricing ratios of United Community Bank once United Community Bancorp adopts a stock option plan and issues stock options and will likely have a significant impact on the peer group companies as well. The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the stock option plan that may be adopted by United Community Bancorp and the resulting effect on the pro forma price-to-earnings multiples for United Community Bancorp.

Our board of directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the valuation range was reasonable and adequate. Our board of directors determined that 43.1% of the shares of our common stock should be sold in the offering at a purchase price of $10.00 per share. Multiplying this percentage by Keller & Company’s valuation range yielded an offering range of $23,446,400 to $36,479,840, with a midpoint of $27,584,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 2,344,640 and 3,647,984 shares, with a midpoint of 2,758,400 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by United Community Bancorp at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 3,647,984 shares without any further notice to you.

No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Keller & Company establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization and stock issuance or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the reorganization will be able to sell shares after the reorganization at prices at or above the purchase price.

Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of United Community Bank and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order and certification form as soon as practicable following completion of the reorganization. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the reorganization, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause United Community Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the reorganization will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with United Community Bank, including our directors and executive officers, received subscription rights based only on their deposits with United Community Bank as account holders. Any purchases made by persons affiliated with United Community Bank for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the reorganization.

Purchases of outstanding shares of United Community Bancorp common stock by directors, officers, or any person who becomes an executive officer or director of United Community Bank after adoption of the plan of reorganization and stock issuance, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of United Community Bancorp’s outstanding common stock or to the purchase of stock under stock benefit plans.

United Community Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of United Community Bancorp may be resold without registration. Shares purchased by an affiliate of United Community Bancorp will have resale restrictions under Rule 144 of the Securities Act. If United Community Bancorp meets the current public information requirements of Rule 144, each affiliate of United Community Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1.0% of the outstanding shares of United Community Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. United Community Bancorp may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization and stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization and stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization and stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the reorganization requires the sale of all shares of the common stock within 90 days following approval of the plan of reorganization and stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of reorganization and stock issuance will be terminated and United Community Bank will continue its business in the mutual form of organization. We may terminate the plan of reorganization and stock issuance at any time.

United Community Bank Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish a charitable foundation in connection with the reorganization. We have established United Community Bank Charitable Foundation as a nonstock Delaware corporation to serve as the charitable foundation. The foundation will be funded with United Community Bancorp common stock as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. United Community Bank Charitable Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the reorganization, such activities are not our sole corporate purpose. United Community Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that United Community Bank Charitable Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of United Community Bank Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the reorganization. United Community Bank Charitable Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to United Community Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. For the years ended June 30, 2005 and June 30, 2004, we contributed $12,142 and $12,378, respectively, to community organizations. We expect to continue making charitable contributions and donations within our community. In connection with the closing of the offering, we intend to contribute to United Community Bank Charitable Foundation a number of shares of our common stock that will result in the foundation owning 1.9% of our outstanding shares of common stock. At the midpoint of the offering range we would contribute 121,600 shares of United Community Bancorp common stock.

Structure of the Charitable Foundation

United Community Bank Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Certificate of Incorporation of United Community Bank Charitable Foundation will provide that United Community Bank Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected two of our employee directors and three of our non-employee directors to serve on the initial board of directors of the foundation. The employee directors who will serve as directors of the foundation are William F. Ritzmann and Elmer G. McLaughlin and the non-employee directors are Robert J. Ewbank, Jerry W. Hacker and Eugene B. Seitz, II. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers or directors. As required by Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size and composition of its board of directors. For five years after the reorganization, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

The board of directors of United Community Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of United Community Bank Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of United Community Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by United Community Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

United Community Bank Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of United Community Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations, although no employees are expected to be hired. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

United Community Bank Charitable Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, United Community Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by United Community Bank Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by United Community Bank Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. United Community Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as United Community Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether United Community Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by United Community Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to United Community Bank Charitable Foundation on the amount of common stock to be sold in the reorganization. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock and cash to United Community Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that United Community Bank Charitable Foundation is required to pay us for such stock, plus the amount of cash contributed. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to United Community Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible under federal law over the six-year period. Indiana law does not provide a similar deduction. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to United Community Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize United Community Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to United Community Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors — Risks Related to the Formation of the Charitable Foundation — Our Contribution to United Community Bank Foundation may not be tax deductible, which could hurt our profits.”

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. United Community Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. United Community Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of United Community Bank Charitable Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, United Community Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of United Community Bancorp

and United Community Bank

General

The plan of reorganization and stock issuance provides that United Community Bank will reorganize from a federally chartered savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for United Community Bancorp. Certain provisions in the federal stock charter and bylaws of United Community Bancorp may have anti-takeover effects. In addition, provisions in United Community Bank’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may also make it more difficult for persons or companies to acquire control of United Community Bancorp and United Community Bank.

Mutual Holding Company Structure

Following the reorganization, all of the issued and outstanding common stock of United Community Bank will be owned by United Community Bancorp. A majority of the issued and outstanding common stock of United Community Bancorp will be owned by United Community MHC. As a result, management of United Community MHC will be able to exert voting control over United Community Bancorp and United Community Bank and will restrict the ability of the minority stockholders of United Community Bancorp to effect a change of control of management. United Community MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of United Community Bancorp.

The Stock Charter and Bylaws of United Community Bancorp

Although the Board of Directors of United Community Bancorp is not aware of any effort that might be made to obtain control of United Community Bancorp after the reorganization, the Board of Directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by United Community Bancorp’s Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in United Community Bancorp’s charter and bylaws. See “Additional Information” for where to obtain a copy of these documents.

Beneficial Ownership Limitation. United Community Bancorp’s charter provides that, for a period of five years from the date of the reorganization, no person, other than United Community MHC may acquire directly or indirectly the beneficial ownership of more than 10.0% of any class of any equity security of United Community Bancorp. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10.0% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which United Community Bancorp fully converts from the mutual holding company form of organization.

Board of Directors.

Classified Board. United Community Bancorp’s board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of United Community Bancorp.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of United Community Bancorp provides that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Stockholder Action by Written Consent; Special Meetings of Stockholders. United Community Bancorp’s stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the chairman of the board of directors, the president or a majority of the board of directors or holders of 10% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. United Community Bancorp’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to United Community Bancorp before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of United Community Bancorp at least 30 days before the date of the annual meeting, provided however, that if less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given United Community Bancorp appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting or special meeting, however, such business must be approved by the board of directors and stated in writing and filed with United Community

Bancorp’s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to United Community Bancorp’s Secretary at least 30 days before such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to United Community Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. United Community Bancorp’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that United Community MHC must always own a majority of our common stock.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of a class of United Community Bancorp’s equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10.0% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies.

Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only one such transaction announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

Change in Bank Control Act. The acquisition of 10.0% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25.0% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10.0% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of United Community Bancorp Capital Stock

The common stock of United Community Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

United Community Bancorp is authorized to issue 19,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of United Community Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization and stock issuance, all stock will be duly authorized, fully paid and nonassessable. United Community Bancorp will not issue any shares of preferred stock in the reorganization.

Common Stock

Dividends. United Community Bancorp can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by United Community Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of United Community Bancorp will be entitled to receive and share equally in dividends declared by the Board of Directors of United Community Bancorp. If United Community Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of common stock of United Community Bancorp will possess exclusive voting rights in United Community Bancorp. They will elect United Community Bancorp’s Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of United Community Bancorp and United Community Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If United Community Bancorp issues preferred stock, holders of United Community Bancorp preferred stock may also possess voting rights.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of United Community Bank, United Community Bancorp, as the sole holder of United Community Bank’s capital stock, would be entitled to receive all of United Community Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of United Community Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of United Community Bancorp, the holders of its common stock would be entitled to receive all of the assets of United Community Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If United Community Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of United Community Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

United Community Bancorp will not issue any preferred stock in the reorganization and it has no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for United Community Bancorp’s common stock will be Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606.

Registration Requirements

United Community Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the reorganization. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the reorganization have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the reorganization have been opined upon by Clark, Schaefer, Hackett & Co., Cincinnati, Ohio. Muldoon Murphy & Aguggia LLP and Clark, Schaefer, Hackett & Co. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Barnes & Thornburg LLP, Indianapolis, Indiana.

Experts

The consolidated financial statements of United Community Bank at June 30, 2005 and 2004 and for the three years in the period ended June 30, 2005 appearing in this prospectus and in the registration statement have been audited by Clark, Schaefer, Hackett & Co., an independent registered public accounting firm, as set forth in its report appearing elsewhere in this prospectus and elsewhere in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the summary in this prospectus of its report to United Community Bank setting forth its opinion as to the estimated pro forma market value of United Community Bancorp and United Community Bank, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

United Community Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the reorganization, including the shares to be contributed to United Community Bank Charitable Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

United Community Bank has filed applications for approval of the mutual holding company reorganization and the stock issuance with the Office of Thrift Supervision, which includes proxy materials for United Community Bank’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, NE, Atlanta, Georgia 30309.

A copy of the plan of reorganization and stock issuance and United Community Bancorp’s charter and bylaws are available without charge from United Community Bank.

Index to Consolidated Financial Statements of

United Community Bank

Page
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Statements of Financial Condition as of September 30, 2005 (unaudited) and June 30, 2005 and 2004	F-2

Consolidated Statements of Income for the Three Months Ended September 30, 2005 and 2004 (unaudited) and for the Years Ended June 30, 2005, 2004 and 2003	F-3

Consolidated Statements of Comprehensive Income for the Three Months Ended September 30, 2005 and 2004 (unaudited) and for the Years Ended June 30, 2005, 2004 and 2003	F-4

Consolidated Statements of Equity for the Three Months Ended September 30, 2005 and 2004 (unaudited) and for the Years Ended June 30, 2005, 2004 and 2003	F-5

Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2005 and 2004 (unaudited) and for the Years Ended June 30, 2005, 2004 and 2003	F-6

Notes to Consolidated Financial Statements	F-7

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for United Community Bancorp have not been included in this prospectus because United Community Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered

Public Accounting Firm

To The Board of Directors

United Community Bank:

We have audited the consolidated balance sheets of United Community Bank as of June 30, 2005 and 2004, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Community Bank at June 30, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

October 31, 2005

UNITED COMMUNITY BANK

Consolidated Balance Sheets

September 30, 2005 and

June 30, 2005 and 2004

	(Unaudited) September 30, 2005	2005	2004
Assets
Cash and cash equivalents (including commercial paper of $0, $0, and $999,744 at September 30, 2005, June 30, 2005 and June 30, 2004, respectively)	$18,345,443	76,263,453	6,681,444
Investment securities:
Securities available for sale - at estimated market value	31,704,382	9,936,722	16,025,125
Securities held to maturity - at amortized cost (market approximates cost)	265,000	265,000	668,609
Mortgage-backed securities available for sale - at estimated market value	48,591,583	28,198,818	40,081,804
Loans receivable, net	206,022,421	200,878,016	179,257,392
Property and equipment, net	5,270,294	5,222,124	4,657,963
Federal Home Loan Bank stock, at cost	1,686,700	1,686,700	1,616,300
Accrued interest receivable:
Loans	1,075,309	1,083,093	875,570
Investments and mortgage-backed securities	515,313	371,066	360,840
Other real estate owned, net	12,500	65,000	80,000
Cash surrender value of life insurance policies	5,955,116	5,898,842	5,676,770
Deferred income taxes	978,117	619,709	264,464
Prepaid expenses and other assets	892,713	1,016,951	898,593

Total assets	$321,314,891	331,505,494	257,144,874

Liabilities and Equity
Deposits	$289,133,865	299,378,997	227,939,124
Accrued interest on deposits	98,677	62,421	115,120
Advances from borrowers for payment of insurance and taxes	372,425	273,410	107,717
Accrued expenses and other liabilities	1,944,539	2,054,655	1,399,110

Total liabilities	291,549,506	301,769,483	229,561,071

Commitments and contingencies
Retained earnings	29,525,404	28,964,844	26,920,033
Accumulated other comprehensive income:
Unrealized gain on securities available for sale, net of income taxes	239,981	771,167	663,770

Total equity	29,765,385	29,736,011	27,583,803

Total liabilities and equity	$321,314,891	331,505,494	257,144,874

See accompanying notes to financial statements.

UNITED COMMUNITY BANK

Consolidated Statements of Income

	(Unaudited) Three Months Ended September 30,		Years Ended June 30,
	2005	2004	2005	2004	2003
Interest income:
Loans	$3,158,956	2,709,466	11,507,166	9,740,251	10,891,384
Investments and mortgage - backed securities	970,567	500,476	1,963,640	2,747,959	3,120,037

Total interest income	4,129,523	3,209,942	13,470,806	12,488,210	14,011,421

Interest expense:
Deposits	1,819,320	999,564	4,585,690	4,114,482	6,059,185
Borrowed funds	—	320	69,753	19,143	31,774

Total interest expense	1,819,320	999,884	4,655,443	4,133,625	6,090,959

Net interest income	2,310,203	2,210,058	8,815,363	8,354,585	7,920,462
Provision for loan losses	30,000	30,000	857,372	120,000	620,000

Net interest income after provision for loan losses	2,280,203	2,180,058	7,957,991	8,234,585	7,300,462

Other income (loss):
Service charges	228,400	199,996	795,401	742,166	666,743
Gain on sale of loans	16,729	9,887	43,862	90,211	852,814
Gain on sale of property and equipment	—	—	—	—	1,206,865
Gain (loss) on sale of investments	—	15,688	311,608	120,401	(228,847)
Income from Bank Owned Life Insurance	56,274	55,669	222,072	247,877	269,651
Other	58,912	38,845	335,015	171,720	165,921

Total other income	360,315	320,085	1,707,958	1,372,375	2,933,147

Other expense:
Compensation and employee benefits	1,014,012	1,035,344	4,235,673	3,833,439	3,549,612
Premises and occupancy expense	267,541	237,231	1,009,634	974,399	779,626
Deposit insurance premium	7,332	8,336	32,734	36,193	34,872
Advertising expense	87,182	55,447	258,221	178,002	161,936
Data processing expense	60,621	76,571	276,876	248,903	282,103
ATM service fees	72,803	57,546	259,950	204,958	183,319
Other operating expenses	247,434	219,191	905,392	775,981	767,950

Total other expense	1,756,925	1,689,666	6,978,480	6,251,875	5,759,418

Income before income taxes	883,593	810,477	2,687,469	3,355,085	4,474,191

Provision for income taxes:
Current federal	255,305	247,172	861,584	1,099,096	1,459,911
Current state	80,400	74,166	206,728	300,700	404,400

	335,705	321,338	1,068,312	1,399,796	1,864,311
Deferred	(12,672)	(40,526)	(425,654)	(201,080)	(204,757)

Total provision for income taxes	323,033	280,812	642,658	1,198,716	1,659,554

Net income	$560,560	529,665	2,044,811	2,156,369	2,814,637

See accompanying notes to financial statements.

UNITED COMMUNITY BANK

Consolidated Statements of Comprehensive Income

	(Unaudited) Three Months Ended September 30,		Years Ended June 30,
	2005	2004	2005	2004	2003
Net income	560,560	529,665	$2,044,811	2,156,369	2,814,637
Other comprehensive income, net of tax
Unrealized gain (loss) on available for sale securities during the period	(531,186)	349,524	313,058	(723,195)	(268,939)
Less reclassification adjustment for (gains) losses on available for sale securities included in income	—	(10,354)	(205,661)	(79,465)	151,039

Total comprehensive income	29,374	868,835	$2,152,208	1,353,709	2,696,737

See accompanying notes to financial statements.

UNITED COMMUNITY BANK

Consolidated Statements of Equity

	Retained Earnings	Unrealized Gain (Loss) on Securities Available for Sale	Total
Balance at June 30, 2002	$21,949,027	1,584,330	23,533,357
Net income - June 30, 2003	2,814,637	—	2,814,637
Net change during the year, net of deferred taxes of $(77,298)	—	(117,900)	(117,900)

Balance at June 30, 2003	$24,763,664	1,466,430	26,230,094
Net income - June 30, 2004	2,156,369	—	2,156,369
Net change during the year, net of deferred taxes of $(526,249)	—	(802,660)	(802,660)

Balance at June 30, 2004	$26,920,033	663,770	27,583,803
Net income - June 30, 2005	2,044,811	—	2,044,811
Net change during the year, net of deferred taxes of $70,410	—	107,397	107,397

Balance at June 30, 2005	$28,964,844	771,167	29,736,011
(Unaudited)
Net income - September 30, 2005	560,560	—	560,560
Net change during three months, net of deferred taxes of $(347,263)	—	(531,186)	(531,186)

Balance at September 30, 2005	$29,525,404	239,981	29,765,385

See accompanying notes to financial statements.

UNITED COMMUNITY BANK

Consolidated Statements of Cash Flows

	(Unaudited) Three Months Ended September 30,		Years Ended June 30,
	2005	2004	2005	2004	2003
Operating activities:
Net income	$560,560	529,665	2,044,811	2,156,369	2,814,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	102,732	94,497	416,999	256,914	285,200
Provision for loan losses	30,000	30,000	857,372	120,000	620,000
Deferred loan origination fees	(41,428)	(74,097)	(74,097)	34,754	(28,466)
Amortization of premium and discounts on investments	24,864	95,187	300,320	674,324	417,069
Proceeds from sale of loans	961,182	308,772	1,915,960	4,278,276	28,647,304
Loans disbursed for sale in the secondary market	(953,000)	(302,000)	(1,889,100)	(4,226,100)	(28,048,900)
Gain on sale of loans	(16,729)	(9,887)	(43,862)	(90,211)	(852,814)
Loss (gain) on sale of investments	—	(15,688)	(311,608)	(120,401)	228,847
Gain on disposal of property and equipment	—	—	—	—	(1,206,865)
Deferred income taxes	(12,672)	(40,526)	(425,654)	(201,080)	(204,757)
Effects of change in operating assets and liabilities:
Accrued interest receivable	(136,463)	(22,336)	(217,749)	165,737	63,328
Prepaid expenses and other assets	124,236	207,468	(118,363)	(1,610)	(178,460)
Accrued interest on deposits	36,256	51,826	(52,699)	(173,638)	57,198
Income taxes payable	(114,300)	68,800	217,546	(290,749)	214,311
Accrued expenses and other	4,184	841,668	437,999	(86,757)	700,300

Net cash provided by operating activities	569,422	1,763,349	3,057,875	2,495,828	3,527,932

Investing activities:
Proceeds from maturity of available for sale investment securities	—	750,000	—	6,186,296	8,995,000
Proceeds from maturity of held to maturity investment securities	—	20,008	408,184	93,562	86,432
Proceeds from repayment of mortgage-backed securities available for sale	4,095,791	3,465,510	11,303,380	19,952,555	10,894,445
Proceeds from sale of other real estate owned	—	—	—	300,000	—
Proceeds from sale of available for sale investment securities	—	3,483,242	6,910,652	18,759,571	8,542,356
Proceeds from sale of property and equipment	—	—	—	—	2,808,420
Purchases of mortgage-backed securities available for sale	(20,704,333)	—	—	(5,710,119)	(54,000,398)
Purchases of available for sale investment securities	(26,453,667)	(750,000)	(58,119)	(4,037,400)	(18,116,063)
Purchase of Federal Home Loan Bank stock	—	(18,000)	(70,400)	(107,700)	(149,400)
Net (increase) decrease in loans	(5,071,930)	(8,953,307)	(22,371,897)	(33,701,370)	14,024,842
Increase in cash surrender value of life insurance	(56,274)	(55,669)	(222,072)	(247,877)	(157,528)
Capital expenditures	(150,902)	(609,612)	(981,160)	(2,778,777)	(504,749)

Net cash used by investing activities	(48,341,315)	(2,667,828)	(5,081,432)	(1,291,259)	(27,576,643)

Financing activities:
Net increase (decrease) in deposits	(10,245,132)	11,571,497	71,439,873	(9,969,105)	31,097,377
Net decrease in advances from FHLB	—	—	—	(328,428)	(265,830)
Net increase (decrease) in advances from borrowers for payment of insurance and taxes	99,015	247,088	165,693	(26,565)	20,088

Net cash (used) provided by financing activities	(10,146,117)	11,818,585	71,605,566	(10,324,098)	30,851,635

Net increase (decrease) in cash and cash equivalents	(57,918,010)	10,914,106	69,582,009	(9,119,529)	6,802,924
Cash and cash equivalents at beginning of year	76,263,453	6,681,444	6,681,444	15,800,973	8,998,049

Cash and cash equivalents at end of year	$18,345,443	17,595,550	76,263,453	6,681,444	15,800,973

See accompanying notes to financial statements.

UNITED COMMUNITY BANK

Notes to Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies:

The following describes the organization and the significant accounting policies followed in the preparation of these financial statements.

Nature of operations

United Community Bank (the “Bank”) is a federal chartered savings bank and a member of the Federal Home Loan Bank system (FHLB) subject to regulation by the Office of Thrift Supervision (OTS), an office of the U.S. Department of Treasury. The Bank was formed as a result of a merger of Perpetual Federal Savings and Loan Association into Progressive Federal Savings Bank and the immediate change of name to United Community Bank which occurred April 12, 1999. As a member of the FHLB system, United Community Bank maintains a required investment in capital stock of the Federal Home Loan Bank of Indianapolis.

The Bank’s business consists of attracting deposits from the general public and applying those funds in the origination of residential, consumer and nonresidential loans. The Company’s profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by United Community Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

Savings accounts are insured by the Savings Bank Insurance Fund (SAIF), a division of the Federal Deposit Insurance Corporation (FDIC), within certain limitations. Semi-annual premiums are required by the SAIF for the insurance of such savings accounts.

The accompanying financial statements and related selected footnote data as of September 30, 2005 and for the three months ended September 30, 2005 and 2004, are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the three months ended September 30, 2005 and 2004, are not necessarily indicative of the results for the full year.

Principles of consolidation

The consolidated financial statements include the accounts of the Bank and its wholly owned service corporation, United Community Service Corp. The activities of United Community Service Corp. are the sale of non-deposit products and services. These products and services include investment products, insurance products, annuities and financial planning services offered through a relationship with an outside party. Total assets of the service corporation consist of cash of $119,561, $110,736 and $59,093 at September 30, 2005 and June 30, 2005 and 2004, respectively. All intercompany transactions have been eliminated in consolidation.

Cash equivalents

For purposes of the consolidated statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. Cash and cash equivalents include cash and Federal Home Loan Bank time deposit, demand deposit accounts, and commercial paper.

Investment securities

Investments and mortgage-backed securities are classified upon acquisition into one of three categories, held to maturity, trading, and available for sale. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Bank has no trading securities. Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of equity, net of deferred taxes.

Securities are recorded net of applicable premium or discount with the premium or discount being amortized on the interest method over the estimated average life of the investment.

The Bank designates its investment in U. S. League Intermediate-Term Portfolio, Federal Home Loan Mortgage Corporation Common Stock and corporate bonds as available for sale as well as certain mortgage-backed securities.

Gains and losses realized on the sale of investment securities are accounted for on the trade date using the specific identification method.

Loans receivable

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans held for sale are recorded at lower of cost or market determined in the aggregate. The Bank had no loans designated as held for sale at September 30, 2005, June 30, 2005 and 2004.

The Bank defers all loan origination fees, net of certain direct loan origination costs, and amortizes them over the life of the loan as an adjustment of yield in accordance with Statement of Financial Accounting Standards No. 91.

The Bank retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. These rates can differ from the loan’s contractual interest rate resulting in a “yield differential”. In addition to previously deferred loan origination fees and cash gains, gains on sale of loans can represent the present value of the future yield differential less normal servicing fees, capitalized over the estimated life of the loans sold. Normal servicing fees are determined by reference to the stipulated minimum servicing fee set forth by the government agencies to whom the loans are sold. Such servicing fees are amortized to operations over the life of the loans using the interest method. If prepayments are higher than expected, an immediate charge to operations is made. If prepayments are lower than original estimates, then the related adjustments are made prospectively.

The mortgage servicing rights, recorded by the Bank, were segregated into pools for valuation purposes using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of the future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan-servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income and costs to service the loans. The present value of future earnings is the “economic” value for the pool.

The allowance for loan and real estate losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks such as amount of loan, type of loan, concentrations, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

Although management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank’s control.

The internal asset review committee reviews each loan delinquent three payments or more, that is ninety days or more, and decides on whether the circumstances involved, give reason to placing the loan on non-accrual status. The Board of Directors reviews this information as determined by the internal asset review committee each month.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal. While a loan is classified as non-accrual, interest income is generally recognized on a cash basis.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank’s investment in multi-family and nonresidential loans, such loans are collateral dependent and, as a practical expedient, are carried at the lower of cost or fair value. Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment at that time.

Concentration of credit risk

The Bank grants primarily residential loans to customers in local counties in South Eastern Indiana. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the local economy.

Management may, at times, maintain deposit accounts with financial institutions in excess of federal deposit insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates used in the preparation of the financial statements are based on various factors including the current interest rate environment and the general strength of the local economy. Changes in the overall interest rate environment can significantly affect the Company’s net interest income and the value of its recorded assets and liabilities. Actual results could differ from those estimates used in the preparation of the financial statements.

Other real estate owned

Real estate properties acquired through or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Holding costs are expensed when incurred. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

Property and equipment

The Bank carries property and equipment at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Land improvements	7 – 15 years
Buildings	15 – 39 years
Furniture and equipment	3 – 10 years

Income taxes

Deferred tax assets are recorded only to the extent that the amount of net deductible or taxable temporary differences or carry forward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carry forward attributes exceeds managements’ estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

The Bank’s principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred loan origination fees, Federal Home Loan Bank stock dividends, certain components of retirement and post-retirement expense and book and tax bad debt deductions. Additional temporary differences result from depreciation expense computed utilizing accelerated methods for federal income tax purposes.

Advertising

The Bank expenses advertising costs as incurred. Advertising costs consist primarily of television, radio, newspaper and billboard advertising.

Reclassification

Certain amounts in the 2004 and 2003 Consolidated Financial Statements have been reclassified to conform to the current year presentation. This has resulted in no change to net income, or retained earnings of the Company.

2.	Cash and cash equivalents:

	(Unaudited) September 30, 2005	At June 30,
		2005	2004
Interest bearing deposits in other financial institutions	$17,343,049	74,655,340	4,259,597
Commercial paper	—	—	999,744
Other cash and cash equivalents	1,002,394	1,608,113	1,422,103

	$18,345,443	76,263,453	6,681,444

FHLB deposits totaled approximately $15,000,000, $68,500,000 and $114,000 at September 30, 2005 (unaudited), June 30, 2005 and 2004, respectively.

3.	Investment Securities:

Investment securities available for sale at September 30, 2005, (unaudited) consist of the following:

	(Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(amounts in thousands)
U.S. League Intermediate - Term Portfolio	$1,910	—	39	1,871
Callable bonds-U.S. Government corporations and agencies	27,505	—	193	27,312
Federal Home Loan Mortgage Corporation Common Stock	27	1,545	—	1,572
Municipal bonds	960	—	11	949

	$30,402	1,545	243	31,704

Investment securities held to maturity at September 30, 2005, (unaudited) consist of the following:

	(Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(amounts in thousands)
Municipal bonds	$265	—	—	265

Investment securities available for sale at June 30, 2005, consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(amounts in thousands)
U.S. League Intermediate - Term Portfolio	$1,892	—	29	1,863
Callable bonds-U.S. Government corporations and agencies	5,084	—	82	5,002
Federal Home Loan Mortgage Corporation Common Stock	27	1,789	—	1,816
Municipal bonds	1,260	—	4	1,256

	$8,263	1,789	115	9,937

Investment securities held to maturity at June 30, 2005, consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(amounts in thousands)
Municipal bonds	$265	—	—	265

The callable bonds, corporate debt securities, and municipal bonds available for sale have the following maturity:

	Amortized cost	Estimated market value
	(amounts in thousands)
Due or callable in one year or less	$5,384	5,302
Due or callable in 1 - 5 years	960	956

	$6,344	6,258

All of the other securities at June 30, 2005 are due, callable or saleable within one year.

Investment securities available for sale at June 30, 2004, consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(amounts in thousands)
U.S. League Intermediate - Term Portfolio	$1,838	1	16	1,823
Callable bonds-US Government corporations and agencies	7,435	7	245	7,197
Corporate debt securities	2,810	50	—	2,860
Federal Home Loan Mortgage Corporation Common Stock	27	1,735	—	1,762
Corporate Stocks	165	370	—	535
Municipal bonds	1,860	—	12	1,848

	$14,135	2,163	273	16,025

Investment securities held to maturity at June 30, 2004, consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(amounts in thousands)
Municipal bonds	$669	—	—	669

Gross proceeds on sale of investments were $0, $3,483,242, $6,910,652, $18,759,571 and $8,542,356 for the three months ended September 30, 2005 and 2004 (unaudited) and the years ended June 30, 2005, 2004 and 2003, respectively. Gross realized gains for the three months ended September 30, 2005 and 2004 (unaudited) and the years ended June 30, 2005, 2004 and 2003 were $0, $20,868, $320,272, $219,365 and $1,452,582, respectively. Gross realized losses for the three months ended September 30, 2005 and 2004 (unaudited) and the years ended June 30, 2005, 2004 and 2003 were $0, $5,180, $8,664, $98,964 and $1,681,429, respectively.

During 2004, the Bank received corporate stock from the conversion of the Conseco bonds to stock arising out of the bankruptcy settlement. In 2003 the bonds were written down to the approximate fair market value of the Conseco stock to be received by writing off $800,925 to a value of $165,000 as a permanent impairment. The stock was sold in 2005 for $448,958.

The table below indicates the length of time individual investment securities and mortgage-backed securities have been in a continuous loss position at June 30, 2005.

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
US League-Intermediate Term Portfolio & Callable Government agencies	$431,525	661	6,433,777	110,149	6,865,302	110,810
Municipal bonds	299,994	6	565,651	4,349	865,645	4,355
Mtge-backed Securities	1,326,658	16,442	22,954,717	409,530	24,281,375	425,972

	$2,058,177	17,109	29,954,145	524,028	32,012,322	541,137

Number of Investments		3		62		65

Management has the intent to hold these securities for the foreseeable future and the decline in market value is due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

The detail of interest and dividends on investment securities is as follows for the three months ended September 30 (unaudited):

	(Unaudited)
	2005	2004
Taxable interest income	$950,271	477,829
Nontaxable interest income	10,553	14,296
Dividends	9,743	8,351

	$970,567	500,476

The detail of interest and dividends on investment securities is as follows for June 30:

	2005	2004	2003
Taxable interest income	$1,874,967	2,661,951	3,064,797
Nontaxable interest income	52,484	54,829	20,681
Dividends	36,189	31,179	34,559

	$1,963,640	2,747,959	3,120,037

4.	Mortgage-backed securities:

Mortgage-backed securities available for sale at September 30, 2005 (unaudited) consist of the following:

	(Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FNMA	$32,559,148	15,270	547,716	32,026,702
FHLMC	14,594,443	—	334,531	14,259,912
GNMA	2,339,992	—	35,023	2,304,969

	$49,493,583	15,270	917,270	48,591,583

Mortgage-backed securities available for sale at June 30, 2005 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FNMA	$19,294,795	24,770	250,840	19,068,725
FHLMC	6,614,320	4,494	156,071	6,462,743
GNMA	2,686,256	155	19,061	2,667,350

	$28,595,371	29,419	425,972	28,198,818

Mortgage-backed securities available for sale at June 30, 2004 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FNMA	$28,331,035	29,988	491,915	27,869,108
FHLMC	7,349,800	—	184,372	7,165,428
GNMA	5,191,479	—	144,211	5,047,268

	$40,872,314	29,988	820,498	40,081,804

The maturity of the mortgage-backed securities is based on the repayment of the underlying mortgages.

5.	Loans Receivable:

Loans receivable at September 30, 2005 (unaudited) and June 30, 2005 and 2004, consist of the following:

	(Unaudited) September 30, 2005	June 30,
		2005	2004
	(in thousands)	(in thousands)	(in thousands)
Residential real estate
One-to-four family	$111,503	109,325	107,589
Multi family	13,268	13,194	10,932
Construction	4,365	5,899	1,186
Nonresidential real estate and land	59,217	59,263	48,237
Consumer and other loans	21,461	17,833	14,637

	209,814	205,514	182,581
Less:
Allowance for losses	2,294	2,266	1,550
Undisbursed portion of loans in process	1,714	2,543	1,887
Deferred loan fees (costs)	(216)	(173)	(113)

	$206,022	200,878	179,257

As of September 30, 2005 and 2004 (unaudited), June 30, 2005, 2004 and 2003 , the Bank was servicing for the benefit of others, $29,842,136, $32,556,699, $30,352,234, $33,470,742 and $39,105,561, respectively. The Bank recognized $8,577, $2,714, $17,002, $38,035, $252,440 of pre-tax gains on sale of loans related to capitalized mortgage servicing rights during the three months ended September 30, 2005 and 2004 (unaudited) and the years ended June 30, 2005, 2004 and 2003 respectively. The fair value of mortgage servicing rights approximated $263,000, $285,000, $267,063, $292,571 and $338,905 as of September 30, 2005 and 2004 (unaudited), June 30, 2005, 2004 and 2003, respectively. No impairment has been recognized on the mortgage service assets and correspondingly, no valuation allowance has been recognized as of September 30, 2005 and 2004 (unaudited) and June 30, 2005, 2004 and 2003.

The amount of loans classified as nonaccrual totaled approximately, $1,528,000, $1,479,000 and $1,122,000 at September 30, 2005 (unaudited), June 30, 2005 and 2004, respectively. Interest income from these nonaccrual loans during the three months ended September 30, 2005 (unaudited) and the fiscal years 2005 and 2004 was immaterial. All loans classified as nonaccrual had allowances determined in accordance with SFAS No. 114 and No. 118. At September 30, 2005 (unaudited) and at June 30, 2005 and 2004 the recorded investment in loans for which impairment has been recognized was approximately $733,701, $920,213 and $604,630, respectively, with related reserves of $383,364, $298,800 and $90,100, respectively. The average balance of impaired loans was approximately $827,000, $825,000, $590,000 and $637,000 for the three months ended September 30, 2005 (unaudited) and the years ended June 30, 2005, 2004 and 2003, respectively. Interest received on impaired loans for the three months ended September 30, 2005 and the years ended June 30, 2005, 2004 and 2003 was immaterial. The amount of loans over 90 days past due totaled $1,525,400, $1,500,600 and $1,122,000 at September 30, 2005 (unaudited) and June 30, 2005 and 2004, respectively. The Bank has no commitments to loan additional funds to these borrowers.

The Company sells loans in the secondary market. Mortgage loan sales totaled $1,889,100, $4,226,100 and $28,048,900 during 2005, 2004 and 2003. Mortgage loans sales totaled $961,200 and $308,800 for the three months ended September 30, 2005 and 2004 (unaudited). The Bank had no loans designated as held for sale at September 30, 2005, September 30 2004 (unaudited), June 30, 2005 and 2004. It is generally management’s intention to hold all other loans originated to maturity or earlier repayment.

Changes in the allowance for losses on loans for the three months ended September 30, 2005 and 2004 (unaudited), are as follows:

	(Unaudited)
	2005	2004
	(in thousands)	(in thousands)
Balance at beginning of period	$2,266	1,550
Provision charged to income	30	30
Charge offs	(22)	(40)
Recoveries	20	17

Balance at end of period	$2,294	1,557

Changes in the allowance for losses on loans for the year ended June 30, are as follows:

	2005	2004	2003
	(in thousands)	(in thousands)	(in thousands)
Balance at beginning of year	$1,550	1,484	974
Provisions charged to income	857	120	620
Charge-offs	(156)	(76)	(113)
Recoveries	35	22	3
Transfers to allowance for losses on other real estate owned	(20)	—	—

Balance at end of year	$2,266	1,550	1,484

6.	Other Real Estate Owned:

Other real estate owned consists of the following:

	(Unaudited) Three months ended September 30, 2005	June 30,
		2005	2004
One to four family	$12,500	80,000	80,000
Vehicle	—	5,000	—
Less valuation allowance	—	20,000	—

	$12,500	65,000	80,000

There was no allowance for loan losses on real estate owned as of September 30, 2004 (unaudited) or any activity in the three months ended September 30, 2004 (unaudited). Activity in the allowance for loan losses on real estate owned is as follows for the three months ended September 30, 2005 (unaudited):

Balance, beginning of period	$20,000
Recoveries	(20,000)

Balance, end of period	—

Activity in the allowance for losses on real estate owned is as follows for years ended June 30,:

	2005	2004	2003
Balance, beginning of year	$—	—	—
Transfers from allowance for loan losses	20,000	—	—

Balance, end of year	$20,000	—	—

7.	Property and Equipment:

Property and equipment at September 30, 2005 (unaudited), and June 30, 2005 and 2004 are summarized as follows:

	(Unaudited) September 30, 2005	June 30,
		2005	2004
Land and land improvements	$3,151,937	3,093,998	3,206,259
Buildings	2,020,670	2,032,220	1,645,818
Furniture and equipment	1,600,186	1,495,572	2,394,730

	6,772,793	6,621,790	7,246,807
Less:
Accumulated depreciation	1,502,499	1,399,666	2,588,844

	$5,270,294	5,222,124	4,657,963

8.	Deposits:

Deposits at September 30, 2005 (unaudited) consist of the following:

	2005
	Weighted Average Rate	Balance
Demand deposit accounts	2.46%	$131,275,537
Passbook	1.36%	44,826,294
Money market deposit accounts	3.56%	8,467,733

Total demand and passbook deposits		184,569,564

Certificate of deposits:
Less than 12 months	2.84%	51,125,844
12 months to 24 months	2.92%	19,361,240
30 months to 36 months	2.84%	8,261,999
More than 36 months	3.80%	3,551,273
Individual retirement accounts	3.14%	22,263,945

Total certificate of deposits		104,564,301

Total deposit accounts		$289,133,865

Deposits at June 30, 2005 and 2004 consist of the following:

	2005		2004
	Weighted Average Rate	Balance	Weighted Average Rate	Balance
Demand deposit accounts	2.13%	$138,742,332	0.63%	$48,941,227
Passbook	1.36%	47,294,122	0.73%	56,845,225
Money market deposit accounts	3.00%	8,729,096	1.50%	6,783,505

Total demand and passbook deposits		194,765,550		112,569,957

Certificate of deposits:
Less than 12 months	2.57%	50,945,049	1.03%	81,694,086
12 months to 24 months	2.91%	17,267,007	1.90%	662,845
30 months to 36 months	2.86%	10,266,571	2.47%	3,022,620
More than 36 months	4.20%	3,749,768	5.12%	6,963,814
Individual retirement accounts	2.98%	22,385,052	2.71%	23,025,802

Total certificate of deposits		104,613,447		115,369,167

Total deposit accounts		$299,378,997		$227,939,124

Interest paid and accrued on deposits are as follows:

	(Unaudited)
	Three months ended September 30
	2005	2004
NOW and money market accounts	$867,685	192,137
Savings	199,198	137,547
Certificate of deposits	752,437	669,880

	$1,819,320	999,564

	For the years ended June 30
	2005	2004	2003
NOW and money market accounts	$1,079,107	440,363	516,909
Savings	773,566	467,442	855,914
Certificate of deposits	2,733,017	3,206,677	4,686,362

	$4,585,690	4,114,482	6,059,185

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $51,434,000, $51,070,000 and $58,566,000 at September 30, 2005 (unaudited) and June 30, 2005 and 2004, respectively. Individual deposits with denominations of more than $100,000 are not federally insured.

Total non-interest bearing deposits were $9,626,314, $8,953,612 and $8,613,119 at September 30, 2005 (unaudited) and June 30, 2005 and 2004, respectively. Municipal deposits totaled $139,209,250, $142,756,931 and $82,511,288 at September 30, 2005 (unaudited) and June 30, 2005 and 2004, respectively.

Maturities of certificate accounts after September 30, 2005 (unaudited) and June 30, 2005, are approximately as follows:

	(Unaudited) September 30, 2005	June 30, 2005
	(In Thousands)	(In Thousands)
One year or less	$76,696	69,307
1 - 2 years	15,263	22,550
2 - 3 years	8,543	9,803
3 - 4 years	641	428
4 - 5 years	3,302	2,407
Over 5 years	119	118

	$104,564	104,613

9.	Financial Instruments:

The following methods and assumptions were used in estimating the fair values of financial instruments, cash, interest bearing deposits and investment in FHLB stock. The carrying value of cash and interest bearing deposits approximates those assets’ fair value.

Investments and mortgage-backed securities

For investment securities (debt instruments) and mortgage-backed securities, fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

Loans receivable

The fair value of the loan portfolio is estimated by evaluating homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, commercial real estate, and consumer. Each loan category is further segmented into fixed and adjustable rate interest, terms, and by performing and non-performing categories.

The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value for significant non-performing loans is based on recent internal or external appraisals. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined by using available market information.

Deposits

The fair values of passbook accounts, NOW accounts, and money market savings and demand deposits approximates their carrying values. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar maturities.

Off-balance sheet items

Carrying value is a reasonable estimate of fair value. These instruments are generally variable rate or short-term in nature, with minimal fees charged.

The estimated fair values of the Bank’s financial instruments at September 30, 2005 (unaudited) are as follows:

	Carrying Amounts	Fair Value
	(All numbers in thousands)
Financial assets:
Cash and interest bearing deposits	$18,345	18,345
Investment securities available for sale	31,704	31,704
Investment securities held to maturity	265	265
Mortgage-backed securities	48,592	48,592
Loans receivable	206,022	207,464
Accrued interest receivable	1,590	1,590
Investment in FHLB stock	1,687	1,687
Financial liabilities:
Deposits	$289,134	292,270
Off-balance sheet items	—	—

The estimated fair values of the Bank’s financial instruments at June 30, 2005 and 2004 are as follows:

	2005		2004
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
	(All numbers in thousands)
Financial assets:
Cash and interest bearing deposits	$76,263	76,263	6,681	6,681
Investment securities available for sale	9,937	9,937	16,025	16,025
Investment securities held to maturity	265	265	669	669
Mortgage-backed securities	28,199	28,199	40,082	40,082
Loans receivable	200,878	203,377	179,257	181,532
Accrued interest receivable	1,459	1,459	1,236	1,236
Investment in FHLB stock	1,687	1,687	1,616	1,616
Financial liabilities:
Deposits	$299,490	302,737	227,998	230,347
Off-balance sheet items	—	—	—	—

10.	Borrowed Funds:

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and a blanket pledge agreement for qualifying first mortgage loans. During 2005 and 2004 the amount advanced from the FHLB was paid in full by June 30, 2005 and 2004. No amounts have been advanced during the three months ended September 30, 2005 (unaudited).

11.	401(k) Profit Sharing Plan:

The Bank has a standard 401(k) profit sharing plan. Eligible participants must be at least 18 years of age and have one year of service. The Bank makes matching contributions based on each employee’s deferral contribution. Total expense under the plan for the three months ended September 30, 2005 and 2004 (unaudited) was $21,641 and $21,032, respectively and the for years ended June 30, 2005, 2004 and 2003 the expense totaled $89,672, $75,985 and $71,744, respectively.

12.	Supplemental Cash Flow Information:

The Bank paid $437,333 and $289,432 in income taxes for the three months ended September 30, 2005 and 2004 (unaudited) and paid $850,766, $1,690,545 and $1,650,000 in income taxes for the years ended June 30, 2005, 2004 and 2003. The Bank paid interest of $1,783,064 and $948,058 for the three months ended September 30, 2005 and 2004 (unaudited), and paid interest of $4,706,342, $4,308,125 and $6,034,073 for the years ended June 30, 2005, 2004 and 2003, respectively. The Bank had $(531,186), $739,892, $107,397, $(802,660) and $(117,900) of unrealized gains (losses) on securities designated as available for sale, net of taxes for the three months ended September 30, 2005 and 2004 (unaudited) and the years ended June 30, 2005, 2004 and 2003, respectively. During the year ended June 30, 2004 the Bank transferred $80,000 from loans to other real estate owned.

13.	Related Party Transactions:

Loans to executive officers, directors and their affiliated companies, totaled $3,339,365, $3,291,437 and $3,135,798 at September 30, 2005 (unaudited), June 30, 2005 and 2004, respectively. All loans are current and approximately $823,000, $832,000 and $1,036,000 are classified as substandard at September 30, 2005 (unaudited), June 30, 2005 and 2004 respectively. Loans to employees totaled $4,893,584, $5,193,765 and $4,789,123 at September 30, 2005 (unaudited), and June 30, 2005 and 2004, respectively.

The activity in loans to related parties for three months ended September 30, 2005 (unaudited), and years ended June 30, 2005 and 2004 is as follows:

	(Unaudited) September 30, 2005	June 30,
		2005	2004
Beginning balance	$8,485,202	7,924,921	7,329,865
New loans	1,022,870	2,031,903	2,037,541
Payments on loans	(1,275,123)	(1,471,622)	(1,442,485)

Ending balance	$8,232,949	8,485,202	7,924,921

Deposits from officers and directors totaled $4,034,936, $3,865,530 and $3,512,804 at September 30, 2005 (unaudited) and June 30, 2005 and 2004, respectively. Employee deposits totaled $1,392,053, $1,322,947 and $1,967,274 at September 30, 2005 and June 30, 2005 and 2004, respectively.

14.	Capital Requirements:

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulation involve quantitative measures of assets, liabilities, and certain off balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category. Actual and required capital amounts and ratios are presented below:

Reconciliation of GAAP equity to regulatory capital is as follows:

	(Unaudited) September 30, 2005	June 30,
		2005	2004
	(In thousands)
GAAP Retained Earnings	29,765	29,736	27,584
Unrealized gain on securities available for sale	(240)	(771)	(660)
Disallowed servicing assets (10%)	(26)	(27)	(29)

Tier 1 Capital	29,499	28,938	26,895
General allowance for loan losses	1,743	1,489	1,347
Allowable portion (45%) of unrealized gains on equity securities available for sale	695	805	947

Total regulatory capital	$31,937	31,232	29,189

The following tables summarize the Bank’s capital amounts and the ratios required:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
September 30, 2005 (unaudited)
Tier 1 capital to risk-weighted assets	$29,499	15.02%	7,852	4.0%	11,778	6.0%
Total capital to Risk-weighted assets	31,937	16.03%	15,704	8.0%	19,630	10.0%
Tier 1 capital to adjusted total assets	29,499	9.08%	12,994	4.0%	16,243	5.0%
Tangible capital to adjusted total assets	29,499	9.08%	4,872	1.5%	—	—

June 30, 2005
Tier 1 capital to
Risk-weighted assets	$28,938	14.71%	7,867	4.0%	11,801	6.0%
Total capital to risk-weighted assets	31,232	15.88%	15,734	8.0%	19,668	10.0%
Tier 1 capital to adjusted total assets	28,938	8.74%	13,242	4.0%	16,552	5.0%
Tangible capital to adjusted total assets	28,938	8.74%	4,966	1.5%	—	—

June 30, 2004
Tier 1 capital to Risk-weighted assets	$26,895	16.14%	6,664	4.0%	9,996	6.0%
Total capital to risk-weighted assets	29,189	17.52%	13,328	8.0%	16,660	10.0%
Tier 1 capital to adjusted total assets	26,895	10.51%	10,235	4.0%	12,793	5.0%
Tangible capital to adjusted total assets	26,895	10.51%	3,838	1.5%	—	—

15.	Federal Income Taxes:

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at September 30, 2005 (unaudited), and June 30, 2005 and 2004 are as follows:

	(Unaudited) September 30, 2005	June 30,
		2005	2004
Deferred tax assets arising from:
Loan loss reserve	$866,348	866,348	590,685
Vacation and bonus accrual	159,269	159,269	104,789
Supplemental retirement	342,003	330,858	232,804
Post-retirement health care benefits	55,806	55,806	55,806

Total deferred tax assets	1,423,426	1,412,281	984,084

Deferred tax liabilities arising from:
Unrealized gain on securities available for sale	(158,385)	(505,648)	(435,239)
Deferred loan costs	(991)	(991)	(1,269)
Mortgage servicing rights	(105,757)	(105,757)	(115,858)
Other	(27,669)	(27,669)	(27,669)
Depreciation	(152,507)	(152,507)	(96,484)
Reserve for bad debts	—	—	(43,101)

Total deferred tax liabilities	(445,309)	(792,572)	(719,620)

Net deferred tax asset (liability)	$978,117	619,709	264,464

The Bank has not recorded a valuation allowance, as the deferred tax assets are presently considered to be realizable based on the level of anticipated future taxable income. Net deferred tax liabilities and federal income tax expense in future years can be significantly affected by changes in enacted tax rates.

In 2005, the Bank qualified for the federal rehabilitation tax credit for its improvements to a historical building located in Southwestern Indiana. The credit of approximately $231,000 reduces federal income tax expense for the year ended June 30, 2005.

The rate reconciliation for years ended June 30, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Tax at statutory rates	34.0%	34.0%	34.0%
Historical rehab credit	(8.5)	—	—
Other permanent differences	(1.6)	1.7	3.1

	23.9%	35.7%	37.1%

The components of the deferred income tax credit for the three months ended September 30, 2005 and 2004 relate to deferred compensation for the directors supplemental retirement plan.

The components of deferred income tax credit are as follows at June 30,:

	2005	2004	2003
Loan origination fees	$(279)	111	(45,891)
Deferred compensation	(98,054)	(122,408)	(66,709)
Mortgage servicing rights	(10,101)	(18,348)	51,767
Depreciation	56,024	20,960	115,159
Bad debt reserves and other	(373,244)	(81,395)	(259,083)

	$(425,654)	(201,080)	(204,757)

16.	Bad Debt Reserve Recapture:

A bill repealing the thrift bad debt reserve has been signed into law and is effective for taxable years beginning after December 31, 1995. All savings banks and thrifts were required to account for tax reserves for bad debts in the same manner as banks. Such entities with assets less than $500 million will be required to maintain a moving average expense based reserve and no longer will be able to calculate a reserve based on a percentage of taxable income.

Tax reserves accumulated after 1987 will automatically be subject to recapture. The recapture will occur in equal amounts over six years beginning in 1997 and can be deferred up to two years, depending on the level of loans originated.

As a result of the tax law change, the Bank is expected to ultimately recapture $748,478 of tax reserves accumulated after 1987, resulting in additional tax payments of $255,000. The recapture of these reserves will not result in any significant income statement effect to the Bank. Pre-1988 tax reserves will not have to be recaptured unless the Bank or successor institution liquidates, redeems shares or pays a dividend in excess of earnings and profits.

17.	Deferred Compensation:

In March 2002 the Bank adopted a supplemental retirement income program with selected officers and board members. To fund this plan, the Bank purchased single-premium life insurance policies on each officer and director, at a cumulative total cost of $5,100,000. The cash surrender value of these policies was $5,955,116, $5,732,429, $5,898,842 and $5,676,770 at September 30, 2005 and 2004 (unaudited) and June 30, 2005 and 2004, respectively. The directors’ liability is accrued based on life expectancies, return on investment and a discount rate. For the officers, an annual contribution based on actuarial assumptions, is made to a secular trust with the employee as beneficiary. Deferred compensation payments will be funded out of accumulated assets of the secular trust at age 65. If the officer leaves employment of the bank before age 65, deferred compensation payments are funded by available assets in the secular trust. No further funding is required by the Bank, with the exception that upon a change in control of the Bank, the plan provides for full supplemental benefits which would have occurred at age 65.

Future expected contributions for the funding of officers’ deferred compensation is as follows:

2006	$128,603
2007	273,128
2008	273,128
2009	273,128
2010	273,128
2011 and thereafter	2,160,509

$3,381,624

At September 30, 2005 and June 30, 2005 and 2004 the Bank has accrued directors supplemental retirement expense of $964,360, $932,679 and $641,559, respectively, and expensed $63,970, $109,227, $408,605, $419,515 and $353,629 for officers and directors supplemental retirement expense for the three months ended September 30, 2005 and 2004 (unaudited) and the years ended June 30, 2005, 2004 and 2003, respectively.

18.	Leases:

During 2003 the bank entered into a lease agreement with the City of Lawrenceburg, to lease the Walnut St. branch for fifteen months. During 2004 this lease was extended for one month. Lease expense for June 30, 2005, 2004 and 2003 was $16,492, $197,904 and $49,476, respectively.

The Bank has a three-year operating lease for one of its branches. Lease expense for the three months ended September 30, 2005 and 2004, (unaudited) and the years ended June 30, 2005, 2004 and 2003 was $6,268, $6,728, $25,829, $26,310 and $24,518, respectively.

Future minimum lease payments under this lease agreement are as follows as of September 30, 2005 (unaudited):

2006	$18,090
2007	24,120
2008	14,073

$56,283

The Bank entered into lease agreements with various tenants who lease space from the Bank in a strip mall where the Bank has a branch. Revenue from these leases for the three months ended September 30, 2005 and 2004, (unaudited) and the years ended June 30, 2005, 2004 and 2003 was $12,862, $10,424, $52,825, $52,449 and $49,575, respectively.

Future minimum lease revenue to be received on these leases is as follows:

2006	$13,557

19.	Loan Commitments:

In the ordinary course of business, the Company has various outstanding commitments to extend credit that are not reflected in the accompanying consolidated financial statements. These commitments involve elements of credit risk in excess of the amount recognized in the balance sheet.

The Company uses the same credit policies in making commitments for loans as it does for loans that have been disbursed and recorded in the consolidated balance sheet. The Company generally requires collateral when it makes loan commitments, which generally consists of the right to receive first mortgages on improved or unimproved real estate when performance under the contract occurs.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Certain of these commitments are for fixed rate loans, and, therefore, their value is subject to market risk as well as credit risk.

At September 30, 2005 and June 30, 2005, the Company’s total commitment to extend credit was approximately $23,800,000 and $19,900,000, respectively. The amount of fixed rate commitments were approximately $4,117,000 and $1,111,000 as of September 30, 2005 (unaudited) and June 30, 2005, respectively. The fixed rate loan commitments at September 30, 2005 (unaudited) have interest rates ranging from 5.75% to 7.75%. The fixed rate loan commitments at June 30, 2005 have interest rates ranging from 5.25% to 7.75%. In addition, the Company had approximately $3,200,000 and $2,000,000 of letters of credit outstanding at September 30, 2005 (unaudited) and June 30, 2005, respectively.

20.	United Community Service Corp.

The following condensed balance sheet as of June 30, 2005 and 2004 and condensed statement of income for each of the three years ended June 30, 2005, 2004 and 2003 should be read in conjunction with the consolidated financial statements and notes thereto.

CONDENSED BALANCE SHEET

June 30, 2005 and 2004

	2005	2004
Assets
Cash in bank	$110,736	59,093

Liabilities and Equity
Retained earnings	$110,736	59,093

CONDENSED STATEMENT OF INCOME

Years Ended June 30,

	2005	2004	2003
Fee income	$51,642	16,276	34,134

Net income	$51,642	16,276	34,134

CONDENSED BALANCE SHEET – (UNAUDITED)

September 30, 2005

Assets
Cash in bank	$119,561

Liabilities and Equity
Retained earnings	$119,561

CONDENSED STATEMENT OF INCOME – (UNAUDITED)

Three months ended September 30, 2005

Fee income	$8,826
Net income	$8,826

21.	Plan of Reorganization and Stock Issuance

On September 22, 2005, the Bank’s Board of Directors adopted a Plan of Reorganization and Stock Issuance pursuant to which the Bank will: (i) convert to a stock savings bank (“Stock Bank”), (ii) organize a stock holding company (“Stock Holding Company”) as a federally chartered corporation that will own 100% of the issued and outstanding common stock of the Stock Bank, and (iii) organize a mutual holding company (“MHC”) as a federally chartered mutual holding company that will own at least 51% of the issued and outstanding common stock of the Stock Holding Company so long as the MHC remains in existence. The Stock Bank will succeed to the business and operation of the Bank in mutual form and the Stock Holding Company will sell a minority interest in its common stock in a public stock offering in accordance with the terms of the Plan of Reorganization and Stock Issuance. The Bank also intends to establish a charitable foundation in connection with the reorganization and minority stock offering.

The Plan of Reorganization and Stock Issuance must be approved by the Office of Thrift Supervision and by the Bank’s depositors. The Stock Holding Company’s registration statement for the common stock to be issued in the minority stock offering must be declared effective by the Securities and Exchange Commission. The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership interest based on the estimated pro forma market value of the Bank as determined by an independent appraisal.

Following completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights with respect to the MHC so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank after the reorganization will have such membership and liquidation rights with respect to the MHC.

Reorganization costs of approximately $52,000 and $0 have been incurred as of September 30, 2005 and June 30, 2005, respectively. If the reorganization is ultimately successful, reorganization costs will be accounted for as a reduction of the stock proceeds. If the reorganization is unsuccessful, reorganization costs will be charged to the Bank’s operations.

22.	Future Accounting Issues:

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement will require that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The effective date of this Statement was delayed until fiscal years beginning after June 15, 2005. The Bank anticipates adopting this standard as required, upon approval of the stock option plan after conversion.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement defines a non-monetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5 “Implicit Variable Interests under FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” FSP FIN 46(R)-5 provides guidance for a reporting enterprise that holds an implicit variable interest in a variable interest entity (“VIE”) and is also a related party to other variable interest holders. This guidance requires that if the aggregate variable interests held by the reporting enterprise and its related parties would, if held by a single party, identify that party as the primary beneficiary, then the party within the related party group that is most closely associated with the VIE is the primary beneficiary. The effective date of FSP FIN 46(R)-5 is the first reporting period ending after December 15, 2005 with early application permitted for periods for which financial statements have not been issued. The Bank does not believe that implementation of this FSP will have a material effect on its results of operations or financial position as it does not have any Variable Interest Entities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

23.	Selected Quarterly Financial Information (Unaudited):

The following table presents quarterly financial information for the Bank for 2006, 2005 and 2004.

	For the year ended June, 30
	2006	2005
	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
	(in thousands)
Interest income	$4,130	3,793	3,248	3,219	3,210
Interest expense	1,819	1,506	1,098	1,052	999

Net interest income	2,311	2,287	2,150	2,167	2,211
Provision for loan losses	30	430	30	367	30

Net interest income after provision for loan losses	2,281	1,857	2,120	1,800	2,181
Other income	360	294	337	757	320
Other expense	1,757	1,759	1,784	1,746	1,690

Income before federal income taxes	884	392	673	811	811
Federal income tax expense (credit)	323	(154)	227	288	281

Net income	$561	546	446	523	530

	For the year ended June, 30 2004
	(in thousands)
	Fourth quarter	Third quarter	Second quarter	First quarter
Interest income	$3,011	3,097	3,174	3,206
Interest expense	895	967	1,080	1,192

Net interest income	2,116	2,130	2,094	2,014
Provision for loan losses	30	30	30	30

Net interest income after provision for loan losses	2,086	2,100	2,064	1,984
Other income	248	461	362	302
Other expense	1,534	1,678	1,515	1,525

Income before income taxes	800	883	911	761
Provision for income taxes	278	302	332	287

Net income	$522	581	579	474

You should rely only on the information contained in this prospectus. Neither United Community Bancorp nor United Community Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the United Community Bancorp common stock.

[LOGO]

(Proposed Holding Company for United Community Bank)

3,172,160 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Keefe, Bruyette & Woods

                        , 2006

Until                     , 2006, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$4,076
OTS filing fee	14,400
NASD filing fee (1)	4,309
Nasdaq Stock Market listing fee	100,000
Blue Sky fees and expenses	5,000
EDGAR, printing, postage and mailing	125,000
Legal fees and expenses	340,000
Accounting fees and expenses	75,000
Appraiser’s fees and expenses	40,000
Business Plan fees and expenses	40,000
Marketing firm expenses (including marketing firm’s counsel fees) (1) (2)	475,500
Reorganization agent fees and expenses	27,000
Transfer agent and registrar fees and expenses	7,500
Certificate printing	2,500
Miscellaneous	15,000

Total	$1,275,285

(1)	Estimated expenses based on the registration of 3,808,800 shares at $10.00 per share.

(2)	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.5% of the aggregate purchase price of shares sold in the subscription offering and the community offering, excluding shares purchased by the employee stock ownership plan, the foundation and by officers, directors and employees of United Community Bank and members of their immediate families.

Item 14.	Indemnification of Directors and Officers.

Article XII of the Registrant’s Bylaws provides:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i) Any amount for which that person becomes liable under a judgment in such action; and

(ii) Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i) Final judgment on the merits is in his or her favor; or

(ii) In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between United Community Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Draft Agency Agreement

1.3	Supplement to Engagement Letter between United Community Bank and Keefe, Bruyette & Woods, Inc.

2.1	Amended and Restated Plan of Reorganization and Stock Issuance*

3.1	Charter of United Community Bancorp*

3.2	Bylaws of United Community Bancorp*

4.1	Specimen Stock Certificate of United Community Bancorp*

5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality

8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters

8.2	Opinion of Clark, Schaefer, Hackett & Co. re: State Tax Matters

10.1	Form of United Community Bank Employee Stock Ownership Plan and Trust Agreement

10.2	Form of ESOP Loan Documents*

10.3	United Community Bank 401(k) Profit Sharing Plan and Trust and Adoption Agreement

10.4	Form of United Community Bank Employee Severance Compensation Plan*

10.5	Form of United Community Bank Supplemental Executive Retirement Plan*

10.6	Form of United Community Bancorp Employment Agreement

10.7	Employment Agreement between United Community Bank and William F. Ritzmann, as amended

10.8	Employment Agreement between United Community Bank and Elmer G. McLaughlin, as amended

10.9	Employment Agreement between United Community Bank and James W. Kittle, as amended

10.10	United Community Bank Directors Retirement Plan*

10.11	Executive Supplemental Retirement Income Agreements between United Community Bank and William F. Ritzmann, Elmer G. McLaughlin and James W. Kittle and Grantor Trust Agreements thereto*

10.12	Rabbi Trust related to Directors Retirement Plan and Executive Supplemental Retirement Income Agreements*

23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of Clark, Schaefer, Hackett & Co.

23.3	Consent of Keller & Company, Inc.*

23.4	Consent of Robert J. Ewbank to be identified as a proposed director*

23.5	Consent of William S. Gehring to be identified as a proposed director*

23.6	Consent of Jerry W. Hacker to be identified as a proposed director*

23.7	Consent of Elmer G. McLaughlin to be identified as a proposed director*

23.8	Consent of Anthony C. Meyer to be identified as a proposed director*

23.9	Consent of Larry L. Miller to be identified as a proposed director*

23.10	Consent of Henry G. Nanz to be identified as a proposed director*

23.11	Consent of William F. Ritzmann to be identified as a proposed director*

23.12	Consent of Eugene B. Seitz, II to be identified as a proposed director*

23.13	Consent of George M. Seitz to be identified as a proposed director*

23.14	Consent of Ralph B. Sprecher to be identified as a proposed director*

23.15	Consent of Richard C. Strzynski to be identified as a proposed director*

23.16	Consent of Frank E. Weismiller, Jr. to be identified as a proposed director*

24.1	Powers of Attorney*

99.1	Appraisal Report of Keller & Company, Inc. (P)*

99.2	Draft Marketing Materials*

99.3	Form of Subscription Order Form and Instructions*

99.4	Form of United Community Bank Charitable Foundation Gift Instrument*

(P)	The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

*	Previously filed

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.:

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceburg, State of Indiana on January 25, 2006.

United Community Bancorp (in organization)

By:	/s/ WILLIAM F. RITZMANN
William F. Ritzmann
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM F. RITZMANN William F. Ritzmann	President, Chief Executive Officer and Director (principal executive officer)	January 25, 2006

/s/ VICKI A. MARCH Vicki A. March	Senior Vice President, Chief Financial Officer and Treasurer (principal accounting and financial officer)	January 25, 2006

* Ralph B. Sprecher	Chairman of the Board

* Robert J. Ewbank	Director

* William S. Gehring	Director

* Jerry W. Hacker	Director

* Elmer G. McLaughlin	Executive Vice President, Chief Operating Officer, Corporate Secretary and Director

* Anthony C. Meyer	Director

* Larry L. Miller	Director

* Henry G. Nanz	Director

* George M. Seitz	Director

* Eugene B. Seitz, II	Director

* Richard C. Strzynski	Director

* Frank E. Weismiller, Jr.	Director

*	Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for United Community Bancorp and the United Community Bank 401(k) Profit Sharing Plan and Trust filed on December 14, 2005.

/s/ WILLIAM F. RITZMANN William F. Ritzmann	January 25, 2006